  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1997

                                                REGISTRATION NO. 333-20155
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        GORGES/QUIK-TO-FIX FOODS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                      2013                    58-2263508
   (STATE OR OTHER            (PRIMARY STANDARD           (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL           IDENTIFICATION NUMBER)
   INCORPORATION OR          CLASSIFICATION CODE
    ORGANIZATION)                  NUMBER)

                          9441 LBJ FREEWAY, SUITE 214
                              DALLAS, TEXAS 75243
                             PHONE: (972) 690-7675
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                  THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                A. SCOTT LETIER
                            CHIEF FINANCIAL OFFICER
                        GORGES/QUIK-TO-FIX FOODS, INC.
                          9441 LBJ FREEWAY, SUITE 214
                              DALLAS, TEXAS 75243
                             PHONE: (972) 690-7675
                           FACSIMILE: (972) 907-9658
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                                BRYAN E. DAVIS
                             W. THOMAS CARTER, III
                              SCOTT D. DICKINSON
                                 ALSTON & BIRD
                              ONE ATLANTIC CENTER
                          1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                             PHONE: (404) 881-7000
                           FACSIMILE: (404) 881-7777

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: Upon commencement of the Exchange Offer referred to herein.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                ---------------

  If this form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act of 1993, please check the following box. [_]
                                ---------------

  If this form is a post-effective amendment filed pursuant to Rule 462(a) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
                                ---------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                     SUBJECT TO COMPLETION, DATED    , 1997

PROSPECTUS

                         GORGES/QUIK-TO-FIX FOODS, INC.
                             OFFER TO EXCHANGE ITS                        [LOGO
              11 1/2% SENIOR SUBORDINATED NOTES DUE 2006, SERIES B          OF
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933    QUIK-TO
                          FOR ANY AND ALL OUTSTANDING                      FIX
                   11 1/2% SENIOR SUBORDINATED NOTES DUE 2006            APPEARS
                                                                          HERE]
                                  -----------

  EACH EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON       , 1997,
 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE").

  Gorges/Quik-To-Fix Foods, Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of Gorges Holding Corporation, a Delaware corporation ("GHC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $100,000,000 aggregate principal amount of its 11 1/2% Senior Subordinated Notes Due 2006, Series B (the "Exchange Notes") for equal principal amounts of its outstanding 11 1/2% Senior Subordinated Notes Due 2006 (the "Senior Notes"). The Exchange Notes are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Senior Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders of Senior Notes under a Registration Rights Agreement of the Company dated as of November 25, 1996 (as defined herein). The Senior Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of November 25, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The Company will not receive any proceeds from this Exchange Offer; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses. See "Description of Notes" and "Senior Notes Registration Rights." The Senior Notes together with the Exchange Notes are referred to herein as the "Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Senior Notes. Consequently, interest on the Exchange Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1997. The Exchange Notes will mature on December 1, 2006, and may be redeemed at the option of the Company, in whole or in part, on or after December 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages (as defined herein), if any, to the applicable redemption date. Notwithstanding the foregoing, any time on or before December 1, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of a Public Equity Offering (as defined herein) at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the applicable redemption date. Upon a Change of Control (as defined herein), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. See "Description of Notes."

  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company, which will include borrowings under the Credit Facilities (as defined herein). At December 28, 1996, the Company had $49.0 million of outstanding Senior Indebtedness. The terms of the Indenture will permit the Company to incur additional indebtedness, including additional Senior Indebtedness, subject to certain limitations. See "Risk Factors-- Subordination of Exchange Notes" and "Description of Notes--Certain Covenants."

  The Company will accept for exchange any and all Senior Notes validly tendered by eligible holders and not withdrawn prior to 5:00 P.M. Eastern time
on   , 1997, unless extended by the Company in its sole discretion (the
"Expiration Date"). Tenders of Senior Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Senior Notes may be tendered only in integral multiples of $1,000. See "The Exchange Offer."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal (as defined herein) provides that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time-to-time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, beginning on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Explanatory Note," "The Exchange Offer--Terms of the Exchange" and "Plan of Distribution."

  The Senior Notes are not listed on any securities exchange and are not traded on the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq"). The Senior Notes are traded through the National Association of Securities Dealers, Inc.'s ("NASD") PORTAL trading system under the symbol "GQTFNP06." The Company does not intend to list the Exchange Notes on any national securities exchange or to seek admission thereof to trading on Nasdaq. NationsBanc Capital Markets, Inc. has advised the Company that it has made a market in the Senior Notes, and that it may make a market in the Senior Notes and in the Exchange Notes; however, it is not obligated to do so and any market-making activity may be discontinued at any time. As a result, there is no assurance that an active public market will develop or continue for the Exchange Notes, and that the market, if any, that develops for its Exchange Notes will be similar to the limited market that currently exists for the Senior Notes. See "Risk Factors--Absence of Public Market for the Exchange Notes."

  Except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued only in the form of a Global Note (as defined herein). Beneficial interests in the Global Note representing the Exchange Note will be shown on, and transfers thereof will be effected through, records maintained by The Depository Trust Company and its participants. See "Explanatory Note."

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS WITH RESPECT TO THE SENIOR NOTES AND THE EXCHANGE NOTES.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    THE DATE OF THIS PROSPECTUS IS   , 1997.

                               EXPLANATORY NOTE

  This Registration Statement covers $100,000,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes Due 2006, Series B of the Company to be offered in exchange for equal principal amounts of the Company's outstanding 11 1/2% Senior Subordinated Notes Due 2006. This Registration Statement is being filed to satisfy certain requirements of a Registration Rights Agreement dated as of November 25, 1996 between the Company and NationsBanc Capital Markets, Inc., as the initial purchaser (the "Initial Purchaser") of the Senior Notes (the "Registration Rights Agreement").

  Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is (i) a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities, (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer that acquired Senior Notes directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

  The Company hereby notifies each holder of Senior Notes that any broker-dealer that holds Senior Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter, and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Any broker-dealer that holds Senior Notes acquired for its own account as a result of market-making or other trading activities, acknowledges and agrees as a term of the Exchange Offer, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received pursuant to the Exchange Offer. However, by so doing, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Such broker-dealer will also be deemed to represent and warrant to the Company that it is not participating in, and has no intent to participate in, any distribution of Exchange Notes, and has not entered into any arrangement or understanding with any person to distribute the Exchange Notes.

  In the event that any holder of Senior Notes is prohibited by law or any policy of the Commission from participating in the Exchange Offer or any holder may not resell the Exchange Notes without delivering a prospectus and the Prospectus contained in this Registration Statement is inappropriate or unavailable for such resales by such holder or if such holder is a broker-dealer and holds Senior Notes acquired directly from the Company or one of its affiliates, and such holder satisfies certain other requirements, the Company has agreed, pursuant to the Registration Rights Agreement, to file a registration statement in respect of such Exchange Notes and Senior Notes pursuant to Rule 415 under the Securities Act. See "Prospectus Summary--The Exchange Offer;" "The Exchange Offer;" and "Plan of Distribution."

  Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent any Senior Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and unregistered Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have fulfilled certain of its obligations under the Registration Rights Agreement. Holders of Senior Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer."

  The Company expects that similar to the Senior Notes, and except as specifically requested by a holder on the Letter of Transmittal, the Exchange Notes will be issued only in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of the Depository's nominee, Cede & Co. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, Exchange Notes in certificated form may be issued in exchange for the Global Note on the terms and conditions set forth in the Indenture (as defined herein). See "Description of Notes--Book Entry, Delivery and Form."

  The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Exchange Notes, the Company will become subject to the informational requirements of the Exchange Act. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Senior Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by
Section 13 of the Exchange Act to the Trustee and the holders of the Senior Notes or Exchange Notes as if it were subject to such periodic reporting requirements. See "Available Information."

  In addition, the Company has agreed that, for so long as any of the Senior Notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, it will make available to any prospective purchaser of the Senior Notes or holder of the Senior Notes upon the request of such prospective purchaser or holder the information required by Rule 144A(d)(4) under the Securities Act.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Senior Notes and the Exchange Notes reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. In addition, after effectiveness of the Registration Statement, the Company will file periodic reports and other information with the Commission under the Exchange Act. The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request by writing to Gorges/Quik-to-Fix Foods, Inc., 9441 LBJ Freeway, Suite 214, Dallas, Texas 75243, Attention: President.

        SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under the captions "Prospectus Summary;" "Risk Factors;" "Unaudited Pro Forma Financial Information;" "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business" and elsewhere in this Prospectus may constitute forward-looking statements and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
EXPLANATORY NOTE.........................................................   2
AVAILABLE INFORMATION....................................................   4
SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS...........   4
PROSPECTUS SUMMARY.......................................................   6
RISK FACTORS.............................................................  17
USE OF PROCEEDS..........................................................  24
THE ACQUISITION, FINANCING AND RELATED TRANSACTIONS......................  24
CAPITALIZATION...........................................................  26
UNAUDITED PRO FORMA FINANCIAL INFORMATION................................  26
SELECTED FINANCIAL DATA..................................................  31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  33
BUSINESS.................................................................  39
MANAGEMENT...............................................................  49
CERTAIN TRANSACTIONS.....................................................  51
PRINCIPAL STOCKHOLDER....................................................  52
THE EXCHANGE OFFER.......................................................  53
DESCRIPTION OF NOTES.....................................................  60
DESCRIPTION OF CREDIT FACILITIES.........................................  85
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................  88
SENIOR NOTES REGISTRATION RIGHTS.........................................  90
PLAN OF DISTRIBUTION.....................................................  91
LEGAL MATTERS............................................................  92
EXPERTS..................................................................  92
INDEX TO FINANCIAL STATEMENTS............................................ F-1

                               PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by, and should be read in conjunction with the more detailed information and financial data, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context requires otherwise, as used herein, the "Company" refers to Gorges/Quik-to-Fix Foods, Inc. following the completion of the Transactions (as defined herein) and the processed beef operations of Tyson Foods, Inc. prior to the completion of the Transactions. Historically, the Company's fiscal year has ended on the Saturday closest to September 30, and references to particular fiscal years of the Company refer to the 12 months ended on the Saturday closest to September 30 of the year indicated. See the Financial Statements and the Notes thereto.

                                  THE COMPANY

  The Company is a leading producer of value added processed beef products for the foodservice industry and is one of the few companies in this segment of the industry that markets and distributes nationally. The Company's products are marketed under the nationally recognized Quik-to-Fix and Gorges brand names, as well as the private labels of leading national foodservice distributors. The Company believes that its products are well positioned to take advantage of what it believes is a trend within the foodservice industry towards greater outsourcing of the food preparation process. For the fiscal year ended September 28, 1996, the Company had sales of $232.8 million.

  The Company purchases fresh and frozen beef and, to a lesser extent, pork and poultry, which it processes into a broad range of fully cooked and ready to cook products. The Company's two product categories are value added processed products ("value added products") and ground beef. Value added product offerings include (i) breaded beef items, such as country fried steak and beef fingers, (ii) charbroiled beef, such as fully cooked hamburger patties, fajita strips, meatballs, meatloaf and taco meat and (iii) other specialty products, such as fully cooked and ready to cook pork sausage, breaded pork and turkey, cubed steaks and Philly steak slices. Ground beef product offerings consist primarily of uncooked individually quick frozen ("IQF") hamburger patties. The Company's products are sold primarily to the foodservice industry, which encompasses all aspects of away-from-home food preparation, including commercial establishments such as fast food restaurants and family dining restaurants and non-commercial establishments such as healthcare providers, schools and corporations. The Company sells its products principally through broadline and specialty foodservice distributors.

  The Company acquired the Gorges/Quik-to-Fix Foods operations (the "Business") of Tyson Foods, Inc. ("Tyson") on November 25, 1996 (the "Acquisition"). The Company's principal business objective is to build its higher margin value added business. Value added products address many of the concerns within the foodservice industry, including cost reduction, food safety and product quality and consistency. The Company also intends to utilize its ground beef manufacturing capabilities to target higher volume multi-unit accounts, especially where opportunities exist to cross-sell its higher margin value added products. Management believes that by operating as an integrated, stand alone enterprise, the Company will be better able to capitalize on its strengths and favorable industry trends, including the following.

  . Favorable Trends in the Foodservice Industry. Purchases of food prepared away from home have grown consistently for over forty years and currently represent approximately 45% of total food purchases. Demand has risen due to various demographic changes, including increases in personal disposable income, the increasing number of single-parent households and the rising number of dual income families. Driven by the continuing consumer trend toward purchasing food prepared away from home, the foodservice industry is projected to grow at a nominal rate of 5.0% in 1996, superior to the growth prospects of the food industry in general, according to Technomic Inc.

    The Company believes that there is also an increasing trend within the foodservice industry toward outsourcing more of the food preparation process to reduce preparation costs and to ensure product safety, quality and consistency. The Company addresses these outsourcing needs by producing products that are precooked or ready to cook (e.g., breaded, portioned and seasoned) and require little "back-of-the-house" preparation.

  . Strong Brand Names. The Gorges and Quik-to-Fix brands have been established for over 50 and 30 years, respectively. The Company believes its charbroiled beef and country fried steak customers associate the Gorges and Quik-to-Fix brand names with products that are high quality, safe and reasonably priced. The Company intends to capitalize on this brand recognition to increase the market penetration of its breaded beef and charbroiled beef products and to promote additional products under the Gorges and Quik-to-Fix brand names.

  . Focused Sales and Marketing Team. The Company's sales and marketing team consists of 16 experienced professionals, most of whom worked with Gorges Foodservice, Inc. ("Gorges, Inc.") or Quik-to-Fix Foods, Inc. ("Quik-to-Fix, Inc.") prior to their acquisition by Tyson. Until May 1996, these sales professionals marketed substantially all of the Tyson product line. With volume based incentives, sales were dominated by high volume chicken products. The Company's sales force, now selling only the Company's product line, continues to be compensated based on sales volume and growth based incentive programs, all of which are tied to sales of the Company's predominantly beef based product lines.

  . Extensive Foodservice Broker Network. Management believes that the
    Company's extensive independent foodservice broker network, consisting of 51 brokers covering 49 states, is one of its most valuable assets. The brokers act as extensions of the Company's in-house sales force, providing sales and marketing support and an intensive sales effort focused on the major foodservice distributors in each of their respective regions. Management anticipates that the existing strong broker relationships will continue because of the revenue stream created by the Company's products, the continuity of the Company's sales and marketing team and the increased responsiveness to broker and customer needs resulting from the Company's exclusive focus on its own products.

  . Strong and Diverse Customer Base. The Company has a strong and diverse customer base, anchored by 48 of the 50 largest broadline foodservice distributors. The Company's products are purchased by 28 of the 50 largest multi-unit restaurant chains in the United States, including Shoney's, Chili's, Ponderosa and Cracker Barrel, as well as by institutional customers such as Marriott Corporation and school districts through the USDA Commodity Reprocessing Program. The Company's products are also purchased by wholesale club stores.

  . Modern Facilities With Excess Capacity. The Company operates four modern facilities using state-of-the-art equipment with capacity that will allow significant volume increases without major additional capital expenditures. Until recently, several plants had duplicative capabilities, creating production inefficiencies. During late fiscal 1995 and the first half of fiscal 1996, Tyson reconfigured the facilities (the "Reconfiguration"), significantly enhancing the operating efficiency of the facilities, increasing capacity and reducing the Company's overall labor expenditures. The Company believes the full benefits of the Reconfiguration will first be realized in fiscal 1997.

  . Experienced and Focused Management Team. Prior to the Acquisition, the
    Company's four plants operated primarily as independent facilities rather than as an integrated unit. Furthermore, strategic decisions were made by corporate level managers whose principal focus was on Tyson's core poultry business. The Company is now operated by a team of managers almost all of whom have spent the majority of their careers in the beef processing industry. Most members of the management team were employed by Gorges, Inc., Quik-to-Fix, Inc. or Harker's, Inc. ("Harker's") prior to their acquisition by Tyson. The management team has developed valuable industry relationships and has extensive experience in key aspects of the Company's operations, including procurement, production, sales and marketing, research and development and distribution.

  Beef is the most consumed protein in the United States on the basis of boneless, per capita consumption. Although per capita beef consumption in the United States declined through the late 1980s as consumers became more concerned about the level of fat in their diet, the beef industry has taken steps to maintain beef as the nation's number one protein. Beef is now leaner than ever, with the average cut of beef 27% leaner than in 1985, due to closer trimming of fat, new leaner cuts of beef and the use of leaner cattle. According to the National Livestock and Meat Board, U.S. beef consumption is projected to be 65.2 boneless pounds per capita in 1996, up slightly from 64.1 pounds in 1990 and representing 32.5% of projected total meat consumption. Furthermore, according to the Beef Industry Council, within the foodservice industry, beef consumption increased from 6.22 billion beef servings in commercial restaurants in 1991 to 6.68 billion servings in 1994, a 7.4% increase.

  In fiscal 1996, the Company's sales decreased to $232.8 million from $304.5 million in fiscal 1995, primarily reflecting (i) the Company's decision to discontinue production of frozen portion-controlled steak products resulting in a decrease in sales of $24.7 million, (ii) the completion of a temporary contract to supply IQF hamburger patties to a national fast food chain (the "IQF Contract") related to a product promotion by the chain resulting in a decrease in sales of $21.2 million and (iii) decreases in selling prices for certain of the Company's products as a result of lower raw materials prices. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              THE ACQUISITION, FINANCING AND RELATED TRANSACTIONS

  On November 25, 1996, the Company acquired the Business (the "Acquisition Closing"). The purchase price for the Acquisition was $184.3 million (the "Cash Consideration"). The Company assumed no liabilities or obligations of Tyson associated with the Business, other than future obligations under non-binding executory contracts of the Business, such as agreements to purchase inventory or to supply products, accrued vacation pay and certain property tax obligations. Tyson agreed to indemnify the Company for any and all liabilities and obligations relating to the Business prior to the Acquisition Closing, other than the aforementioned liabilities assumed by the Company. In addition, the Company and Tyson agreed, subject to certain exceptions and limitations, not to compete with each other in the production and/or sale of beef and pork products, in the case of Tyson, or certain poultry products, in the case of the Company, for a period of two years from the Acquisition Closing. Pursuant to a Transition Services Agreement (the "Transition Services Agreement"), Tyson currently is providing certain services to the Company with respect to the operation of the Business, such as computer processing services, and will continue to provide such services for up to twelve months after the Acquisition Closing. Such services will be provided at no cost to the Company for the first six months. Thereafter, the Company will pay Tyson $120,000 per month for services rendered under the Transition Services Agreement. It is the Company's current intention to begin providing such services for itself within six months following the Acquisition Closing or as soon thereafter as practicable. See "The Acquisition, Financing and Related Transactions."

  In connection with the establishment of its administrative structure, the Company is in the process of hiring employees for its headquarters, making certain capital expenditures and leasing additional facilities. Management estimates that the Company's fiscal 1997 stand-alone general and administrative expenses will be approximately $3.4 million. Capital expenditures of approximately $2.0 million, principally for computer equipment and software, as well as office furniture, fixtures and equipment, will be required in fiscal 1997 to establish the Company's administrative structure. Additionally, the Company has leased office space for its headquarters. The Company expects total fiscal 1997 capital expenditures to be approximately $4.4 million, primarily related to capital maintenance of current facilities and equipment and the purchase of the computer equipment and software. See "Risk Factors--Lack of Operating History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The $184.3 purchase price for the Acquisition, together with approximately $9.5 million of related fees and expenses (of which $900,000 has been allocated to the Equity Private Placement (as defined herein)), was financed (the "Financing") with the proceeds of: (i) the offering of the Senior Notes; (ii) the borrowing of $40.0 million pursuant to a term loan (the "Term Loan Facility") and the borrowing of $8.0 million under a $30.0 million revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities"); and (iii) an equity contribution by GHC of $45.0 million. The Acquisition, Financing and related transactions are referred to herein as the "Transactions." See "Certain Transactions."

                               THE EXCHANGE OFFER

Securities Offered..........  $100 million aggregate principal amount of 11
                              1/2% Senior Subordinated Notes Due December 1, 2006, Series B.

The Exchange Offer..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Senior Notes. As of the date hereof, all of the aggregate principal amount of Senior Notes are outstanding. The Company will issue the Exchange Notes to eligible holders on or promptly after the Expiration Date of the Exchange Offer.

                              Based on interpretations by the staff of the Commission set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Senior Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any holder which is (i) a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities,
                              (ii) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or
                              (iii) a broker-dealer that acquired Senior Notes directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of such Exchange Notes.

                              Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from to time, may be used for 180 days after the Expiration Date by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who is an affiliate of the Company and any person who intends to, or is participating in a distribution of the Exchange Notes, will not be able to rely on the position of the staff of the

                              Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Inc. (available June 5, 1991), and Shearman & Sterling (available July 2, 1993) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder will not be indemnified by the Company.

Expiration Date.............  5:00 p.m., Eastern Time, on      , 1997, unless
                              the Exchange Offer is extended by the Company in its sole discretion, in which case the term
                              "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived, to the extent permitted by law, by the Company. See "The
                              Exchange Offer--Terms of the Exchange" and "--How to Tender."

Procedures for Tendering      Each eligible holder of Senior Notes wishing to
 Notes......................  accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Senior Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth in the Letter of Transmittal.
                              By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange
                              Notes, that neither the holder nor any such person is an "affiliate" (as defined under Rule
                              405 of the Securities Act) of the Company, and if such holder is a broker-dealer that holds the Senior Notes as a result of market-making or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes. In lieu of physical delivery of the certificates representing Senior Notes, tendering holders may transfer Senior Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer--How to Tender."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Senior Notes are held in book-entry form or are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to exchange such Senior Notes for the Exchange Notes should contact such registered holder promptly and instruct such registered holder to tender the Senior Notes for exchange on such beneficial owner's behalf. See "The Exchange Offer--How to Tender."

Guaranteed Delivery
 Procedures.................  Holders of Senior Notes who wish to tender their
                              Senior Notes and whose Senior Notes are not immediately available or who cannot deliver their Senior Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Senior Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--How to Tender--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., Eastern Time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawal Rights."

Acceptance of Notes and
 Delivery of Exchange         The Company will accept for exchange any and all
 Notes......................  Senior Notes that are properly tendered in the
                              Exchange Offer, and not withdrawn, prior to 5:00 p.m., Eastern Time, on the Expiration Date. The
                              Exchange Notes issued pursuant to the Exchange
                              Offer will be delivered on the earliest
                              practicable date following the Expiration Date.
                              See "The Exchange Offer--Terms of the Exchange."

Federal Income Tax
 Consequences...............
                              The issuance of the Exchange Notes to holders of the Senior Notes pursuant to the terms set forth in this Prospectus should not constitute an exchange for federal income tax purposes. Consequently, no gain or loss should be recognized by holders of the Senior Notes upon receipt of the Exchange Notes. See "Certain Federal Income Tax Considerations."

Effect on holders of the      As a result of the making of this Exchange Offer,
 Senior Notes...............  the Company will have fulfilled certain of its obligations under the Registration Rights
                              Agreement, and holders of Senior Notes who do not tender their Senior Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered
                              Senior Notes and will be entitled to all the rights and subject to all the limitations, including, without limitation, transfer restrictions, applicable thereto under the Indenture dated as of November 25, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust
                              Company, as trustee (the "Trustee"), except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.
                              Accordingly, if any Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the untendered Senior Notes could be adversely affected.

Exchange Agent..............
                              IBJ Schroder Bank & Trust Company is serving as exchange agent (the "Exchange Agent") with respect to the Senior Notes.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

  The form and terms of the Exchange Notes are substantially identical to the form and terms of the Senior Notes which they replace except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will have been satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same indebtedness as the Senior Notes which they replace and will be issued under, and be entitled to the benefits of the Indenture. See "Description of Notes."

Maturity Date...............  December 1, 2006

Interest Payment Dates......  June 1 and December 1, commencing June 1, 1997.

Subordination...............  The Exchange Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which will include borrowings under the Credit Facilities. At December 28, 1996, as a result of the Transactions and additional borrowings under the Credit Facilities to finance working capital needs, the Company had $49.0 million of outstanding Senior Indebtedness, which would rank senior in right of payment to the Notes. See "Description of Notes--Subordination."

Optional Redemption.........  On or after December 1, 2001, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the applicable redemption date. Notwithstanding the foregoing, any time on or before December 1, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of a Public Equity Offering (as defined herein) at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the applicable redemption date, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption.

Mandatory Redemption........  None, except at maturity on December 1, 2006.


Change in Control...........  Upon a Change in Control (as defined herein), each holder will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. The Credit Agreement prohibits the Company from purchasing or redeeming the Exchange Notes upon a Change of Control. The Credit Agreement also prohibits the prepayment or redemption of the Exchange Notes for any other reason except with respect to certain prepayments from the net proceeds of an initial Public Equity Offering. Accordingly, prior to any repurchase of Exchange Notes upon a Change of Control, the Company would be required to either (i) repay all outstanding Senior Indebtedness or (ii) obtain the requisite consents, if any, of the holders of outstanding Senior Indebtedness to permit the repurchase of Exchange Notes upon such Change of Control.

                              A "change of control" under the Credit Agreement may, but does not necessarily, constitute a Change of Control under the Indenture. Conversely, a Change of Control under the Indenture would constitute a "change in control" under the Credit Agreement and therefore an "event of default" under the Credit Agreement. Upon the occurrence of such an "event of default" under the Credit Agreement, the lenders thereunder would be permitted to accelerate the entire amount of the Senior Indebtedness and any such acceleration would constitute an Event of Default under the Indenture. In addition, the Indenture contains cross-default and cross-acceleration provisions relating to other Indebtedness for money borrowed by the Company or its Subsidiaries. See "Description of Notes-- Repurchase at Option of Holders" and "--Certain Covenants--Events of Default and Remedies" and "Description of Credit Facilities--Events of Default."

Asset Sale..................  The Company is required to purchase certain
                              Exchange Notes upon the consummation of an Asset Sale(s) (as defined herein) in which the aggregate amount of Excess Proceeds (as defined herein) exceeds $5.0 Million. Under the Credit Agreement, the Company is prohibited from purchasing or redeeming any of the Exchange Notes as a result of an Asset Sale. The obligation of the Company to purchase certain Exchange Notes as a result of an Asset Sale is further subject to the subordination provisions contained in the Indenture. Accordingly, prior to any repurchase of Exchange Notes as a result of an Asset Sale, the Company would be required to either (i) repay all outstanding Senior Indebtedness or (ii) obtain the requisite consents, if any, of the holders of outstanding Senior Indebtedness to permit the repurchase of Exchange Notes as a result of such Asset Sale. See "Description of Notes--Repurchase at Option of Holders."

Covenants...................  The Indenture pursuant to which the Exchange
                              Notes will be issued restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Exchange Notes. See "Description of Notes-- Certain Covenants."

Exchange Offer;
 Registration Rights........  If (i) the Exchange Offer is not permitted by applicable law or (ii) any holder of Notes notifies the Company that (A) it is prohibited by law or Commission policy from participating in the

                              Exchange Offer, (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (C) it is a broker-dealer and holds Senior Notes acquired directly from the Company or an affiliate of the Company, and such holders timely notify the Company of such facts, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof. If the Company fails to satisfy these registration obligations, it will be required to pay liquidated damages ("Liquidated Damages") to such holders of Notes under certain circumstances. See "Senior Notes Registration Rights" certain circumstances. See "Senior Notes Registration Rights"

Limitation on Liability.....  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Notes or the Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. See "Description of Notes--No Personal Liabilities of Directors, Officers, Employees and Stockholders."

                                  RISK FACTORS

  See "Risk Factors" as well as other information and data included in this Prospectus for a discussion of certain factors that should be considered in evaluating the Exchange Offer and an investment in the Notes.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following table presents (i) summary selected historical financial information of the Business, as of the dates and for the periods indicated, and
(ii) summary pro forma financial information of the Company, as of the date and for the period indicated, adjusted for the completion of the Acquisition, the application of the net proceeds of the Financing and the events described in "Unaudited Pro Forma Financial Information." The historical financial information for each of the three years in the period ended September 28, 1996 has been derived from the Business' financial statements, which have been audited by Ernst & Young LLP. The historical financial information for each of the two years in the period ended October 2, 1993 has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results of operations for these periods. The summary pro forma financial information does not purport to represent what the Company's results of operations would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.





                                                                                                                  THE COMPANY
                                                                                              THE BUSINESS ------------------------
                                                                                 THE COMPANY   HISTORICAL   HISTORICAL   PRO FORMA
                                                                                  PRO FORMA   ------------ ------------ ------------
                                     THE BUSINESS HISTORICAL                     FISCAL YEAR    8 WEEKS      5 WEEKS      13 WEEKS
                                        FISCAL YEAR ENDED                           ENDED        ENDED        ENDED        ENDED
                   ------------------------------------------------------------ ------------- ------------ ------------ ------------
                   OCTOBER 3, OCTOBER 2, OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28, SEPTEMBER 28, NOVEMBER 25, DECEMBER 28, DECEMBER 28,
                      1992       1993       1994        1995          1996          1996          1996         1996         1996
                   ---------- ---------- ---------- ------------- ------------- ------------- ------------ ------------ ------------
                                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT
 DATA:
Sales............   $295,835   $294,468   $331,969    $304,474      $232,761      $226,394      $31,966      $17,118      $49,084
Cost of goods
 sold............    252,544    246,630    278,600     250,787       189,559       179,662       25,917       14,445       40,992
                    --------   --------   --------    --------      --------      --------      -------      -------      -------
 Gross profit....     43,291     47,838     53,369      53,687        43,202        46,732        6,049        2,673        8,092
Selling, general
 and administra-
 tive............     25,066     30,768     33,880      31,514        26,414        22,445        4,153        1,659        5,267
Amortization.....      1,239      1,239      1,528       1,624         1,624         2,782          250          287          638
Plant reloca-
 tion............        --         --         --        1,036           --            --           --           --           --
                    --------   --------   --------    --------      --------      --------      -------      -------      -------
 Total operating
  expenses.......     26,305     32,007     35,408      34,174        28,038        25,227        4,403        1,946        5,905
                    --------   --------   --------    --------      --------      --------      -------      -------      -------
Operating in-
 come............     16,986     15,831     17,961      19,513        15,164        21,505        1,646          727        2,187
Interest ex-
 pense...........        --         --         --          --            --         17,428          --         1,538        4,227
Other expenses...        --         --           4         678           796           796
                    --------   --------   --------    --------      --------      --------      -------      -------      -------
Earnings before
 taxes on in-
 come............     16,986     15,831     17,957      18,835        14,368         3,281        1,646         (811)     (2,040)
Provision for in-
 come taxes......      7,134      6,649      7,508       7,931         6,205         1,280          731          --           --
                    --------   --------   --------    --------      --------      --------      -------      -------      -------
 Net income......   $  9,852   $  9,182   $ 10,449    $ 10,904      $  8,163      $  2,001      $   915      $  (811)     $(2,040)
                    ========   ========   ========    ========      ========      ========      =======      =======      =======
OTHER DATA(2):
EBITDA(1)(3).....   $ 26,118   $ 24,909   $ 28,579    $ 29,877      $ 24,080      $ 33,153        2,238        1,696        5,042
Capital expendi-
 tures...........      4,600      3,300      6,580       2,792           735           735          141          395          395
Cost of goods
 sold as a % of
 sales...........       85.4%      83.8%      83.9%       82.4%         81.4%         79.4%        81.1%        84.4%        83.5%
Selling and gen-
 eral and admin-
 istrative ex-
 penses as a % of
 sales...........        8.5%      10.4%      10.2%       10.4%         11.3%          9.9%        13.0%         9.7%        10.7%

                                                           AT DECEMBER 28, 1996
                                                          ----------------------
                                                          THE COMPANY HISTORICAL
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET AND OTHER DATA:
Working capital..........................................        $ 25,921
Total assets.............................................         204,077
Total liabilities........................................         159,888
Total liabilities and stockholders' equity...............         204,077

-------
(1) EBITDA represents the sum of income before interest expense and provision for income taxes, plus depreciation, amortization and other expenses, which consist of losses on dispositions of property, plant and equipment. EBITDA should not be construed as a substitute for operating income, net income or cash flow from operating activities for purposes of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

  EBITDA as defined herein is calculated as follows:

                                                                                                 THE
                                                                                               BUSINESS
                                                                                              HISTORICAL    THE COMPANY
                                                                                              ---------- -----------------
                                                                                               8 WEEKS   5 WEEKS  13 WEEKS
                                                                                                ENDED     ENDED    ENDED
                                                                                              ---------- -------- --------
                                                                                  PRO-FORMA
                   OCTOBER 3, OCTOBER 2, OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28, SEPTEMBER 28,  NOVEMBER  DECEMBER DECEMBER
                      1992       1993       1994        1995          1996          1996       25, 1996  28, 1996 28, 1996
                   ---------- ---------- ---------- ------------- ------------- ------------- ---------- -------- --------
  Net income
   (loss).........  $ 9,852    $ 9,182    $10,449      $10,904       $ 8,163       $ 2,001      $  915    $ (811) $(2,040)
  Adjustments to
   calculate
   EBITDA
  Taxes...........    7,134      6,649      7,508        7,931         6,205         1,280         731       --       --
  Interest........      --         --         --           --            --         17,428         --      1,538    4,227
  Amortization....    1,239      1,239      1,528        1,624         1,624         2,782         250       287      638
  Depreciation....    7,893      7,839      9,090        8,740         7,292         8,866         342       682    2,217
  (Gain) Loss on
   Disposal of
   Property, Plant
   and Equipment..      --         --           4          678           796           796         --        --       --
                    -------    -------    -------      -------       -------       -------      ------    ------  -------
  EBITDA..........  $26,118    $24,909    $28,579      $29,877       $24,080       $33,153      $2,238    $1,696  $ 5,042
                    =======    =======    =======      =======       =======       =======      ======    ======  =======

(2) The historical financial statements of the Business do not reflect any interest expense as Tyson did not allocate any such expense to the Business. The only fixed charge that the Business incurred in fiscal 1996 was $15,000, which represents the estimated interest component of rent expense, resulting in a ratio of earnings to fixed charges of 958.9x.
(3) The historical financial statements of the Business for the fiscal year ended September 28, 1996 include various non-recurring costs incurred in connection with problems with the Reconfiguration, which have since been resolved. These costs consisted of increased production costs resulting from inefficient yields, increased labor and overhead conversion costs, including the costs of operating a temporary production facility, as well as certain customer discounts and other non-recurring expenses. The effect of these costs has not been eliminated in the Pro Forma Income Statement and Pro Forma EBITDA, but has been eliminated in determining Adjusted Pro Forma EBITDA as set forth below.

                                                            FISCAL YEAR ENDED
                                                            SEPTEMBER 28, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Pro Forma EBITDA.........................................        $33,153
Adjustments described above..............................          4,315
                                                                 -------
Adjusted Pro Forma EBITDA................................        $37,468
                                                                 =======

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, before tendering their Senior Notes for the Exchange Notes offered hereby, holders of Senior Notes should consider carefully the following factors, which (other than "Consequences of Exchange and Failure to Exchange" and "Absence of Public Market") are generally applicable to the Senior Notes as well as the Exchange Notes. Certain statements in this Prospectus that are not historical fact may constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Notes under the Securities Act. In addition, any holder of Senior Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "The Exchange Offer" and "Senior Notes Registration Rights."

SIGNIFICANT LEVERAGE AND DEBT SERVICE

  Upon consummation of the Transactions, the Company became highly leveraged. At December 28, 1996, the Company has total outstanding debt of $149.0 million. After giving pro forma effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 958.9 to 1.0 for fiscal 1996. Pro forma net income (loss) for fiscal 1996 would have been $2.0 million, as compared to $8.2 million on a historical basis, and pro forma interest expense for fiscal 1996 would have been $17.4 million as compared to none on a historical basis. In addition, subject to the restrictions in the Indenture, the Company may incur additional indebtedness (including additional Senior Indebtedness) from time to time to finance acquisitions or capital expenditures or for other purposes. At the Acquisition Closing, the Company had unused capacity of $22.0 million under the Revolving Credit Facility and as of December 28, 1996 the Company had drawn down approximately an additional $1.0 million under the Revolving Credit Facility to finance working capital needs. In addition, the Company expects to draw down an additional $11.0 million under the Revolving Credit Facility during the first six months of calendar 1997 to finance working capital needs.

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development, acquisitions or other corporate purposes may be limited; (iii) the borrowings of the Company under the Credit Facilities accrue interest at variable rates, which could cause the Company to be vulnerable to increased interest expense in the event of higher interest rates; and (iv) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally.

  The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under the Revolving Credit Facility or successor facilities. The Company anticipates that its operating cash flow and borrowings under the Revolving Credit Facility or successor facilities will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. In addition, the Company's ability to repay the principal amount of the Notes at maturity may depend on its ability to refinance the Notes. There can be no assurance that the Company will be able to refinance the Notes at maturity, if necessary, on satisfactory terms, if at all.

SUBORDINATION OF NOTES

  The Senior Notes are, and the Exchange Notes will be, general unsecured obligations of the Company subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the Credit Facilities. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances the Company will not be able to make payment of its obligations under the Notes in the event of a default under certain Senior Indebtedness. The aggregate principal amount of Senior Indebtedness of the Company, as of September 28, 1996, would have been $48.0 million on a pro forma basis after giving effect to the Transactions. As of December 28, 1996, the Company had borrowed approximately an additional $1.0 million of Senior Indebtedness under the Revolving Credit Facility to finance working capital needs. In addition, the Company expects to draw down an additional $11.0 million under the Revolving Credit Facility during the first six months of calendar 1997 to finance working capital needs. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of Notes--Subordination."

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The Indenture restricts, among other things, the ability of the Company to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transactions, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. In addition, the Credit Facilities contain other and more restrictive covenants and prohibit the Company from prepaying other indebtedness (including the Notes). As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Credit Facilities" and "Description of Notes--Certain Covenants."

  The Credit Facilities also require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facilities. Upon the occurrence of an event of default under the Credit Facilities, the lenders could elect to declare all amounts outstanding under the Credit Facilities, together with any accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. Substantially all the assets of the Company are pledged as security under the Credit Facilities. Such assets may also be pledged in the future to secure other Indebtedness. See "Description of Credit Facilities."

FRAUDULENT CONVEYANCE STATUTES

  Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if among other things, the Company, at the time it incurred its indebtedness in connection with the offering of the Senior Notes, (i) (a) was or is insolvent or rendered insolvent by reason of such incurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes, and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes could be subordinated to all other debts of the Company. The voiding or subordination of any of such pledges or other security interests or of any such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes could be voided and be required to be returned to the person making such payment or to a fund for the benefit of the creditors of the Company.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company would be considered insolvent if
(i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.

GENERAL RISKS OF FOOD INDUSTRY

  The industry in which the Company competes is subject to various risks, including: adverse changes in general economic conditions; adverse changes in local markets; evolving consumer preferences; nutritional and health-related concerns; federal, state and local food processing controls; consumer product liability claims; risks of product tampering; limited shelf life of food products; and the availability and expense of liability insurance.

RAW MATERIALS

  The Company uses large quantities of meat proteins, including beef, pork and poultry. Approximately 70% of the Company's beef needs are sourced from three major suppliers: IBP; Montford (ConAgra); and Excel (Cargill). The Company's pork and poultry needs also are sourced from three major suppliers. Historically, market prices for meat proteins have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies, weather and other conditions during the growing and harvesting seasons. While the Business historically has been able to pass through changes in the price of meat proteins to end users, there can be no assurance that the Company will be able to pass the effects of future changes to end users. Furthermore, large, abrupt changes in the price of meat proteins could adversely affect the Company's operating margins, although such adverse effects historically have been only temporary. There is no assurance that significant changes in meat protein prices would not have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Suppliers."

DEPENDENCE ON KEY PERSONNEL

  The Company's operations are dependent, to a significant extent, on the continued efforts of J. David Culwell, Richard E. Mitchell, and Randall H. Collins with whom it has entered into employment agreements containing non-compete provisions. If any of these people becomes unable to continue in his present role, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. See "Management."

COMPETITION

  The value added beef processing industry is highly competitive with a large number of competitors offering similar products. Certain of the Company's suppliers, such as Cargill, IBP and ConAgra, produce ground beef products that compete directly with certain of the Company's products. The Company seeks to successfully compete with these suppliers by providing a diversity of product offerings and custom order packaging to meet its customers needs. However, there can be no assurance that such suppliers will not further expand their presence in the value added beef processing industry in the future or that any such expansion will not have a material adverse effect on the Company's business, results of operations and debt service capabilities. These suppliers and one of the Company's significant competitors are larger and have greater resources than the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. See "Business--Competition."

CHANGE OF CONTROL

  Upon a Change of Control (as defined herein), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. The source of funds for any such repurchase will be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the Credit Facilities will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. In addition, the Company could enter into certain transactions that would constitute a "change of control" under the Credit Agreement without constituting a Change in Control under the Indenture. If the Company entered into such a transaction and, as a result thereof, was required to repay the Senior Indebtedness, the Company's ability to repurchase any of the Notes as required under the Indenture could be impaired. See "Description of Notes."

GOVERNMENTAL REGULATION

  The Company's production facilities and products are subject to numerous federal, state and local laws and regulations concerning, among other things, health and safety matters, food manufacture, product labeling, advertising and the environment. Compliance with existing federal, state and local laws and regulations is not expected to have a material adverse effect on the Company's business, results of operations or debt service capabilities. However, the Company cannot predict the effect, if any, of laws and regulations that may be enacted in the future, or of changes in the enforcement of existing laws and regulations that are subject to extensive regulatory discretion. There can be no assurance that the Company will not incur expenses or liabilities for compliance with such laws and regulations in the future, including those resulting from changes in health laws and regulations, that may have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Business--Governmental Regulation."

  As a participant in the USDA Commodity Reprocessing Program for schools, the Company must adhere to certain rules, regulations and guidelines. Such rules, regulations and guidelines include financial surety bonding in the state of operation, product inspection and grading and certain reporting requirements. Should the Company fail to remain in compliance with such rules, regulations and guidelines, it could be excluded from the USDA Commodity Reprocessing Program which could have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Business-- Governmental Regulation."

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

  The operations of the Company and the ownership and operation of real property by the Company are subject to extensive and changing federal, state and local environmental laws and regulations. As a result, the Company may be involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations, stricter interpretation of existing laws or discovery of unknown conditions may require additional expenditures by the Company, some of which may be material. The Company believes it is currently in material compliance with all known material and applicable environmental regulations.

  Prior to the Acquisition, Tyson incurred monthly surcharges of approximately $40,000 to the city of Garland, Texas as a result of effluent wastewater discharges from the Garland, Texas facility. Tyson elected to pay the monthly surcharges rather than modify the facility to allow its operation without incurring such surcharges. Since the Acquisition, the Company has continued to incur the monthly surcharges and the Company currently does not intend to modify the facility to allow its operation without incurring such surcharges. Management does not believe that the incurrence of the aforementioned surcharges will have a material adverse effect on the Company's business, results of operation and debt service capabilities. There can be no assurance, however, that such surcharges will not be increased or that the Company will not be required to modify its operations, which may result in significant expenses or material capital expenditures. See "Business--Environmental Matters."

SEASONALITY

  Certain of the end uses for some of the Company's products are seasonal. Demand in many markets is generally higher in the period from July to September due to higher demand for beef products during the summer months and increased purchasing by schools in anticipation of the commencement of the school year. As a result, Company sales and profits are generally higher in the Company's fourth quarter than in any other quarter during its fiscal year. In addition, demand in many markets is generally lowest in the period from January to March, resulting in lower sales and profits in the Company's second quarter.

IMPORTANCE OF KEY CUSTOMERS

  Historically, one of the Company's largest customers has been Sam's Club ("Sam's"), a subsidiary of Wal-Mart Stores, Inc. The Company supplies Sam's with ground beef patties pursuant to two contracts (the "Sam's Contracts") which became effective in November 1995. Pursuant to the Sam's Contracts, the Company agreed to sell and Sam's agreed to purchase an aggregate of 28.0 million pounds of ground beef. As of September 28, 1996, the Company had delivered approximately 21.7 million pounds of ground beef under the Sam's Contracts. The Company anticipates it will fulfill its obligations under the Sam's Contracts by April 1997. During fiscal 1995 and fiscal 1996, the Sam's Contracts accounted for 14.4% and 13.2% of the Company's sales, respectively. The Sam's Contracts are fixed price contracts, do not allow the Company to adjust its prices in response to changing raw material prices or market conditions and do not contain renewal provisions. Sam's typically awards contracts annually during the Company's fourth fiscal quarter. The Company expects to bid on a replacement contract with Sam's during fiscal 1997, however, there can be no assurance the Company's bid will be successful. Although Sam's has not informed the Company whether it will enter into a new contract with the Company, total sales to this customer are likely to be significantly lower in fiscal 1997 than in fiscal 1996 due to Sam's decision to increase its purchases from one of the Company's competitors. The Company will attempt to secure replacement contracts with other customers, but there can be no assurance that such efforts will be successful or that any contracts secured will provide the Company with revenues or gross profits comparable to the Sam's Contracts. See "--Reliance on Sales of Ground Beef."

  The Company's second largest customer is Harker's. The Company supplies Harker's with ground beef and value added products pursuant to a supply agreement that will remain in effect until 1999 (the "Harker's Contract"). The Harker's Contract requires Harker's to purchase minimum amounts of the Company's products. The Harker's Contract provides that amounts charged by the Company thereunder may be adjusted in response to fluctuations in the Company's costs. During fiscal 1995 and fiscal 1996, the Harker's Contract accounted for 12.5% and 12.6% of sales, respectively. At the Acquisition Closing, Tyson assigned to the Company its rights and obligations related to the supply of ground beef and value added products pursuant to the Harker's Contract. Tyson will continue to supply poultry products to Harker's pursuant to the Harker's Contract. The Company is currently negotiating a replacement agreement with Harker's to supply ground beef and value added products. There can be no assurance, however, that any such replacement agreement will be secured on terms that will provide the Company with revenues or gross profits comparable to the Harker's Contract.

  In addition to Sam's and Harker's, the Company sells a significant amount of its products to affiliates of Sysco Corp. ("Sysco"). Each local Sysco affiliate is responsible for its own purchasing decisions. Management believes that the loss of an individual Sysco affiliate as a customer would not have a material adverse effect on the Company's business, results of operations or debt service capabilities. However, there can be no assurance that Sysco will not elect to employ a system whereby purchasing decisions are centralized. Should Sysco elect to employ a centralized system, there can be no assurance that Sysco will continue to purchase the Company's products at historical volumes, if at all. The loss of all or a significant portion of the Company's sales to Sysco, regardless of the cause of such loss, would have a material adverse effect on the Company's business, results of operations and debt service capabilities. During fiscal 1995 and fiscal 1996, total sales to Sysco affiliates accounted for 15.2% and 17.8% of sales, respectively.

  Sam's, Harker's and affiliates of Sysco collectively accounted for approximately 42.1% and 43.6% of sales during fiscal 1995 and fiscal 1996, respectively. The loss of the Sam's Contracts or the Harker's Contract or reduced sales to affiliates of Sysco without offsetting sales to other customers could have a material adverse effect on the Company's business, results of operations and debt service capabilities. See Note 8 of the Notes to Financial Statements.

RELIANCE ON SALES OF GROUND BEEF

  Although the Company's strategy is to maximize sales of higher margin value added products, the Company has historically relied on sales of lower margin ground beef products to generate a significant portion of its revenues. The Company anticipates that such reliance will continue in the future. In recent years, however, the Company's sales of ground beef have been declining, and it is expected that one customer that purchased approximately 21.7 million pounds of ground beef in fiscal 1996 will purchase a significantly lower amount in fiscal 1997. Any substantial decline in ground beef sales below the fiscal 1996 level, unless replaced by sales of other products, could have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "--Importance of Key Customers."

RISKS RELATED TO UNIONIZED EMPLOYEES

  The Company's business is labor intensive. The Company's ability to operate profitably is dependent on its ability to recruit and retain employees while controlling labor costs. Currently, certain of the Company's employees at the Garland, Texas facility are represented by the United Food & Commercial Workers International Union, AFL-CIO, CLC, Local 540 (the "Union"). The Company and the Union have not entered into a collective bargaining agreement. The Garland, Texas facility is being operated pursuant to the terms and conditions specified by the Company at the time of the Acquisition Closing. The Company is not obligated to enter into the collective bargaining agreement agreed upon by Tyson and the Union or to continue to operate the Garland, Texas facility pursuant to the terms of such agreement. Management is currently negotiating a replacement collective bargaining agreement with the Union, although there can be no assurance that it will be successful in doing so. Except for employees at the Garland, Texas facility, none of the Company's employees are represented by a union. If unionized employees were to engage in a strike or other work stoppage or if additional employees were to become unionized, the Company could experience a significant disruption of operations and higher labor costs, either of which could have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Business--Employees."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

  The Senior Notes are currently owned by a relatively small number of beneficial owners. The Senior Notes have not been registered under the Securities Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by holders who are not affiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to list the Exchange Notes on any national securities exchange or for trading on Nasdaq. The Senior Notes are traded through NASD's PORTAL trading system under the Symbol "GQTFNP06." NationsBanc Capital Markets, Inc. has advised the Company that it has made a market in the Senior Notes; however, it is not obligated to do so and any market-making activity with respect to the Senior Notes and the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there is no assurance that an active public or other market will develop or continue for the Exchange Notes, and it is expected that the market, if any, that develops for the Exchange Notes will be similar to the limited market that currently exists for the Senior Notes.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for the Senior Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of properly completed and duly executed Letters of Transmittal and all other required documents from holders eligible to participate in the Exchange Offer. Therefore, holders of the Senior Notes desiring to tender such Senior Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Senior Notes for exchange. Senior Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain of the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Senior Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale which will not be satisfied by delivery of this Prospectus. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Exchange Notes. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Senior Notes could be adversely affected. See "Explanatory Note;" "Prospectus Summary--The Exchange Offer;" and "The Exchange Offer."

RESTRICTIONS ON TRANSFER OF SENIOR NOTES

  Except for persons that are ineligible to participate in the Exchange Offer under positions taken by the Commission Staff, holders of Senior Notes who do not tender their Senior Notes in the Exchange Offer generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Senior Notes that does not exchange that holder's Senior Notes for Exchange Notes will continue to hold unregistered Senior Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture and the Securities Act, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. The failure to participate in the Exchange Offer may adversely affect the ability of eligible holders to resell unregistered Senior Notes in the future.

LACK OF OPERATING HISTORY

  Prior to the Acquisition, the Business was operated as a division of Tyson and relied upon Tyson for many administrative and logistical functions, including computer, accounting, treasury and human resources support, warehouse space and distribution services. There can be no assurance that the Company can successfully develop and implement infrastructure necessary to address these and other matters related to the operation of the Business as a stand-alone entity. In addition, the development and implementation of such infrastructure could divert management's attention from other concerns, which could have a material adverse effect on the Company's business, results of operations and debt service capabilities. Upon the consummation of the Transactions, the Company entered into the Transition Services Agreement, pursuant to which Tyson has agreed to provide certain services with respect to the operation of the Business for up to twelve months following the Acquisition. Such services will be provided at no cost to the Company for the first six months. Thereafter, the Company will pay Tyson an agreed upon rate. Subsequent to the Acquisition Closing, the Company entered into new broker agreements. The Company expects to enter into new warehouse agreements in the first six months of fiscal 1997. Although the Company believes it will be able to enter into such agreements on substantially the same terms as those currently provided to Tyson, there can be no assurance that it will be able to do so. See "The Acquisition, Financing and Related Transactions;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources;" and "Business--Growth Strategy."

CONTROL BY INVESTORS

  All of the outstanding shares of the Company's $.01 par value common stock ("Common Stock") are beneficially owned by GHC. GHC has no business other than holding the stock of the Company, which is the sole source of GHC's financial resources. GHC is controlled by CGW Southeast Partners, III, L.P. ("CGW"). CGW Southeast III, L.L.C. (the "General Partner") is the general partner of CGW. CGW beneficially owns shares representing 52.9% of the voting interest in GHC on a fully diluted basis and which has the right to designate all of the directors of GHC. Accordingly, CGW, through its control of GHC, controls the Company and has the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of the Company's Common Stock, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of substantially all of the Company's assets. The directors elected by GHC have the authority to make decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. See "Management;" "Certain Transactions" and "Principal Stockholder."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Senior Notes on November 25, 1996 were approximately $94.5 million (after deducting estimated expenses and commissions), all of which was applied to the purchase price for the Acquisition and to pay additional related fees and expenses. See "Prospectus Summary--The Acquisition, Financing and Related Transactions;" "Capitalization;" Management's Discussion and Analysis of Financial Condition and Results of Operations."

              THE ACQUISITION, FINANCING AND RELATED TRANSACTIONS

THE ACQUISITION

 General

  On November 25, 1996, pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") with Tyson and certain Tyson affiliated entities, the Company purchased substantially all of the assets of the Business. The Company did not assume any liabilities or obligations of Tyson relating to the Business, other than future obligations under executory contracts of the Business, such as agreements to purchase inventory or to supply products, accrued vacation pay and certain property tax obligations.

 Purchase Price

  The aggregate purchase price paid by the Company for the assets was $183.5 million.

 Indemnification

  Tyson is required to indemnify, defend and hold harmless the Company and certain affiliated persons, against and for any and all Losses (as defined in the Asset Purchase Agreement) resulting from, based upon or arising out of, among other things: (i) breaches of representations, warranties or covenants of Tyson contained in or made pursuant to the Asset Purchase Agreement; (ii) any liability or obligation of Tyson arising out of or relating to the operation of the Business at any time prior to the Acquisition Closing, other than the liabilities assumed by the Company. Tyson's obligation to provide such indemnification with respect to the liabilities and obligations relating to the Business prior to the Acquisition Closing is not limited by any time period or by any minimum or maximum dollar amount. With respect to indemnification for a breach of any of the representations or warranties made by Tyson pursuant to the Asset Purchase Agreement, Tyson is obligated to provide such indemnity generally for a period of two years following the Acquisition Closing. Tyson is not obligated to provide such indemnity until the total of all Losses with respect thereto exceeds $1,000,000, and Tyson will only be liable for the amount by which such Losses exceed $500,000.

 Transition Services

  Pursuant to the Transition Services Agreement, which was executed and delivered by the parties at the Acquisition Closing, Tyson agreed to provide certain services to the Company with respect to the operation of the Business, and to assist the Company in transferring the Business from Tyson to the Company. Such services include, among other things, computer processing and related services, order entry, transportation and storage scheduling services, the Company's use of Tyson's product development and research test facilities, the Company's limited use of the "Tyson" name, and certain payroll and accounting administrative functions. Tyson will provide the transition services to the Company for a period of up to twelve months following the Acquisition Closing. For the first six months, Tyson will provide the services at no additional cost to the Company as part of its consideration for the purchase price paid by the Company. Thereafter, the Company will pay Tyson $120,000 per calendar month for services rendered under the Transition Services Agreement. It is the Company's current intention to begin providing such services for itself within six months following the Acquisition Closing or as soon thereafter as practicable.

  In connection with the establishment of its administrative structure, the Company is in the process of hiring employees for its headquarters, making certain capital expenditures and leasing additional facilities. Management estimates that the Company's fiscal 1997 stand-alone general and administrative expenses will be approximately

$3.4 million. Capital expenditures of approximately $2.0 million, principally for computer equipment and software, as well as office furniture, fixtures and equipment, will be required in fiscal 1997 to establish the Company's administrative structure. Additionally, the Company has leased office space for its headquarters. The Company expects total fiscal 1997 capital expenditures to be approximately $4.4 million, primarily related to capital maintenance of current facilities and equipment and the purchase of the computer equipment and software. See "Risk Factors--Lack of Operating History" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

 Non-Competition Agreement

  The Company and Tyson have agreed, subject to certain exceptions and limitations, not to compete with each other in the production and/or sale of beef and pork products, in the case of Tyson, or certain poultry products, in the case of the Company, for a period of two years from the Acquisition Closing.

  The Company believes that the aforementioned non-competition agreement will allow it to develop its business as a stand-alone entity with less risk of decreased revenues or operating results that could result from competition from Tyson in the Company's primary markets.

FINANCING OF THE ACQUISITION

  The purchase price for the Acquisition, approximately $184.3 million, together with an estimated $9.5 million of related fees and expenses (of which $900,000 has been allocated to the Equity Private Placement (as defined herein)), was funded through (i) a $45.0 million equity contribution from GHC funded by a private equity placement (the "Equity Contribution" and the "Equity Private Placement," respectively) (ii) the net proceeds of the offering of the Senior Notes (the "Initial Offering") and (iii) borrowings under the Credit Facilities. Of the $45.0 million of GHC capital stock sold through the Equity Private Placement, CGW purchased $25.0 million of Class A common stock (voting), NationsBanc Investment Corp. ("NBIC"), an affiliate of the Initial Purchaser, purchased $9.0 million of Class B common stock (non-voting) and Mellon Bank, N.A., as trustee of First Plaza Group Trust, a General Motors pension plan ("FPGT") purchased $11.0 million of Class A common stock (voting). GHC made the Equity Contribution by contributing such funds to the Company at the Acquisition Closing.

  The following table sets forth the amounts of sources and uses of the funds for the Acquisition in connection with the Financings.

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   SOURCES OF FUNDS
   The Credit Facilities(1)..............................        $ 48,849
   The Initial Offering..................................         100,000
   Equity Contribution(2)................................          45,000
                                                                 --------
     Total Sources of Funds..............................        $193,849
                                                                 ========
   USES OF FUNDS
   The Acquisition.......................................        $184,349
   Fees and Transaction Expenses.........................           9,500
                                                                 --------
     Total Uses of Funds.................................        $193,849
                                                                 ========

--------

(1) Consists of the $40.0 million Term Loan Facility and an $8.8 million drawdown under the $30.0 million Revolving Credit Facility. Immediately after consummation of the Acquisition and the Financing, approximately $22.0 million was available to the Company for borrowing under the Revolving Credit Facility. As of December 28, 1996, the Company had borrowed approximately an additional $1.0 million of Senior Indebtedness under the Revolving Credit Facility to finance working capital needs. In addition, the Company expects to draw down an additional $11.0 million under the Revolving Credit Facility during the first six months of calendar 1997 to finance working capital needs. See "Unaudited Pro Forma Financial Information;" "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources;" and "Description of Credit Facilities."
(2) Consists of a cash equity contribution by GHC to the Company.

                              CAPITALIZATION

  The following table sets forth the capitalization of the Company at December 28, 1996. This information should be read in conjunction with "Unaudited Pro Forma Financial Information" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                           AT DECEMBER 28, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Long-term debt (including current portion):
     Revolving Credit Facility(1)........................        $  9,000
     Term Loan Facility..................................          40,000
     Notes...............................................         100,000
                                                                 --------
   Total long-term debt..................................         149,000
   Stockholder's equity..................................          44,189
                                                                 --------
   Total capitalization..................................        $193,189
                                                                 ========

--------

(1) In addition, the Company expects to draw down an additional $11.0 million under the Revolving Credit Facility during the first six months of calendar 1997 to finance working capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Credit Facilities."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The Acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price of $184.3 million plus approximately $9.5 million of related fees and expenses (of which $900,000 has been allocated to the Equity Private Placement), has been allocated on a preliminary basis to the assets acquired and liabilities assumed based upon their estimated fair value at the Acquisition Closing. The excess of such purchase price over the estimated fair values at the Acquisition Closing has been preliminarily recognized as goodwill, which will be amortized over 30 years.

  The unaudited pro forma income statement does not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the date indicated or what results will be for any future periods. The unaudited pro forma financial information is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

  The following unaudited pro forma income statement for the year ended September 28, 1996 and the three month period ended December 28, 1996 gives effect to the completion of the Acquisition, the application of the net proceeds of the Financing and the events described in the notes below, as though they had occurred on October 1, 1995.

                      GORGE'S/QUIK-TO-FIX FOODS, INC.

                    UNAUDITED PROFORMA INCOME STATEMENT

                          (DOLLARS IN THOUSANDS)

                                  HISTORICAL                          PRO FORMA
                          ---------------------------               --------------
                          8 WEEKS ENDED 5 WEEKS ENDED               3 MONTHS ENDED
                          ------------- -------------               --------------
                          NOVEMBER 25,  DECEMBER 28,                 DECEMBER 28,
                              1996          1996      ADJUSTMENTS        1996
                          ------------- ------------- -----------   --------------
Sales:                       $31,966       $17,118                     $49,084
Cost of goods sold......      25,917        14,445         (563)(d)     40,992
                                                          1,193 (c)
                             -------       -------      -------        -------
 Gross Profit...........       6,049         2,673         (630)         8,092
Selling, general and ad-
 ministrative...........       4,153         1,659         (543)(e)      5,267
                                                           (582)(f)
                                                            525 (g)
                                                             55 (h)
Amortization............         250           287          101 (j)        638
Plant relocation........         --            --                          --
                             -------       -------      -------        -------
 Total operating ex-
  penses................       4,403         1,946         (444)         5,905
Operating Income               1,646           727         (186)         2,187
Interest expense........         --          1,538        2,689 (k)      4,227
Other expenses..........                                                   --
                             -------       -------      -------        -------
Earnings before taxes on
 income.................       1,646          (811)      (2,875)        (2,040)
Provision for Income
 Taxes..................         731           --          (731)(l)        --
                             -------       -------      -------        -------
 Net Income.............     $   915       $  (811)     $(2,144)       $(2,040)
                             =======       =======      =======        =======

                         GORGES/QUIK-TO-FIX FOODS, INC.

                      UNAUDITED PRO FORMA INCOME STATEMENT

                                              YEAR ENDED SEPTEMBER 28, 1996
                                             -----------------------------------
                                             HISTORICAL ADJUSTMENTS    PRO FORMA
                                             ---------- -----------    ---------
                                                  (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Sales.......................................  $232,761   $ (8,527)(a)  $226,394
                                                            2,160 (b)
Cost of goods sold..........................   189,559     (9,611)(a)   179,662
                                                            1,800 (b)
                                                            1,574 (c)
                                                           (3,660)(d)
                                              --------   --------      --------
  Gross profit..............................    43,202      3,530        46,732
Operating expenses:
Selling.....................................    22,452     (3,782)(e)    18,670
General and administrative..................     3,962       (430)(a)     3,775
                                                           (3,532)(f)
                                                            3,415 (g)
                                                              360 (h)
Amortization................................     1,624        500 (i)     2,782
                                                              658 (j)
                                              --------   --------      --------
  Total operating expenses..................    28,038     (2,811)       25,227
                                              --------   --------      --------
Operating income............................    15,164      6,341        21,505
Interest expense............................       --      17,428 (k)    17,428
Other expenses..............................       796        --            796
                                              --------   --------      --------
Earnings before taxes on income.............    14,368    (11,087)        3,281
Provision for income taxes..................     6,205     (4,925)(l)     1,280
                                              --------   --------      --------
  Net income................................  $  8,163   $ (6,162)     $  2,001
                                              ========   ========      ========
OPERATING AND OTHER DATA:
EBITDA(m)...................................  $ 24,080   $  8,573      $ 33,153
Depreciation and amortization...............     8,916      1,263        11,648
Capital expenditures........................       735        --            735
Cash interest expense.......................       --      16,257        16,257

                 NOTES TO UNAUDITED PRO FORMA INCOME STATEMENT

(a) Represents the elimination of operating results for the discontinuation of the Company's frozen portion controlled steak business.

(b) Represents the increase in sales and cost of sales resulting from beef sales to Tyson which by agreement will be executed at a markup of approximately 20% on the cost of the products commencing upon the consummation of the Acquisition and which are not reflected in the historical financial statements of the Business. The agreement with Tyson is for a one year period commencing on the date of the Acquisition Closing, and has no commitments as to timing or quantity of purchases. However, the Company believes that Tyson will continue to purchase beef at levels similar to quantities purchased in previous periods.

(c) To record the increase in annual depreciation expense relating to the increase in fair market value of property, plant and equipment acquired.

(d) The adjustment represents the elimination of approximately 106 plant personnel that were not employed by the Company following the Acquisition Closing.

(e) Certain indirect selling and administrative expenses incurred at Tyson which are not actually incurred for programs specific to the Business have been allocated in the historical financial statements of the Business primarily based on net sales. The pro forma adjustments described herein and in note (f) reflect the removal of the allocated costs from the historical financial statements. This adjustment represents the elimination of certain indirect selling expenses allocated from Tyson and included in the historical financial statements.

(f) Represents the elimination of the corporate overhead expenses allocated from Tyson and included in the historical financial statements.

(g) Represents the addition of the estimated actual costs expected to be incurred, which are based on estimated personnel head counts and estimated expenses necessary to maintain administration, sales and marketing.

(h) Represents amounts to be paid by the Company to the General Partner (as defined herein) for annual consulting services to be rendered to the Company. The General Partner may also receive additional compensation not reflected in the pro forma income statement (not to exceed $500,000 annually) at the end of the Company's fiscal year, based on the overall performance of the Company if approved by the Board of Directors of the Company.

(i) To reflect the amortization of the estimated value assigned to the Transition Services Agreement between Tyson and the Business.

(j) To reflect the increase in amortization expense and the excess of the investment over estimated fair market value of the net assets acquired under the terms of the Asset Purchase Agreement as follows:

                                                        (DOLLARS IN THOUSANDS)
                                                        ----------------------
   Total purchase price................................        $184,349
   Less: Inventory.....................................          30,927
     Property, plant and equipment.....................          90,000
     Trademarks........................................           2,000
   Plus: Liabilities assumed...........................             578
     Estimated fees and expenses related to the Equity
      Private Placement................................             900
                                                               --------
   Excess of investment over estimated fair market
    value of the net assets acquired...................        $ 62,900
                                                               ========

  Pro forma amortization expense has been calculated based on the excess of the investment over estimated fair market value of the net assets acquired being amortized over a 30 year period.

(k) Pro forma adjustment to record interest expense for additional interest costs and amortization of debt issuance cost related to the Revolving Credit Facility, the Term Loan Facility and the Notes.

                                                        (DOLLARS IN THOUSANDS)
                                                        ----------------------
   Interest expense on the Revolving Credit Facility...        $ 1,702
   Interest expense on Term Loan Facility..............          3,055
   Interest expense on the Notes.......................         11,500
   Amortization of Debt Issuance Cost..................          1,171
                                                               -------
   Total Interest Expense..............................        $17,428
                                                               =======

  Interest on the Revolving Credit Facility and the Term Loan Facility is based on LIBOR plus 2.5% (an average of 8% for the year ended September 28, 1996). However, if the one year LIBOR rate on the date of borrowing is used, interest on the Revolving Credit Facility and the Term Loan Facility would be $1.7 million and $3.1 million, respectively. Interest on the Notes is based on the rate of 11.5% per annum. An increase of .125% in the interest rate on the Revolving Credit Facility and the Term Loan Facility would have caused interest expense to increase by approximately $73,000. Pro forma interest expense on the Revolving Credit Facility has been calculated based on the $8.0 million that was drawn down at the Acquisition Closing plus approximately an additional $12.0 million that the Company expects to borrow after the Acquisition Closing through the first six months of calendar 1997 to finance working capital needs.

(l) Reflects adjustment necessary to state estimated income tax expense on pro forma earnings before taxes on income at an effective rate of 39%.

(m) EBITDA represents the sum of income before interest expense and income taxes, plus depreciation, amortization and other expenses which consist of losses on dispositions of property, plant and equipment. EBITDA should not be construed as a substitute for operating income, net income or cash flow from operating activities for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                                                                                               THE BUSINESS
                                                                                                HISTORICAL
                                                                                               ------------
                                                                                                 8 WEEKS
                                                                                                  ENDED
                                                                                               ------------
                                                                                   PRO-FORMA
                    OCTOBER 3, OCTOBER 2, OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28, SEPTEMBER 28, NOVEMBER 25,
                       1992       1993       1994        1995          1996          1996          1996
                    ---------- ---------- ---------- ------------- ------------- ------------- ------------
  Net income.......  $ 9,852    $ 9,182    $10,449      $10,904       $ 8,163       $ 2,001       $  915
  Adjustments to
  calculate EBITDA
   Taxes...........    7,134      6,649      7,508        7,931         6,205         1,280          731
   Interest........      --         --         --           --            --         17,428          --
   Amortization....    1,239      1,239      1,528        1,624         1,624         2,782          250
   Depreciation....    7,893      7,839      9,090        8,740         7,292         8,866          342
   Loss on Disposal
    of Property,
    Plant and
    Equipment......      --         --           4          678           796           796          --
                     -------    -------    -------      -------       -------       -------       ------
  EBITDA...........  $26,118    $24,909    $28,579      $29,877       $24,080       $33,153       $2,236
                     =======    =======    =======      =======       =======       =======       ======
                           THE COMPANY
                    -------------------------
                     HISTORICAL   PRO FORMA
                    ------------ ------------
                      5 WEEKS      13 WEEKS
                       ENDED        ENDED
                    ------------ ------------
                    DECEMBER 28, DECEMBER 28,
                        1996         1996
                    ------------ ------------
  Net income.......    $ (811)     $(2,040)
  Adjustments to
  calculate EBITDA
   Taxes...........       --           --
   Interest........     1,538        4,227
   Amortization....       287          638
   Depreciation....       682        2,217
   Loss on Disposal
    of Property,
    Plant and
    Equipment......       --
                    ------------ ------------
  EBITDA...........    $1,696      $ 5,042
                    ============ ============

                            SELECTED FINANCIAL DATA

  The following table presents (i) selected historical financial information of the Business, as of the dates and for the periods indicated, and (ii) summary pro forma financial information of the Company, as of the date and for the period indicated, adjusted for the completion of the Acquisition, the application of the net proceeds of the Financing and the events described in "Unaudited Pro Forma Financial Information." The historical financial information for each of the three years in the period ended September 28, 1996 has been derived from the Business' financial statements, which have been audited by Ernst & Young LLP. The historical financial information for each of the two years in the period ended October 2, 1993 has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results of operations for these periods. The summary pro forma information does not purport to represent what the Company's results of operations would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                               THE BUSINESS
                                                                                  THE COMPANY   HISTORICAL
                                                                                   PRO FORMA   ------------
                                      THE BUSINESS HISTORICAL                     FISCAL YEAR    8 WEEKS
                                         FISCAL YEAR ENDED                           ENDED        ENDED
                    ------------------------------------------------------------ ------------- ------------
                    OCTOBER 3, OCTOBER 2, OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28, SEPTEMBER 28, NOVEMBER 25,
                       1992       1993       1994        1995          1996          1996          1996
                    ---------- ---------- ---------- ------------- ------------- ------------- ------------
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT
 DATA:
Sales.............   $295,835   $294,468   $331,969    $304,474      $232,761      $226,394      $31,966
Cost of goods
 sold.............    252,544    246,630    278,600     250,787       189,559       179,662       25,917
                     --------   --------   --------    --------      --------      --------      -------
  Gross profit....     43,291     47,838     53,369      53,687        43,202        46,732        6,049
Selling, general
 and administra-
 tive.............     25,066     30,768     33,880      31,514        26,414        22,445        4,153
Amortization......      1,239      1,239      1,528       1,624         1,624         2,782          250
Plant relocation..        --         --         --        1,036           --            --           --
                     --------   --------   --------    --------      --------      --------      -------
  Total operating
   expenses.......     26,305     32,007     35,408      34,174        28,038        25,227        4,403
                     --------   --------   --------    --------      --------      --------      -------
Operating income..     16,986     15,831     17,961      19,513        15,164        21,505        1,646
Interest expense..        --         --         --          --            --         17,428          --
Other expenses....        --         --           4         678           796           796
                     --------   --------   --------    --------      --------      --------      -------
Earnings before
 taxes on income..     16,986     15,831     17,957      18,835        14,368         3,281        1,646
Provision for in-
 come taxes.......      7,134      6,649      7,508       7,931         6,205         1,280          731
                     --------   --------   --------    --------      --------      --------      -------
  Net income......   $  9,852   $  9,182   $ 10,449    $ 10,904      $  8,163      $  2,001      $   915
                     ========   ========   ========    ========      ========      ========      =======
OTHER DATA(2):
EBITDA(1)(3)......   $ 26,118   $ 24,909   $ 28,579    $ 29,877      $ 24,080      $ 33,153        2,238
Capital expendi-
 tures............      4,600      3,300      6,580       2,792           735           735          141
Cost of goods sold
 as a % of sales..       85.4%      83.8%      83.9%       82.4%         81.4%         79.4%        81.1%
Selling and gen-
 eral and adminis-
 trative expenses
 as a % of sales..        8.5%      10.4%      10.2%       10.4%         11.3%          9.9%        13.0%
                           THE COMPANY
                    -------------------------
                     HISTORICAL   PRO FORMA
                    ------------ ------------
                      5 WEEKS      13 WEEKS
                       ENDED        ENDED
                    ------------ ------------
                    DECEMBER 28, DECEMBER 28,
                        1996         1996
                    ------------ ------------
INCOME STATEMENT
 DATA:
Sales.............    $17,118      $49,084
Cost of goods
 sold.............     14,445       40,992
                    ------------ ------------
  Gross profit....      2,673        8,092
Selling, general
 and administra-
 tive.............      1,659        5,267
Amortization......        287          638
Plant relocation..        --           --
                    ------------ ------------
  Total operating
   expenses.......      1,946        5,905
                    ------------ ------------
Operating income..        727        2,187
Interest expense..      1,538        4,227
Other expenses....
                    ------------ ------------
Earnings before
 taxes on income..       (811)      (2,040)
Provision for in-
 come taxes.......        --           --
                    ------------ ------------
  Net income......    $  (811)     $(2,040)
                    ============ ============
OTHER DATA(2):
EBITDA(1)(3)......      1,696        5,042
Capital expendi-
 tures............        395          395
Cost of goods sold
 as a % of sales..       84.4%        83.5%
Selling and gen-
 eral and adminis-
 trative expenses
 as a % of sales..        9.7%        10.7%

                                                           AT DECEMBER 28, 1996
                                                          ----------------------
                                                          THE COMPANY HISTORICAL
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET AND OTHER DATA:
Working capital..........................................        $ 25,921
Total assets.............................................         204,077
Total liabilities........................................         159,888
Total liabilities and stockholders' equity...............         204,077

--------
(1) EBITDA represents the sum of income before interest expense and provision for income taxes, plus depreciation, amortization and other expenses, which consist of losses on dispositions of property, plant and equipment. EBITDA should not be construed as a substitute for operating income, net income, or cash flow from operating activities for purposes of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.



                                                                                                 THE        THE COMPANY
                                                                                               BUSINESS --------------------
                                                                                              HISTORICAL HISTORICAL PRO FORMA
                                                                                              ---------- ---------- ---------
                                                                                               8 WEEKS    5 WEEKS   13 WEEKS
                                                                                                ENDED      ENDED      ENDED
                                                                                  PRO-FORMA   ---------- ---------- ---------
                   OCTOBER 3, OCTOBER 2, OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28, SEPTEMBER 28,  NOVEMBER   DECEMBER  DECEMBER
                      1992       1993       1994        1995          1996          1996       25, 1996   28, 1996  28, 1996
                   ---------- ---------- ---------- ------------- ------------- ------------- ---------- ---------- ---------
  Net income
   (loss).........  $ 9,852    $ 9,182    $10,449      $10,904       $ 8,163       $ 2,592      $  915     $ (811)   $(2,667)
  Adjustments to
   calculate
   EBITDA
  Taxes...........    7,134      6,649      7,508        7,931         6,205         1,658         731        --         --
  Interest........      --         --         --           --            --         17,428         --       1,538      4,227
  Amortization....    1,239      1,239      1,528        1,624         1,624         2,782         250        356        638
  Depreciation....    7,893      7,839      9,090        8,740         7,292         7,897         342        682      2,321
  (Gain) Loss on
   Disposal of
   Property, Plant
   and Equipment..      --         --           4          678           796           796         --         --         --
                    -------    -------    -------      -------       -------       -------      ------     ------    -------
  EBITDA..........  $26,118    $24,909    $28,579      $29,877       $24,080       $32,653      $2,238     $1,765    $ 4,519
                    =======    =======    =======      =======       =======       =======      ======     ======    =======

(2) The historical financial statements of the Business do not reflect any interest expense as Tyson did not allocate any such expense to the Business. The only fixed charge that the Business incurred in fiscal 1996 was $15,000, which represents the estimated interest component of rent expense, resulting in a ratio of earnings to fixed charges of 958.9x.
(3) The historical financial statements of the Business for the fiscal year ended September 28, 1996 include various non-recurring costs incurred in connection with problems with the Reconfiguration, which have since been resolved. These costs consisted of increased production costs resulting from inefficient yields, increased labor and overhead conversion costs, including the costs of operating a temporary production facility, as well as certain customer discounts and other non-recurring expenses. The effect of these costs has not been eliminated in the Pro Forma Income Statement and Pro Forma EBITDA, but has been eliminated in determining Adjusted Pro Forma EBITDA as set forth below.

                                                            FISCAL YEAR ENDED
                                                            SEPTEMBER 28, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Pro Forma EBITDA......................................        $33,153
   Adjustments described above...........................          4,315
                                                                 -------
   Adjusted Pro Forma EBITDA.............................        $37,468
                                                                 =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  In the Acquisition, the Company acquired the Business from Tyson. Prior to the Acquisition, (i) Gorges/Quik-to-Fix Foods, Inc. had no significant assets or liabilities and had not conducted any business, other than in connection with the Transactions, and (ii) the Business was not operated by Tyson as a distinct legal entity.

  The following discussion should be read in conjunction with the audited and unaudited Financial Statements and the Notes thereto, and the Unaudited Pro Forma Financial Statements and the Notes thereto of the Company, included elsewhere in this Prospectus.


RESULTS OF OPERATIONS

PRO FORMA THREE MONTHS ENDED DECEMBER 28, 1996 COMPARED TO THREE MONTHS ENDED DECEMBER 30, 1995

  Discussion of the results of operations for the Company as they relate to the fiscal three month period are made in reference to the pro forma Statement of Income, which represents an adjusted combination of the two stub periods, one of the Business, and one of the Company, which together completes coverage of the time of the three month period ended December 28, 1996.


  The Company has experienced an overall decrease in net sales during the past two years and continuing into the three month period ended December 28, 1996 (the first quarter of fiscal 1997). The decreases are primarily due to reduced sales volumes, and to a lesser extent, decreases in average selling prices. The decreases in average selling prices are primarily due to lower prices for two key raw materials, 90% lean beef trimmings and rib lifter meat, which the Company has passed on, in part, to customers. Overall, the lower sales volumes in the current periods are related to the uncertainties which surrounded the Company when Tyson announced its intent to sell the Business in early 1996. As a result of the uncertainties and the activity surrounding the acquisition the Company did not have the benefit of aggressively selling during the bid programs for the 1996-1997 fiscal school year, and also as a direct result of uncertainties related to the sale prior to its consummation, some national customers did not place larger contracts with the Company which it had garnered in prior years, primarily a large account which in the past has purchased a significant amount of ground beef from the Company. Also responsible for sales declines are the reduced sales of ground beef, primarily related to the completion of a temporary contract with a national fast food chain, and lower volumes for frozen portion steaks, a business which the Company discontinued in fiscal 1996. Sales volumes for the Company's value added products have generally increased during the past two years due to overall market growth for these products and the introduction of new products. These increases in sales volumes for value added products were partially offset by the loss of some business with several national accounts.

  Gross profit declined in the three month period ended December 28, 1996, as compared to the three month period ended December 30, 1995, continuing a trend from fiscal 1996. The decline in gross profit in fiscal 1996 is attributable primarily to the lower sales volumes described above. As a percentage of sales, gross profits declined from 18.2% in the first quarter of 1996 to 16.5% in the first quarter of 1997 (pro forma). The decline in gross profit as a percentage of sales is attributable to the declines in the raw materials costs, changes in product mix as the Company's sales of lower margin ground beef and portion steaks decreased, and a reduction of variable overhead offset by an overall increase in depreciation expense due to the write-up of fixed assets. The decrease in gross profit as a percentage of sales was also partially due to several factors, including inefficiencies and costs related to the Company's efforts to hold down production in an effort to increase cycle times and reduce inventory levels.

  The Company's operating income decreased in the first quarter of 1997 due primarily to the overall decrease in the level of sales due to the product discontinuations and the negative effects of the announced sale of the Business and the subsequent eight month period of uncertainty until the completion of the Acquisition, as well as the effects on overhead of the Acquisition as amortization and depreciation expenses have increased.

  Sales for the three month period ended September 30, 1996 were $49.1 million as compared to sales for the three months ended September 30, 1995 of $59.1 million, a decrease of 16.9%. The decrease as discussed above are primarily related to the discontinuance of certain products, as well as the restructure and sale of the business as some sales in product lines which require contract or annual bid processes were limited during the acquisition period, and certain national and ground beef customers were lost during the second half of 1996.

  Operating expenses were $5.9 million and $7.2 million for the three month periods ended December 28, 1996 and December 30, 1995, respectively. The $1.3 million decrease was attributable to the differences in the method of operations between the Company and the Business, as selling, general and administrative costs decreased by $1.5 million (1997--$5.3 million; 1996--$6.8 million) as a result of the differences in the actual costs incurred by the Company as compared to the costs previously allocated to the Business. Also, as a direct result of the Acquisition, amortization expense increased by $0.2 million (1997--$0.6 million; 1996--$0.4 million).

  Interest and Other (income) expense increased from income of $0.02 million in 1996 to expense of $4.2 million in 1997, primarily due to the interest on subordinated notes and the term and revolving notes incurred a a direct result of the Acquisition, and amortization of debt issuance costs related to the issuance of the Notes totaling $4.2 million, with no comparable amount in 1996. Tyson did not allocate interest expense to the Business.

  The $2.0 million pro forma net loss for the three months ended December 28, 1996 compares to net income of $2.0 million for the same period of fiscal 1996. The $4.0 million increase in net loss resulted primarily from the decreased sales and gross margin dollars, partially offset by a decrease in operating expenses along with a significant increase in interest expense related to the acquisition, and the related effects of the above on income taxes (a reduction from $1.6 million in fiscal 1996 due to the incurrence of a net loss).

    COMPARISON OF THE YEARS ENDED SEPTEMBER 28, 1996, SEPTEMBER 30, 1995 AND OCTOBER 1, 1994

  The following tables set forth, for the fiscal periods indicated, (i) sales and categories of expenses in dollars and as a percentage of sales and (ii) production volumes.

                                            FISCAL YEAR ENDED
                               ----------------------------------------------
                                 OCTOBER 1,    SEPTEMBER 30,   SEPTEMBER 28,
                                    1994            1995            1996
                               --------------  --------------  --------------
                                    (DOLLARS AND POUNDS IN THOUSANDS)
Sales......................... $331,969 100.0% $304,474 100.0% $232,761 100.0%
Cost of goods sold............  278,600  83.9   250,787  82.4   189,559  81.4
                               -------- -----  -------- -----  -------- -----
Gross profit..................   53,369  16.1    53,687  17.6    43,202  18.6
Operating expenses............   35,408  10.7    34,174  11.2    28,038  12.0
                               -------- -----  -------- -----  -------- -----
Operating income..............   17,961   5.4    19,513   6.4    15,164   6.5
Other expenses................        4   0.0       678   0.2       796   0.3
                               -------- -----  -------- -----  -------- -----
Earnings before taxes on
 income.......................   17,957   5.4    18,835   6.2    14,368   6.2
Provision for income taxes....    7,508   2.3     7,931   2.6     6,205   2.7
                               -------- -----  -------- -----  -------- -----
Net income.................... $ 10,449   3.1% $ 10,904   3.6% $  8,163   3.5%
                               ======== =====  ======== =====  ======== =====
Volumes (in pounds)...........  224,809         215,289         173,821


  The Company has experienced an overall decrease in net sales during the past two years primarily due to reduced sales volumes, and to a lesser extent, decreases in average selling prices. The decreases in average selling prices are primarily due to lower prices for two key raw materials, 90% lean beef trimmings and rib lifter meat, which the Company has passed on, in part, to customers. The lower sales volumes are principally attributable to reduced sales of ground beef, primarily related to the completion of a temporary contract with a national fast food chain, and lower volumes for frozen portion steaks, a business which the Company discontinued in fiscal 1996. Sales volumes for the Company's value added products have generally increased during the two year period due to overall market growth for these products and the introduction of new products. These increases in sales volumes for value added products were partially offset by the loss of some business with several national accounts.
  Gross profit declined in fiscal 1996 relative to fiscal 1995 and was unchanged in fiscal 1995 relative to fiscal 1994. The decline in gross profit in fiscal 1996 is attributable primarily to the lower sales volumes described above. However, as a percentage of sales, gross profits improved from 16.1% in fiscal 1994 to 17.6% in fiscal 1995 and to 18.6% in fiscal 1996. The improvement in gross profit as a percentage of sales is attributable to the declines in the raw materials costs and changes in product mix, with the Company's sales of lower margin ground beef and portion steaks decreasing. The increase in gross profit as a percentage of sales was partially offset by several factors, including inefficiencies and costs related to the Reconfiguration and losses incurred in disposing of portion steak inventory in connection with the discontinuation of that product.


  In late fiscal 1995 and the first half of fiscal 1996, the Company relocated the production lines for several products in order to take advantage of lower labor costs and to segregate production between cooked and uncooked products to assure high standards for food safety preparation. The Company had significant problems related to the Reconfiguration, including product quality and order fulfillment issues. The Company estimates that non-recurring costs totaling approximately $4.3 million were incurred in connection with the Reconfiguration, which adversely affected gross profit and operating income in fiscal 1996.

  The Company decided to exit the frozen portion steak business in March 1996 due to increased consumer preference for fresh cut steaks resulting in a decrease in sales of $24.7 million. This change in the marketplace had resulted in a steady deterioration in the Company's sales volumes for frozen portion steaks. Subsequent to the decision to exit this business, the Company was forced to sell inventory at significant discounts, with this product generating negative gross profit of approximately $1.1 million and an operating loss of approximately $1.5 million in fiscal 1996. The portion steak business had operating income of approximately $1.0 million in fiscal 1995 and approximately $3.7 million in fiscal 1994.
  The Company's operating income increased in fiscal 1995 due primarily to the positive impact of the lower raw material prices. In fiscal 1996, operating income decreased approximately 22% from fiscal 1995 due primarily to lower gross profit partially offset by a reduction in indirect selling expenses and general and administrative expenses allocated by Tyson.

 Sales


  The following table outlines sales by product category for fiscal 1994, fiscal 1995 and fiscal 1996.

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                             1994        1995          1996
                                          ---------- ------------- -------------
                                            (DOLLARS AND POUNDS IN THOUSANDS,
                                                EXCEPT PER POUND AMOUNTS)
DOLLARS
Value added products.....................  $138,745    $154,124      $149,564
Ground beef..............................   150,740     117,118        74,670
Frozen portion steaks....................    42,484      33,232         8,527
                                           --------    --------      --------
                                           $331,969    $304,474      $232,761
                                           ========    ========      ========
VOLUMES (IN POUNDS)
Value added products.....................    80,493      95,113        93,631
Ground beef..............................   132,545     111,429        77,604
Frozen portion steaks....................    11,771       8,747         2,586
                                           --------    --------      --------
                                            224,809     215,289       173,821
                                           ========    ========      ========
SALES PER POUND
Value added products.....................  $   1.72    $   1.62      $   1.60
Ground beef..............................      1.14        1.05          0.96
Frozen portion steaks....................      3.61        3.80          3.30
                                           --------    --------      --------
Overall average..........................  $   1.48    $   1.41      $   1.34
                                           ========    ========      ========

  Value Added Products. Sales of value added products decreased approximately 3% in fiscal 1996 after increasing approximately 11% in fiscal 1995. The decrease in fiscal 1996 was due to a slight decrease in both sales volumes and selling prices. Sales volumes decreased due to the loss of some business with national account customers and the elimination of certain less profitable products, partially offset by sales of newly introduced products. Additionally, fiscal 1996 sales were adversely affected by order fulfillment and quality problems resulting from the Reconfiguration. Sales volumes in fiscal 1995 increased due to growth in the market for certain of the Company's products, such as country fried steak and fully cooked charbroiled patties, and due to the inclusion of Gorges, Inc.'s products for a full year in fiscal 1995 as compared to only nine months in fiscal 1994. Selling prices for value added products were slightly lower in both fiscal 1996 and fiscal 1995 primarily due to lower prices for two key raw materials, 90% lean beef trimmings and rib lifter meat. Additionally, with the acquisition of Gorges, Inc. the Company entered the commodity reprocessing market whereby the Company receives meat from the federal government which is then processed and sold to school districts. The Company does not purchase the meat used in commodity reprocessing and only charges the school system customers for the conversion costs, plus related margin, incurred during the reprocessing.

  Ground Beef. Ground beef sales decreased 36% in fiscal 1996 versus fiscal 1995 and 22% in fiscal 1995 versus fiscal 1994 due to decreases in sales volumes and average selling prices. A major reason for the decrease in sales volumes in fiscal 1996 was the completion in late fiscal 1995 of a temporary contract with a national fast food chain related to a product promotion by the chain resulting in a decrease in sales of $21.2 million. The Company's sales volumes with this customer were approximately 34.4 million pounds in fiscal 1994, 21.2 million pounds in fiscal 1995 and 0.5 million pounds in fiscal 1996. This loss was partially offset in fiscal 1996 by increases in ground beef sales to a national club store, with sales volumes to this customer increasing to approximately 21.0 million pounds from approximately 16.2 pounds in fiscal 1995. Sales volumes with this customer were approximately 23.0 million pounds in fiscal 1994. Although the Company will continue to fulfill its present commitments to this customer in fiscal 1997, total sales to this customer are likely to be significantly lower in fiscal 1997 than in fiscal 1996 due to the customer's decision to increase its purchases from one of the Company's competitors. Average selling prices per pound decreased in fiscal 1996 and fiscal 1995 primarily due to the decreases in raw material costs. The Company's ground beef contracts with its national account customers are generally based on the market price of the raw materials used in manufacturing the product and, therefore, changes in the costs of raw materials are generally passed along to customers.

 Gross Profit

  The following table outlines gross profit by product category for fiscal 1994, fiscal 1995 and fiscal 1996.

                                          FISCAL YEAR ENDED
                          ----------------------------------------------------------
                            OCTOBER 1,          SEPTEMBER 30,        SEPTEMBER 28,
                               1994                 1995                 1996
                          ----------------    -----------------    -----------------
                           (DOLLARS IN THOUSANDS, EXCEPT PER POUND AMOUNTS)
DOLLARS
Value added products....   $         34,853      $         38,971     $         37,543
Ground beef.............             11,783                11,153                6,743
Frozen portion steaks...              6,733                 3,563               (1,084)
                           ----------------      ----------------     ----------------
                           $         53,369      $         53,687     $         43,202
                           ================      ================     ================
PERCENTAGE OF SALES
Value added products....               25.1%                 25.3%                25.1%
Ground beef.............                7.8                   9.5                  9.0
Frozen portion steaks...               15.8                  10.7                (12.7)
                           ----------------      ----------------     ----------------
Overall gross profit
 percentage.............               16.1%                 17.6%                18.6%
                           ================      ================     ================
PER POUND
Value added products....   $           0.43      $           0.41     $           0.40
Ground beef.............               0.09                  0.10                 0.09
Frozen portion steaks...               0.57                  0.41                (0.42)
                           ----------------      ----------------     ----------------
Overall gross profit per
 pound..................   $           0.24      $           0.25     $           0.25
                           ================      ================     ================

  Value Added Products. Gross profit from value added products decreased 4% in fiscal 1996 from fiscal 1995, after increasing approximately 12% from fiscal 1994. As a percentage of sales, gross profit remained relatively constant for all three years at approximately 25%, but decreased slightly on a per pound basis in each of the years. The decrease in gross profit in fiscal 1996 was due primarily to the decrease in sales volumes and non-recurring costs incurred in connection with the order fulfillment and quality problems related to the Reconfiguration. These decreases were partially offset by the decreases in raw material costs and the favorable effects of a higher margin sales mix. The non-recurring costs related to the Reconfiguration were approximately $4.3 million, the absence of which would have increased gross profit as a percentage of sales to approximately 27.5%.

  Gross profit increased in fiscal 1995 due primarily to higher sales volumes. Lower selling prices were effectively offset by the lower costs of raw materials in fiscal 1995.

  Ground Beef. Gross profit from ground beef sales fell approximately 40% in fiscal 1996 compared to fiscal 1995, after being flat relative to fiscal 1994. The decrease in fiscal 1996 was primarily due to the reduction in sales volumes discussed above. Additionally, gross profit as a percentage of sales and gross profit per pound fell to 9.0% and $0.09 per pound, respectively, in fiscal 1996 from 9.5% and $0.10, respectively, in fiscal 1995. The decrease in volumes resulted in reduced plant utilization and increased the conversion costs per pound for ground beef in fiscal 1996. Meat costs continued to decrease in fiscal 1996; however, the Company passed along the majority of the benefit resulting from the lower meat prices due to the formula based pricing contained in many of the sales contracts with the Company's national account customers. In fiscal 1995, the Company's gross profit as a percentage of sales and gross profit per pound from the ground beef business increased to 9.5% and $0.10 per pound, respectively, from 7.8% and $0.09 per pound, respectively, in fiscal 1994. These improvements were generally attributable to a reduction in the average cost of ground beef sold of approximately $0.10 per pound. This decrease was due primarily to lower costs for 90% lean beef trimmings.

 Operating Expenses

  The following table shows the components of the Company's operating expenses for fiscal 1994, fiscal 1995 and fiscal 1996.

                                                    FISCAL YEAR ENDED
                                          --------------------------------------
                                          OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                             1994        1995          1996
                                          ---------- ------------- -------------
                                                  (DOLLARS IN THOUSANDS)
   Direct selling........................  $17,083      $18,546       $18,670
   Indirect selling......................   10,430        6,582         3,782
                                           -------      -------       -------
   Total selling.........................   27,513       25,128        22,452
   General and administrative............    6,367        6,386         3,962
   Amortization..........................    1,528        1,624         1,624
   Plant relocation......................      --         1,036           --
                                           -------      -------       -------
                                           $35,408      $34,174       $28,038
                                           =======      =======       =======

  Total direct selling expenses, principally consisting of freight and freezer, market development and brokerage expenses, increased approximately 1% in fiscal 1996 and approximately 9% in fiscal 1995 even though sales volumes and dollars decreased in both periods. As a result, direct selling expenses as a percentage of sales and on a per pound basis increased in both years. The increase in these costs as a percentage of sales and on a per pound basis in both years is due, in part, to decreases in sales of ground beef which has lower selling expenses. Additionally, in fiscal 1996 the Company experienced increases in freight and freezer expenses due to increased usage of more expensive third party outside freezer storage space as a result of the Reconfiguration of the Garland plant; higher inventory levels as a result of reduced sales volumes and opportunistic purchases of raw materials; and the added costs of servicing a national account customer. Additionally, brokerage costs were higher due to increases in the brokerage rates on certain products. Total market development expenses, which include direct payments and discounts to customers made to promote products, were down approximately 13% in fiscal
1996. Market development expenses are relatively discretionary in nature and do not directly correlate with sales volumes or dollars. The decrease in market development expenses in fiscal 1996 is due to conscious decisions by management to reduce these items, partially offset by increased discounts offered to customers in connection with the sales of certain products manufactured during the period of the product line Reconfiguration.

  The increase in direct selling expenses in fiscal 1995 is due to increased brokerage rates effected for certain products in mid-fiscal 1995 and increased market development expenses. As noted above, market development expenses are relatively discretionary and management elected to maintain these at levels consistent with fiscal 1994.

  Indirect selling expenses for all years represent Tyson sales and marketing department expenses allocated to the Company, principally based on the Company's sales relative to Tyson's consolidated sales. This allocation decreased in both fiscal 1995 and fiscal 1996.

  General and administrative expenses are allocations of Tyson's corporate expenses. For all periods, the allocation of Tyson's general and administrative expenses has been made based on the Company's sales relative to Tyson's consolidated sales. The allocation decreased in fiscal 1996 due to the decrease in the Company's relative sales and decreases in Tyson's total general and administrative costs.

  Amortization expense represents the amortization of the excess of the purchase price over the fair value of the assets related to the acquisitions of Holly Farms and Gorges, Inc. The increase in fiscal 1995 is due to the inclusion of a full year of amortization expense related to the Gorges, Inc. acquisition which occurred at the beginning of the second quarter of fiscal 1994.

  Plant relocation expenses relate to the closure of the LeMars, Iowa facility and relocation of the production line to other Company facilities.

 Other Expenses

  Other expenses are non-recurring items consisting of losses on the disposal of fixed assets.

 Provision for Income Taxes

  The Company's results of operations have historically been included in Tyson's consolidated federal income tax return. However, the provision for income taxes for fiscal years 1994 through 1996 has been computed as though the Company had operated on a stand-alone basis. The Company's effective income tax rate was approximately 42%, 42% and 43% for fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  As a result of the Transactions, the Company has a significant annual principal and interest obligations. Borrowings under the Credit Facilities which totaled $49.0 million at December 28, 1996 ($40.0 million under the Term Loan Facility and $9.0 million under the Revolving Credit Facility) accrued interest at an average rate of 8.15% in the five week period ended December 28, 1996. Borrowings under the Senior Notes totaled $100.0 million at December 28, 1996, and accrued interest at 11.5%.

  In addition to its debt service obligations, the Company will need liquidity for working capital and capital expenditures. For the fiscal year ended September 28, 1996 the Company spent $0.7 million on capital projects. In the three month period ended December 28, 1996, the Company spent $0.4 million on capital projects, and expects to spend an additional $4.4 million in fiscal 1997, with as much as $2.0 million being spent on the establishment of a corporate administrative function, principally for computer software and hardware, as well as office furniture, fixtures and equipment. The remaining capital expenditures are primarily for the capital maintenance of the Company's facilities as well as the establishment of a research and development facility. The Company is in the process of creating an administrative structure to provide services some of which are currently being provided by Tyson under the Transition Services Agreement. In connection with the effort to establish an administrative structure the Company is hiring additional personnel into its newly leased Dallas corporate office. The Company estimates that fiscal 1997 expenses for its stand-alone administrative functions will be approximately $3.4 million.

  The Company's primary sources of liquidity are cash flows from operations and borrowings under the Revolving Credit Facility. The Company had additional credit availability of $21.0 million under the Revolving Credit Facility at December 28, 1996. In the five week period ended December 28, 1996, net cash from financing activities of $185.1 million ($194.0 million net of $8.9 million in financing related expenditures) was partially used by investing activities of $184.7 million in connection with the Acquisition and normal capital expenditures. Also, the Company had cash used by operating activities of $0.4 million, primarily in connection with the increases of working capital assets. At December 28, 1996, the Company had cash and cash equivalents of approximately $15,000. The Company anticipates that its working capital requirements, capital expenditures and scheduled repayments for fiscal 1997 will be satisfied through a combination of cash flows generated from operations together with funds available under the Revolving Credit Facility.

EFFECTS OF INFLATION

  Inflation has not had a significant effect on the operations of the Business. However, in the event of increases in inflation or commodity prices from recent levels, the Company could experience sudden and significant increases in beef costs. Over periods of 90 days or less, the Company may be unable to completely pass these price increases on to its customers. Management currently believes that over longer periods of time, it generally will be able to pass on price increases to its customers. See "Risk Factors-- Raw Materials" and "Business--Suppliers."

RECENT ACCOUNTING PRONOUNCEMENTS

  The Company does not plan to adopt the fair value-based measurement methodology for employees stock options contemplated by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," for financial reporting purposes. Accordingly, this Standard is not expected to have a significant effect on the Company's financial position or results of operations.

                                   BUSINESS

GENERAL

  The Company is a leading producer of value added processed beef products for the foodservice industry and is one of the few companies in this segment of the industry that markets and distributes nationally. The Company's products are marketed under the nationally recognized Quik-to-Fix and Gorges brand names, as well as the private labels of leading national foodservice distributors. The Company believes that its products are well positioned to take advantage of what it believes is a trend within the foodservice industry towards greater outsourcing of the food preparation process. Outsourcing provides many benefits to foodservice operators including consistent product quality, reduced preparation costs and increased food safety. For the fiscal year ended September 28, 1996, the Company had sales of $232.8 million.

  The Company purchases fresh and frozen beef and, to a lesser extent, pork and poultry, which it processes into a broad range of fully cooked and ready to cook products. The Company's two product categories are value added products and ground beef. Value added product offerings include (i) breaded beef items, such as country fried steak and beef fingers, (ii) charbroiled beef, such as fully cooked hamburger patties, fajita strips, meatballs, meatloaf and taco meat and (iii) other specialty products, such as fully cooked and ready to cook pork sausage, breaded pork and turkey, cubed steaks and Philly steak slices. Ground beef product offerings consist primarily of uncooked IQF hamburger patties. The Company operates four manufacturing facilities, three of which are dedicated to value added products and one of which produces ground beef products. The Company's products are sold primarily to the foodservice industry, which encompasses all aspects of away-from-home food preparation, including commercial establishments such as fast food restaurants and family dining restaurants and non-commercial establishments such as healthcare providers, schools and corporations. The Company sells its products principally through broadline and specialty foodservice distributors.

  The Company was formed in 1996 in connection with the Acquisition. Prior to the Acquisition, the Business operated as part of Tyson, the world's largest vertically integrated poultry processor. Tyson acquired a portion of the Business in 1989 through its acquisition of Holly Farms. In doing so, Tyson acquired two separate beef processing companies, Harker's and Quik-to-Fix, Inc., each of which had been acquired by Holly Farms in 1986. In 1990, Tyson sold the Harker's brand name and route sales division to Harker's Distribution, Inc., a company formed by former members of Harker's management. In January 1994, Tyson expanded its beef further processing operations by acquiring Gorges, Inc. a leading producer of charbroiled beef products. In April 1996, Tyson announced its intention to sell the Business in order to concentrate on its core poultry business. The Acquisition was consummated on November 25, 1996.

INDUSTRY

 The Foodservice Industry

  Purchases of food prepared away from home have grown consistently for over forty years and currently represent approximately 45% of total food purchases. Demand has risen due to various demographic changes, including increases in personal disposable income, the increasing number of single-parent households and the rising number of dual income families. Driven by the continuing consumer trend toward purchasing food prepared away from home, the foodservice industry is projected to grow at a nominal rate of 5.0% in 1996, superior to the growth prospects of the food industry in general, according to Technomic Inc. The Company believes it has strengthened its relationships with broadline and specialty foodservice distributors over the last decade, a period of industry consolidation. Furthermore, management believes that the Company is well positioned to continue to identify and capitalize on certain segments of the foodservice industry that are growing at a faster rate than the foodservice industry overall.

  The Company believes that restaurants and other foodservice providers are seeking to outsource more of the "back-of-the-house" food preparation process in order to reduce preparation costs and to ensure product safety, quality and consistency. Management believes the growth in the foodservice industry, combined with the trend of outsourcing food preparation, will enhance the growth of value added food processors.

 The Beef Industry

  Beef is the most consumed protein in the United States on the basis of boneless, per capita consumption. Although per capita beef consumption in the United States declined through the late 1980s as consumers became more concerned about the level of fat in their diet, the beef industry has taken steps to maintain beef as the nation's number one protein. Beef is now leaner than ever, with the average cut of beef 27% leaner than in 1985, due to closer trimming of fat, new leaner cuts of beef and the use of leaner cattle. According to the National Livestock and Meat Board, U.S. beef consumption is projected to be 65.2 boneless pounds per capita in 1996, up slightly from 64.1 pounds in 1990 and representing 32.5% of projected total meat consumption.

  According to the Beef Industry Council, within the foodservice industry, beef consumption increased from 6.22 billion beef servings in commercial restaurants in 1991 to 6.68 billion servings in 1994, a 7.4% increase. Furthermore, according to NPD/CREST, ground beef represents 79% of all beef served away from home. Fueled by high value "combo" meals in the fast food segment, ground beef sales in the restaurant industry grew by 3% in 1995.

  A number of national associations conduct research on consumer preferences for beef, run programs to promote the consumption of beef and conduct research on improvement of the beef product. These associations, which provide valuable category promotion, include The National Cattlemen's Association, The Beef Industry Council and the National Livestock and Meat Board.

 Value Added Beef Processors

  Value added beef processors such as the Company purchase fresh and frozen beef and process it into a broad range of fully cooked and ready to cook products sold primarily to the foodservice industry, including fast food and family dining restaurants, wholesale clubs, healthcare providers, schools and corporations. The Company believes that foodservice operators' priorities are quality, product consistency, food safety, ease of preparation and price and that its products satisfy these priorities.

GROWTH STRATEGY

  The Company's business was acquired from Tyson on November 25, 1996. Prior to the Acquisition, Tyson's management modified its strategy of providing a full range of center of the plate meat proteins in addition to chicken. Accordingly Tyson returned its focus to its core poultry business, as evidenced by its adoption of the "We're Chicken" campaign in early 1996.

  The Company's principal business objective is to build its higher margin value added business. Value added products address many of the concerns within the foodservice industry, including cost reduction, food safety and product quality and consistency. The Company also intends to utilize its ground beef manufacturing capabilities to target higher volume multi-unit accounts, especially where opportunities exist to cross-sell its higher margin value added products. Management believes that by operating as an integrated, stand alone enterprise, the Company will be better able to capitalize on its strengths and industry trends, including the following.

  . Favorable Trends in the Foodservice Industry. Purchases of food prepared away from home have grown consistently for over forty years and currently represent approximately 45% of total food purchases. Demand has risen due to various demographic changes, including increases in personal disposable income, the increasing number of single-parent households and the rising number of dual income families.

     The Company believes that there is also an increasing trend within the foodservice industry toward outsourcing more of the food preparation process to reduce preparation costs and to ensure product safety, quality and consistency. The Company addresses these outsourcing needs by producing products that are precooked or ready to cook (e.g. breaded, portioned and seasoned) and require little "back-of-the-house" preparation.

  . Strong Brand Names. The Gorges and Quik-to-Fix brands have been established for over 50 and 30 years, respectively. The Company believes its charbroiled beef and country fried steak customers associate the Gorges and Quik-to-Fix brand names with products that are high quality, safe and reasonably priced. The Company intends to capitalize on this brand recognition to increase the market penetration of its breaded beef and charbroiled beef products and to promote additional products under the Gorges and Quik-to-Fix brand names.

  . Focused Sales and Marketing Team. The Company's sales and marketing team consists of 16 experienced professionals, most of whom worked with Gorges, Inc. or Quik-to-Fix, Inc. prior to their acquisition by Tyson. Until May 1996, these sales professionals marketed substantially all of the Tyson product line. With volume based incentives, sales were dominated by high volume chicken products. The Company's sales force, now selling only the Company's product line, continues to be compensated based on sales volume and growth based incentive programs, all of which are tied to sales of the Company's predominantly beef based product lines.

  . Extensive Foodservice Broker Network. Management believes that the Company's extensive independent foodservice broker network, consisting of 51 brokers covering 49 states, is one of its most valuable assets. The brokers act as extensions of the Company's in-house sales force, providing sales and marketing support and an intensive sales effort focused on the major foodservice distributors in each of their respective regions. Management anticipates that the existing strong broker relationships will continue because of the revenue stream created by the Company's products, the continuity of the

     Company's sales and marketing team and the increased responsiveness to broker and customer needs resulting from the Company's exclusive focus on its own products.

  . Strong and Diverse Customer Base. The Company has a strong and diverse customer base, anchored by 48 of the 50 largest broadline foodservice distributors. The Company's products are purchased by 28 of the 50 largest multi-unit restaurant chains in the United States, including Shoney's, Chili's, Ponderosa and Cracker Barrel, as well as by institutional customers such as Marriott Corporation and school districts through the USDA Commodity Reprocessing Program. The Company's products are also purchased by wholesale club stores.

  . Modern Facilities With Excess Capacity. The Company operates four modern facilities using state-of-the-art equipment with capacity that will allow significant volume increases without major additional capital expenditures. Until recently, several plants had duplicative capabilities, creating production inefficiencies. During late fiscal 1995 and the first half of fiscal 1996, Tyson reconfigured the facilities, significantly enhancing the operating efficiency of the facilities, increasing capacity and reducing the Company's overall labor expenditures. The Company believes the full benefits of the Reconfiguration will first be realized in fiscal 1997.

  . Experienced and Focused Management Team. Prior to the Acquisition, the Company's four plants operated primarily as independent facilities rather than as an integrated unit. Furthermore, strategic decisions were made by corporate level managers whose principal focus was on Tyson's core poultry business. The Company is now operated by a team of managers almost all of whom have spent the majority of their careers in the beef processing industry. Most members of the management team were employed by Gorges, Inc., Quik-to-Fix, Inc. or Harker's prior to their acquisition by Tyson. The management team has developed valuable industry relationships and has extensive experience in key aspects of the Company's operations, including procurement, production, sales and marketing, research and development and distribution.

PRODUCT CATEGORIES

  The Company manufactures and markets an extensive variety of IQF, fully cooked and ready to cook beef, pork and poultry products. The Company's products are marketed under the nationally recognized Quik-to-Fix and Gorges brand names as well as the private labels of leading national foodservice distributors.

 Value Added Products

  The Company's breaded beef products are sold primarily under the Quik-to-Fix brand. The flagship product of the Quik-to-Fix brand is country fried steak. The primary customers for breaded beef products are commercial foodservice operators, including Shoney's, Cracker Barrel, Chili's, Steak and Ale and Marriott Corporation.

  Charbroiled beef products are the flagship items of the Gorges brand. Under the Gorges brand, the Company offers an extensive variety of fully cooked charbroiled beef products, including charbroiled steak burgers, meatballs, meatloaf, taco meat and chili. Customers for charbroiled beef products include a wide variety of commercial users such as Ponderosa, Ryan's, Subway, Golden Corral and Marriott Corporation, along with non-commercial users such as hospitals, schools and corporations. Growth in charbroiled beef products has been driven by customers' desire to minimize preparation time and concerns about the food safety issues surrounding the handling of raw beef products. The USDA Commodity Reprocessing Program for schools has also played an important role in the growth of these products, as it allows the Company to couple the processing of federally donated commodity products with the sale of other value added products, thereby increasing penetration in the important school foodservice program segment.

  Other value added products include a wide variety of fully cooked and ready to cook items such as pork sausage, beef luncheon steaks, cubed steaks, pre-cooked rib patties, meatloaf, stew beef and breaded turkey products. In March 1996, Quik-to-Fix Beef Steak Slices were introduced for use in Philly steak sandwiches, stir-fry and other sliced steak dishes. Customers for these specialty items include Stouffer's, Steak and Ale, Sam's Club and Subway.

  Value added products accounted for $149.6 million (66.7%), $154.1 million (56.8%) and $138.7 million (47.9%) of sales (excluding frozen portion steak sales) in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. Value added products accounted for $37.5 million (84.8%), $39.0 million (77.7%) and $34.9 million (74.7%) of total gross profits (excluding frozen portion steak sales) in fiscal 1996, fiscal 1995 and fiscal 1994, respectively.

 Ground Beef

  The Company serves the ground beef market principally through the sale of IQF patties. The ground beef market is very competitive and is served by a large number of national and regional suppliers. The Company's quality standards allow the Company to position its ground beef products as safer, healthier and more consistent. Ground beef customers include Sonic, Harker's, Sam's Club and Sysco.

  Ground beef accounted for $74.7 million (33.3%), $117.1 million (43.2%) and $150.7 million (52.1%) of sales (excluding frozen portion steak sales) and in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. Ground beef products accounted for $6.7 million (15.2%), $11.2 million (22.3%) and $11.8 million (25.3%) of gross profits (excluding frozen portion steak sales) in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SALES AND MARKETING

 Sales and Marketing Team

  The Company's sales and marketing team consists of 16 experienced professionals, most of whom worked with Gorges, Inc. or Quik-to-Fix, Inc. prior to their respective acquisitions by Tyson. Until May 1996, these sales professionals marketed substantially all of the Tyson product line. With volume based incentives, sales were dominated by high volume chicken products. The Company's sales force, now selling only the Company's product lines, continues to be compensated based on sales volume and growth based incentive programs, all of which are tied to sales of the Company's predominantly beef based product lines.

 Foodservice Broker Network

  Management believes that the Company's extensive independent foodservice broker network consisting of 51 brokers covering 49 states, is one of its most valuable assets. The brokers act as extensions of the Company's in-house sales force, providing sales and marketing support and an intensive sales effort focused on the major foodservice distributors in each of their respective regions. Most brokers sell a wide variety of products produced by other manufacturers. However, the brokers generally do not carry products that compete directly with those produced by the Company. The brokers are compensated on a commission basis and do not take title to the Company's products. Management anticipates that the existing strong broker relationships will continue because of the revenue stream created by the Company's products, the continuity of the Company's sales and marketing team and the increased responsiveness to broker and customer needs resulting from the Company's exclusive focus on its own products.

  The brokers perform the following functions: (i) sell the Company's products to foodservice distributors; (ii) provide administrative support for the Company and its foodservice distributors; and (iii) sell the Company's products to foodservice operators through product presentations, participation in broadline foodservice distributor food shows, training seminars for key foodservice operators, training seminars for distributor sales representatives and introduction and execution of new product rollout and promotional activities.

CUSTOMERS AND END USERS

 Overview

  Commercial and non-commercial foodservice operators are the primary end users of the Company's products. Commercial foodservice operators include fast food and family dining restaurants, multi-unit national chain accounts, regional chain accounts and wholesale clubs. Non-commercial foodservice operators include hospitals, corporations and schools (including through the USDA Commodity Reprocessing Program). The Company's sales force, in conjunction with the Company's independent foodservice brokers, markets the Company's products to broadline and specialty distributors, multi-unit chains and wholesale clubs. The majority of sales to foodservice distributors are effected through the Company's independent broker network. Foodservice distributors are the principal suppliers of the Company's products to the end users.

  During fiscal 1996, Sysco, Sam's Club and Harker's accounted for 17.8%, 13.2% and 12.6% of gross sales, respectively. See "Risk Factors--Importance of Key Customers."

 Foodservice Distributors

  Broadline foodservice distributors distribute a full line of dry, refrigerated and frozen food products to commercial and non-commercial foodservice operators. A majority of the Company's sales are made to broadline and specialty foodservice distributors which resell the Company's products to end users under the Gorges and Quik-to-Fix brand names or under the distributor's private label using items produced and packaged for the distributor. The Company has established strong relationships with 48 of the top 50 broadline foodservice distributors in the United States, including Sysco, Alliant Foodservice, Inc. and PYA/Monarch, Inc.

 End Users

  The four primary end users of the Company's products are: (i) independent commercial foodservice operators, including fast food, family dining and fine dining restaurants, snack bars and caterers, most of which purchase their products through broadline foodservice distributors; (ii) national accounts, concentrated in the rapidly growing fast food and family dining category, which generally have centralized buying organizations served by either broadline or specialty foodservice distributors; (iii) wholesale clubs such as Sam's Club and Price/Cost Co.; and (iv) non-commercial foodservice operators, including corporate cafeterias and health care and educational institutions, most of which purchase their products primarily through broadline foodservice distributors.

 USDA Commodity Reprocessing

  The Company participates in the USDA Commodity Reprocessing Program. Under this federal program, the Company takes USDA-donated commodity beef and further processes it for schools. The Company charges a fee for processing the beef into value-added further processed products such as charbroiled beef patties and fully cooked breaded beef patties. The program has complex administrative requirements with which the Company has significant experience. These complex administrative requirements make it difficult for competitors to enter the business on a casual basis. The majority of demand for products under the program arises each spring and fall; however, the frozen nature of the product allows production to be scheduled throughout the year to keep plant utilization high.

DISTRIBUTION

  The Company is one of the few value added beef processors that distributes its products nationally. Prior to the Acquisition, all of the Company's products were shipped frozen to customers, to public warehouses for distribution or to a Tyson warehouse for distribution with other Tyson products. Historically, two thirds of the Company's shipping requirements have been met by independent shippers and trucking lines with the remainder being shipped in Tyson-owned trucks with charges to the Company at market rates. Between 1994 and the

Acquisition Closing, Tyson required the Business to stock inventory at four separate warehouses to accommodate Tyson's poultry shipping needs, thereby resulting in higher inventory levels. The Company is now in the process of establishing its own distribution network using one or more public warehouses and common carriers. Management believes that this network will allow the Company to maintain its national distribution capability while reducing inventory levels.

SUPPLIERS

  The three major components of the Company's products are: (i) meat proteins;
(ii) batter, breading, spices and other ingredients; and (iii) packaging material.

  The Company has long standing relationships with numerous major beef suppliers and operates a centralized procurement group which is responsible for sourcing beef for all of its facilities. Approximately 70% of the Company's beef needs are sourced from three major suppliers: IBP; Montfort (ConAgra); and Excel (Cargill). The Company's pork and poultry needs also are sourced primarily from these major suppliers. Although the supply of meat proteins is concentrated, it is a commodity market and supplies at USDA standards are readily available from a variety of sources. The Company typically purchases raw materials from its suppliers using short-term purchase orders. The Company does not speculate in the markets for its raw materials and generally does not enter into long-term contractual arrangements with its suppliers. As a matter of policy, the Company performs its own quality assurance testing of its raw materials. See "Risk Factors--Raw Materials."

  Batters, breading, spices and other ingredients, once specified, are purchased at the plant level, typically from regional suppliers.

  Virtually all packaging material requirements for the Company's products, which consist of corrugated boxes, plastic bags and labels, are sourced on a local basis for each of the plants.

RESEARCH AND DEVELOPMENT

  Over the past three years, the Company has introduced a variety of new products or product extensions, including Beef TastyRib, charbroiled meatballs, cooked taco meat, breakfast country fried steaks, beef steak slices, Quik-to-Fix homestyle country fried steaks, breaded turkey and cooked babyback ribs. Research and development activities for the Business have historically been carried out at centralized Tyson facilities in Arkansas, and these facilities will be available for use by the Company for up to twelve months after the Acquisition Closing. The Company's Garland, Texas facility has space which was specifically designed and used for conducting food related research and development prior to its acquisition by Tyson. Such space will eventually be utilized by the Company for research and development of new and existing products. The Company currently employs four research and development professionals dedicated to product development, headed by a team leader with a Ph.D. in animal science. The Company's research and development team works closely with the sales force to respond to changing customer needs.

ENVIRONMENTAL MATTERS

  The operations of the Company and the ownership of real property by the Company are subject to extensive and changing federal, state and local environmental laws and regulations. The Company believes it is currently in material compliance with all known material and applicable environmental regulations and currently does not expect to make material capital expenditures with respect to environmental control facilities during fiscal 1997. The Company did not assume any liabilities for environmental matters relating to the operation of the Business prior to the Acquisition Closing. In the future, the Company may be involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters and may be required to make capital expenditures to comply with environmental laws.

  Prior to the Acquisition, Tyson incurred monthly surcharges of approximately $40,000 to the city of Garland, Texas as a result of effluent wastewater discharges from the Garland, Texas facility. Tyson elected to pay the monthly surcharges rather than modify the facility to allow its operation without incurring such surcharges. Since the Acquisition, the Company has continued to incur the monthly surcharges and the Company currently does not intend to modify the facility to allow its operation without incurring such surcharges. The amount of the surcharge is calculated based on the amount of effluent discharge and the total amount of water used by the Garland, Texas plant. Management does not believe that the incurrence of the aforementioned surcharges will have a material adverse effect on the Company's business, results of operations and debt service capabilities. There can be no assurance, however, that such surcharges will not be increased or that the Company will not be required to modify its operations, which may result in significant expenses or material capital expenditures. See "Risk Factors--Compliance with Environmental Regulations."

PROPERTIES

  The Company's properties consist of the following manufacturing facilities:

 LOCATION                                      PRODUCT CATEGORY   SQUARE FOOTAGE
 --------                                      ----------------   --------------
Garland, Texas.............................. Value added products    122,166
Harlingen, Texas............................ Value added products    111,412
Orange City, Iowa........................... Ground beef             135,600
Sioux Center, Iowa.......................... Value added products     72,211

  All of the manufacturing facilities are owned by the Company. The Company's principal executive offices are located at 9441 LBJ Freeway, Suite 214, Dallas, Texas 75243.

EMPLOYEES

  The Company employs approximately 1,100 people. Currently, approximately 200 employees of a total of 253 union-eligible employees at the Garland, Texas facility are represented by the Union. The Company and the Union have not entered into a collective bargaining agreement. The Garland, Texas Facility is being operated pursuant to the terms and conditions specified by the Company at the time of the Acquisition Closing. The Company is not obligated to enter into the collective bargaining agreement agreed upon by Tyson and the Union or to continue to operate the Garland, Texas Facility pursuant to the terms of such agreement. Management is currently negotiating a replacement collective bargaining agreement with the Union, although there can be no assurance that it will be successful in doing so. Except for employees at the Garland, Texas facility, none of the Company's employees are represented by a union. The Company believes that its employee relationships are generally good.

PATENTS AND TRADEMARKS

  The Company utilizes a number of U.S. trademarks, the most important of which are Gorges(R) and Quik-to-Fix(R). Certain of the Company's products are marketed under additional trademarks, such as Crispntender(R), Tenderbroil(R) and TastyRib(R). Although the Company's management considers all such intellectual property to be valuable assets, management believes that the loss or expiration of any patents or trademarks, other than the Gorges or Quik-to-Fix trademarks, would not have a material adverse effect on the Company's business, results of operations and debt service capabilities.

  In addition, pursuant to a license agreement entered into in connection with the Acquisition, the Company has a limited right to use the name "Tyson" to the extent it appears on packaging materials obtained in the Acquisition. The Company may use such materials until its supply of such materials is exhausted, but in no event for more than six months after the date of the Acquisition Closing. The Company considers protecting its intellectual property rights to be important to its business.

  Various trademarks, service marks and trade names to which reference is made in this Prospectus are the property of owners other than the Company. Such owners have all applicable rights with respect to their respective trademarks, service marks and trade names.

SEASONALITY

  Certain of the end uses for some of the Company's products are seasonal. Demand in many markets is generally higher in the period from July to September due to higher demand for beef products during the summer months and increased purchasing by schools in anticipation of the commencement of the school year. As a result, Company sales and profits are generally higher in the Company's fourth quarter than in any other quarter during its fiscal year. In addition, demand in many markets is generally lowest in the period from January to March, resulting in lower sales and profits in the Company's second quarter.

COMPETITION

  The value added beef processing industry is highly competitive, with a large number of competitors offering similar products. The Company's most significant competitors in its primary markets are Advance Meats, King's Command, Penthouse Meats, Hudson Specialty Foods, Travis Meats and Zartic. In addition, certain of the Company's suppliers, such as Cargill, IBP and ConAgra, produce ground beef products that compete directly with certain of the Company's products. The Company seeks to successfully compete with these suppliers by providing a diversity of product offerings and custom order packaging to meet its customers' needs. However, there can be no assurance that such suppliers will not expand their presence in the value added beef processing industry in the future. These suppliers and Hudson Specialty Foods are larger and have greater resources than the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

  The Company is subject to federal, state and local health laws and regulations that establish standards for the manufacture, storage, labeling and transport of foodstuffs. The USDA is the regulatory body which is primarily responsible for oversight of the Company's operations. Beef, pork and poultry inspection is mandatory, under the jurisdiction of the Food Safety and Inspection Service (a division of the USDA), for meat that is transported across state lines or is otherwise placed in interstate commerce. Tyson has made, and the Company may be required to make, capital expenditures in response to changing compliance standards and production, storage, and transportation technology.

  The Company operates a USDA-approved Total Quality Control program at each facility. The Company's programs assure that the Company's products are manufactured under conditions that meet or exceed all applicable government standards. Such programs are monitored by federal inspectors and include: (i) inspection of meat at various stages of processing; (ii) temperature monitoring for both fresh and cooked meat; (iii) review of packaging and labels used for fresh and processed meat; and (iv) controlling and monitoring the use of additives.

  As a participant in the USDA Commodity Reprocessing Program for schools, the Company must adhere to certain rules, regulations and guidelines. Such rules, regulations and guidelines include financial surety bonding in the state of operation, product inspection and grading and certain reporting requirements. Should the Company fail to remain in compliance with such rules, regulations and guidelines, it could be excluded from the USDA Commodity Reprocessing Program which could have a material adverse effect on the Company's business, results of operations and debt service capabilities. See "Risk Factors-- Governmental Regulation."

  The operations and the products of the Company are also subject to state and local regulation through such measures as licensing of plants, enforcement of health standards and inspection of the facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of violative products, cease and desist orders, injunctions and/or monetary penalties. Management believes that the Company's facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

LEGAL PROCEEDINGS

  The Company did not assume any litigation relating to the Business that was pending as of the Acquisition Closing. Tyson agreed to indemnify the Company with respect to any litigation that may arise in the future to the extent such litigation relates to the conduct of the Business prior to the Acquisition Closing. The Company is not a party to nor are any of its properties subject to any lawsuit or proceeding which, in the opinion of management of the Company, is likely, individually or in the aggregate,to have a material adverse effect on the Company.

  The Company is likely to be subject to claims arising from time to time in the ordinary course of its business. In certain of such actions, plaintiffs may request punitive or other damages that may not be covered by insurance and, accordingly, no assurance can be given with respect to the ultimate outcome of any such possible future claims or litigation or their effect on the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY

  Set forth below are the names and positions of the directors, officers and significant employees of the Company.

     NAME                               AGE               POSITION
     ----                               ---               --------
   J. David Culwell....................  45 Chief Executive Officer and Director
   Richard E. Mitchell.................  55 President and Director
   Randall H. Collins..................  49 Vice President--Sales and Marketing
   A. Scott Letier.....................  35 Chief Financial Officer
   Robert M. Powers....................  55 Vice President--Operations
   Hernando Aviles.....................  40 Vice President--Human Resources
   Stuart Alan Ensor...................  39 Director of Research and Development
   Richard L. Cravey...................  51 Director
   William A. Davies...................  50 Director
   James A. O'Donnell..................  43 Director

  J. DAVID CULWELL became Chief Executive Officer and a Director of the Company at the time of the Acquisition Closing. Mr. Culwell has been an independent food industry consultant since January 1991.

  RICHARD E. MITCHELL joined Tyson in January 1994 as a Non-Commercial Division Manager and in April 1996, was promoted to Vice President/General Manager for the Business, where he was responsible for the Sales and Marketing, Operations, Research and Development and Quality Assurance, and Human Resources departments. Mr. Mitchell formerly was Vice President of Sales of Gorges, Inc. and served on the Board of Directors of Gorges, Inc. from July 1991 until Tyson's acquisition of Gorges, Inc. in 1994. He became a director of the Company at the time of the Acquisition Closing.

  RANDALL H. COLLINS was employed by Tyson as Vice President of Sales and Marketing for the Business since April 1996, where he is responsible for a 16 member sales and marketing staff. Prior to holding this position, Mr. Collins held a number of positions at Tyson, including Division Manager for Tyson Foodservice, Division Sales Manager for Tyson Beef and Pork, and Division Manager for Beef Sales. Prior to joining Tyson in 1989 as a result of Tyson's acquisition of Holly Farms, he held a number of general management and sales positions at Harker's/Holly Farms and Kraft/General Foods.

  A. SCOTT LETIER has been Vice President and Chief Financial Officer since joining the Company on December 10, 1996. Prior to joining the Company Mr. Letier served as the Senior Vice President and Chief Financial Officer of CS Wireless Systems, Inc. from July 1996 until December 1996. Mr. Letier also served as the Vice President of Finance and Chief Financial Officer of AmeriServ Food Company from July 1993 until June 1996. Mr. Letier served as the Vice President and Corporate Controller of AmeriServ Food Company from February 1992 until July 1993. Mr. Letier is a certified public accountant.

  ROBERT M. POWERS was employed by Tyson as Vice President of Operations for the Business since April 1996. Prior to that time, Mr. Powers was Director of Commodity Procurement for Tyson, a position to which he was promoted in 1991.

  HERNANDO AVILES was employed by Tyson as Vice President--Human Resources, Beef and Pork Division since February 1994, where he was responsible for overseeing six personnel location directors, with responsibility over all human resources practices and policies. Mr. Aviles joined Tyson in 1989 as the Complex Personnel Manager for the New Holland, Pennsylvania complex of Tyson. Prior to 1989, Mr. Aviles held various positions at Holly Farms.

  STUART ALAN ENSOR was named Director of Research and Development and Quality Assurance for the Business in April 1996. Previously, Mr. Ensor served as Senior Food Scientist since December 1993. Prior to that time, Mr. Ensor held the position of Senior Food Scientist at Cargill, Inc. from April 1992 until November 1993 and a similar position at Pilgrim's Pride Corporation from July 1990 until March 1992.

  RICHARD L. CRAVEY has been a director of the Company since October 1996. Mr. Cravey is a member of CGW Southeast III, L.L.C., the general partner of CGW (the "General Partner"), and is jointly responsible for all major decisions of the General Partner. Mr. Cravey is also a member of CGW Southeast Management III, L.L.C., (the "Management Company"), an affiliate of CGW. In addition, Mr. Cravey is a member of Le Select III, L.L.C. (the "Limited Partner"), a limited partner of CGW. Mr. Cravey has been a member of the General Partner, the Management Company or affiliated entities for more than five years. He is a director of AMRESCO, Inc. and Cameron Ashley Building Products, Inc.

  WILLIAM A. DAVIES has been a director of the Company since October 1996. Mr. Davies is a member of each of the General Partner and the Limited Partner, and is responsible for sourcing, structuring and negotiating transactions, participating in strategic planning with portfolio company managements to maximize value and managing exit strategies. In addition, Mr. Davies is involved in managing the administrative functions of the General Partner. Mr. Davies has been a member of the General Partner or an employee of affiliates of the General Partner for more than five years.

  JAMES A. O'DONNELL has been a director of the Company since October 1996. Mr. O'Donnell has been a member of the General Partner since 1995, and is responsible for sourcing, structuring and negotiating transactions, participating in strategic planning with portfolio company managements to maximize value and managing exit strategies. Mr. O'Donnell is also a member of the Limited Partner. Mr. O'Donnell has been a general partner of Sherry Lane Partners, a private equity investment firm based in Dallas, Texas, since 1992. Also, Mr. O'Donnell has been a general partner of O'Donnell & Masur, a private equity investment firm based in Dallas, Texas, since 1989. He is a director of Bestway Rental, Inc.

EMPLOYMENT AGREEMENTS

  The Company entered into employment agreements (the "Employment Agreements") with Messrs. Culwell, Mitchell, Collins, Powers, Letier, Aviles and Ensor (each a "Senior Manager" and collectively the "Senior Management") for terms expiring on the fifth anniversary of the Acquisition Closing, subject to automatic one-year renewals unless either party gives 60 days notice not to renew. The Company has the right to terminate the Employment Agreements at any time prior to expiration. However, if a Senior Manager is terminated other than for cause, death or disability, such Senior Manager will receive, in addition to earned salary and bonus, a severance payment equal to 12 months base salary. If a Senior Manager is terminated for cause, death or disability, such Senior Manager will receive only earned salary and bonus due as of the date of termination. The Employment Agreements will also contain non-competition, non-solicitation and confidentiality provisions.

  Mr. Culwell's Employment Agreement provides for a base salary of $175,000, and Mr. Culwell is eligible to receive a bonus of up to 50% of his base salary at the discretion of the Company's Board of Directors. Mr. Mitchell's Employment Agreement provides for a base salary of $159,000, and Mr. Mitchell eligible to receive a bonus of up to 50% of his base salary at the discretion of the Company's Board of Directors. Mr. Collins' Employment Agreement provides for a base salary of $142,500, and Mr. Collins is eligible to receive a bonus of up to 50% of his base salary at the discretion of the Company's Board of Directors. Mr. Powers' Employment Agreement provides for a base salary of $115,000, and Mr. Powers will be eligible to receive a bonus of up to 40% of his base salary at the discretion of the Company's Board of Directors.
Mr. Letier's Employment Agreement provides for a base salary of $130,000, and Mr. Letier is eligible to receive a bonus of up to 40% of his base salary at the discretion of the Company's Board of Directors. Mr. Aviles' and Mr. Ensor's Employment Agreements are substantially similar in form to those of the other Senior Managers.

STOCK INCENTIVE PLAN

  At the Acquisition Closing, GHC adopted a Stock Incentive Plan (the "Plan") pursuant to which options to purchase up to 112,500 shares of restricted GHC common stock (the "Options") may be granted to the Senior Management or other employees selected for participation in the Plan by the Company's Board of Directors (each an "Optionee"). The Options are subject to a five year vesting period and will be exerciseable at the same price per share as the GHC stock sold through the Equity Private Placement ("Cost"). The Options will immediately and fully vest in the event of a change in control of GHC or the Company or the sale of substantially all of the Company's assets. The Options will provide that Optionees may not transfer shares acquired pursuant thereto except to the extent that any transferee agrees to be bound by the same restrictions as the Optionee. The Plan also provides for other equity-based forms of incentive compensation in addition to the Options. See "Certain Transactions--Securities Purchase and Stockholders Agreement."

                              CERTAIN TRANSACTIONS

SECURITIES PURCHASE AND STOCKHOLDERS AGREEMENT

  At the Acquisition Closing, CGW, NBIC, FPGT and the Senior Managers (except for Mr. Letier) (the "Stockholders") entered into a Securities Purchase and Stockholders Agreement (the "Securities Purchase and Stockholders Agreement") with regard to GHC. All future purchasers of GHC common stock will be required to enter into the Securities Purchase and Stockholders Agreement. The Securities Purchase and Stockholders Agreement contains provisions concerning the governance of GHC and the Company, restrictions on the transferability of the securities of GHC and the Company and registration rights for the securities of GHC held by the Stockholders.

  The governance provisions of the Securities Purchase and Stockholders Agreement provide that the Board of Directors of GHC will consist of up to five members all of whom shall be designated by CGW, and that the Board of Directors of the Company shall be comprised of the directors of GHC. The Securities Purchase and Stockholders Agreement requires holders of voting securities of GHC to vote their shares in favor of such designees of CGW for election as directors of GHC. The Securities Purchase and Stockholders Agreement also grants to each of NBIC and FPGT the right, except in certain circumstances, to have a representative in attendance at all meetings of the Board of Directors of GHC or the Company.

  The Securities Purchase and Stockholders Agreement grants to the stockholder parties thereto pre-emptive rights, exercisable pro rata in accordance with their respective ownership of common stock of GHC, to purchase shares of common stock or other equity securities of GHC (other than shares of common stock issued upon exercise of options, rights, awards or grants pursuant to the Plan and common stock issued in exchange for common stock of another class), and further provides for certain co-sale rights and obligations in the event CGW elects to sell all or a portion of its shares of GHC's common stock. Additionally, GHC has a right of first refusal in connection with any proposed sale by NBIC, FPGT or any Senior Manager of its or his investment in GHC.

  The Securities Purchase and Stockholders Agreement provides that if a Senior Manager's employment is terminated for any reason other than for cause, GHC will have the right to repurchase any shares owned by such Senior Manager at the greater of cost or fair value. If a Senior Manager's employment is terminated for cause, GHC will have the right to repurchase any shares owned by such Senior Manager at the lesser of fair value or cost. Such right is exercisable within 180 days following such termination of employment of the Senior Manager. Fair value of the repurchased shares shall be determined by agreement between GHC and the Senior Manager whose shares are being repurchased or, failing such agreement, by an independent investment banking firm.

  If GHC is unable to exercise either its right of first refusal or right to repurchase shares of common stock from a Senior Manager whose employment is terminated, it may assign such right to the other Stockholders who are parties to the Securities Purchase and Stockholders Agreement (other than the Stockholder whose shares are subject to such rights), who may exercise such rights in accordance with their respective ownership of common stock.

TRANSACTIONS WITH CGW AND ITS AFFILIATES

  At the Acquisition Closing, the General Partner entered into a consulting agreement (the "Consulting Agreement") with the Company whereby the Company will pay the General Partner a monthly retainer fee of $30,000 for financial and management consulting services. The General Partner may also receive additional compensation (not to exceed an aggregate of $500,000 annually) if approved by the Board of Directors of the Company at the end of the Company's fiscal year, based upon the overall performance of the Company. The Consulting Agreement expires five years from the Acquisition Closing. At the Acquisition Closing, the General Partner will delegate its rights and obligations under the Consulting Agreement to the Management Company, an affiliate of CGW.

  At the Acquisition Closing, the Company paid to the Management Company, an affiliate of CGW, a fee of $2.65 million for its services in assisting the Company in structuring and negotiating the Transactions.

  The Company believes that the terms and conditions of the Consulting Agreement, the fees paid to the General Partner thereunder and the fees paid to the Management Company are consistent with arms-length transactions with unaffiliated parties. In addition, the terms and conditions of the Credit Agreement and the Indenture restrict the Company's ability to enter into certain transactions with Affiliates. See "Description of Notes--Certain Transactions--Transactions with Affiliates."

TRANSACTIONS WITH NBIC AND ITS AFFILIATES

  NationsBank of Texas, N.A. (the "Bank"), an affiliate of NBIC and the Initial Purchaser, was paid usual and customary fees for underwriting, structuring, syndicating and administering the Credit Facilities. The Initial Purchaser received a portion of the fees related to underwriting, structuring and syndicating the Credit Facilities. The Initial Purchaser received $3.0 million in discounts and commissions in connection with the Initial Offering. See "Description of Credit Facilities."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Certificates of Incorporation of the Company and GHC contain provisions eliminating the liability of directors for monetary damages for breaches of their duty of care to the Company or GHC, as applicable, except in certain prescribed circumstances. The Certificates of Incorporation and Bylaws of the Company and GHC also provide that directors and officers of the Company and GHC will be indemnified by the Company and GHC, respectively, to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company or GHC, as appropriate. The Certificate of Incorporation and Bylaws of the Company and GHC provide that the right of directors and officers to indemnification is not exclusive of any other right now possessed or hereinafter acquired under any statute, agreement or otherwise.

                             PRINCIPAL STOCKHOLDER

  GHC owns 100% of the issued and outstanding capital stock of the Company. GHC is owned 55.6% by CGW, 20.0% by NBIC and 24.4% by FPGT, without taking into consideration any shares that may be owned by the Optionees pursuant to the Plan. Pursuant to the Securities Purchase and Stockholders Agreement, the Senior Managers entered into subscription agreements to purchase an aggregate of 1.2% of the capital stock of the Company at Cost (the "Management Stock") without taking into consideration any shares that may be owned by the Optionees pursuant to the Plan. The closings for the purchase of the Management Stock will be held approximately 100 days after the Acquisition Closing, at which time GHC will be owned 54.9% by CGW, 19.8% by NBIC, 24.1% by FPGT and 1.2% by the Senior Managers without taking into consideration any shares that may be owned by the Optionees pursuant to the Plan. Additionally, the Options will permit the Optionees to purchase up to an aggregate of 20% of the capital stock of the Company on a fully diluted basis. The Limited Partner and affiliated entities of each of NBIC and FPGT are limited partners of CGW. See "The Acquisition, Financing and Related Transactions;" "Management;" "Certain Transactions;" and "Description of Credit Facilities--Security."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

  The Senior Notes were originally issued and sold on November 25, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. In connection with the sale of the Senior Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of notes of the Company covered by such registration statement and containing the same terms as the Senior Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Notes tendered at the option of the holders thereof. If (i) any changes in law or applicable interpretations of the Commission Staff do not permit the Company to effect the Exchange Offer, or (ii) for any reason the Exchange Offer is not consummated by April 30, 1997, or (iii) in certain other circumstances, the Company will, at its expense, (a) as promptly as practicable, and in any event no more than 60 days after such filing obligation arises or requested by eligible holders of Notes, file with the Commission a Shelf Registration Statement covering resales of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (c) keep the Shelf Registration Statement continuously effective until three years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. In the event that either (w) the Exchange Offer Registration Statement is not filed with the Commission on or prior to January 31, 1997 or the Shelf Regiatration Statement is not filed within 60 days after the such filing obligation arises or requested by holders of such Notes, (x) either the Exchange Offer Registration Statement is not declared effective prior to March 31, 1997, or the Shelf Registration Statement is not declared effective on or prior to 45 days after the filing of the Shelf Registration Statement, (y) the Exchange Offer is not consummated on or prior to April 30, 1997, or (z) either the Exchange Offer Registration Statement or the Shelf Registration Statement is filed and declared effective but thereafter ceases to be effective during the 180-day period following the consummation of the Exchange Offer or the three-year period following the effective date of the Shelf Registration Statement, as appropriate, the Company will be required to pay liquidated damages as described in the Registration Rights Agreement. See "Senior Notes Registration Rights."

TERMS OF THE EXCHANGE

  The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Senior Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Senior Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will generally not be entitled to registration rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes" and "Senior Notes Registration Rights."

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange.

  Based on its view of interpretations set forth in no-action letters issued by the Commission Staff to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities, (ii) any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer that acquired Senior Notes directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that holds Senior Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter, and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Senior Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of no more than 180 days after the Expiration Date. Any holder that cannot rely upon such interpretations will be ineligible, under Commission policy, to participate in the Exchange Offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction involving the Notes.

  Tendering holders of Senior Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Notes pursuant to the Exchange Offer.

  The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on      , 1997 unless the Company in
its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to IBJ Schroder Bank & Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

  The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Senior Notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Senior Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Senior Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., Eastern time, on the Expiration Date, the Company will exchange the Exchange Notes for the Senior Notes on the Exchange Date.

  If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Senior Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

  This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Senior Notes and will be finished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Notes.

HOW TO TENDER

  The tender to the Company of Senior Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  General Procedures. A holder of a Senior Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

  If tendered Senior Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Senior Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Senior Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

  Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes should contact such holder promptly and instruct such holder to tender Senior Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Notes, either make appropriate arrangements to register ownership of the Senior Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

  Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Notes by causing the Book Entry Transfer Facility to transfer such Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  THE METHOD OF DELIVERY OF SENIOR NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Senior Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Senior Notes being tendered, the names in which the Notes are registered and, if possible, the certificate numbers of the Senior Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Senior Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Notes being tendered by the above-described method (or a timely, Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Notes (or a timely Book-Entry Confirmation).

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering Senior Notes for exchange (the "Transferor") exchanges, assigns and transfers the Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Senior Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Notes. The Transferor further agrees that acceptance of any tendered Senior Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

  By tendering Senior Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act, it is not a broker-dealer that owns Senior Notes acquired directly from the Company or an affiliate of the Company, it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) it is an affiliate of the Company or of the Initial Purchaser of the Senior Notes in the Initial Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

  Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Notes to be withdrawn, the certificate numbers of Senior Notes to be withdrawn, the principal amount of Senior Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Senior Notes exchanged and the name of the registered holder of such Senior Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Notes being withdrawn. The Exchange Agent will return the properly withdrawn Senior Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF SENIOR NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Senior Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of Senior Notes for the purposes of receiving Exchange Notes from the Company and causing the Senior Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Senior Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Notes. Senior Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Senior Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if
(a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or
(iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus and under the heading "Explanatory Note" or would otherwise make it inadvisable to proceed with the Exchange Offer, or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

  Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, the Company will not accept for exchange any Senior Notes tendered and no Exchange Notes will be issued in exchange for any such Senior Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

  Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

  The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $500,000.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

  HOLDERS OF NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

OTHER

  Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Senior Notes. Holders of the Senior Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled certain covenants contained in the terms of the Senior Notes and the Registration Rights Agreement. Holders of the Senior Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Notes." All untendered Senior Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "Risk Factors--Consequences of Exchange and Failure to Exchange."

  The Company may in the future seek to acquire untendered Senior Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Senior Notes which are not tendered in the Exchange Offer.

                              DESCRIPTION OF NOTES

GENERAL

  The Exchange Notes will be issued, and the Senior Notes were issued, pursuant to an Indenture (the "Indenture") between the Company, as issuer, and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Exchange Notes will, and the Senior Notes currently, include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Notes will be, and the Senior Notes are, subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "Certain Definitions."

  The Exchange Notes will be, and the Senior Notes are, unsecured senior subordinated general obligations of the Company. The Company, subject to certain exceptions, will cause each future Subsidiary of the Company that guarantees the Company's obligations under the Credit Agreement or any other Senior Indebtedness to enter into a supplemental indenture providing for the unconditional guarantee of the Notes on a senior subordinated and unsecured basis (a "Note Guarantee") by such Subsidiary (a "Guarantor") as required in the Indenture; provided that any Guarantor that is released from its guarantee of the Company's obligations under the Credit Agreement and any other Senior Indebtedness shall also be released from its Note Guarantee.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited in aggregate principal amount to $100 million and will mature on December 1, 2006. Interest on the Notes will accrue at the rate of 11 1/2% per annum and will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 1997, to holders of record on the immediately preceding May 15, and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date on which the Notes were originally issued. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Global Notes and Certificated Notes (as such terms are defined below under the caption "Book Entry, Delivery and Form") the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be in the office of the Trustee maintained for such purpose. The Notes will be issued only in fully registered form, without coupons and in denominations of $1,000 and integral multiples thereof; provided that Certificated Notes originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) will be subject to a minimum denomination of $250,000.

POTENTIAL NOTE GUARANTEES

  The Company currently has no Subsidiaries, and there are no Note Guarantees. Under any Note Guarantee that may exist in the future, the Guarantor will irrevocably and unconditionally, jointly and severally, guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture and the Notes. The Guarantor will agree to pay, in addition to any amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantee. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Guarantor without rendering such Note Guarantee as it relates to such Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors--Fraudulent Conveyance Statutes."

  Each Note Guarantee that may exist in the future will be a continuing guarantee and shall (a) remain in full force and effect until payment in full of all of the Company's Obligations under the Indenture and the Notes or until such Guarantor is released from its guarantee of Indebtedness of the Company under the Credit Agreement and any other Senior Indebtedness and (b) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns. Each Note Guarantee shall be a guarantee of payment and not of collection.

SUBORDINATION

  The payment of principal of, and premium, if any, interest and Liquidated Damages, if any, on the Senior Notes are, and the Exchange Notes will be, subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations in respect of Senior Indebtedness, which will include borrowings under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due with respect to Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness regardless of whether such interest is an allowed claim in such proceeding) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and holders of Notes may recover payments made from the trust described under the caption "Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or with respect to the Notes (except in such subordinated securities or from the trust described under the caption "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, the premium, if any, or the interest on, or of any regularly accruing fees constituting, Obligations in respect of Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Agent Bank or the holders or the representative of the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the first day of the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.

  The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of any Event of Default.

  As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, or upon the occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Notes, there may not be sufficient assets remaining to satisfy the claims of the holders after satisfying the claims of creditors of the Company who are holders of Senior Indebtedness and claims of creditors of the Company's Subsidiaries. See "Risk Factors--Subordination of Notes." On a pro forma basis, after giving effect to the Acquisition and the Financing, including the application of the net proceeds from the issuance of the Notes, the principal amount of Senior Indebtedness outstanding at September 28, 1996 would have been approximately $48.0 million. As of December 28, 1996, the Company had borrowed approximately an additional $1.0 million of Senior Indebtedness under the Revolving Credit Facility to finance working capital needs. In addition, the Company expects to draw down an additional $11.0 million under the Revolving Credit Facility during the first six months of calendar 1997 to finance working capital needs. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. The terms of the Indenture permit the Company and its Subsidiaries to incur additional Indebtedness, subject to certain limitations, including additional Senior Indebtedness and Indebtedness that may be secured by Liens on property of the Company and its Subsidiaries. See the discussion below under the captions "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and "Certain Covenants--Liens."

SUBORDINATION OF ANY FUTURE NOTE GUARANTEES; RELEASE OF ANY FUTURE NOTE
GUARANTEES

  Any Note Guarantees that may exist in the future will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations in respect of Senior Indebtedness of the Company and of the relevant Guarantor, which will include guarantees of each Guarantor of Indebtedness of the Company under the Credit Agreement, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of a Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Senior Indebtedness of such Guarantor or Senior Indebtedness of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness of such Guarantor or Senior Indebtedness of the Company (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness of such Guarantor or Senior Indebtedness of the Company regardless of whether such interest is an allowed claim in such proceeding) before the holders of Notes will be entitled to receive any payment with respect to the relevant Note Guarantee, and until all Obligations with respect to Senior Indebtedness of such Guarantor or Senior Indebtedness of the Company are paid in full in cash, any payment that would have been made under such Note Guarantee shall be made to the holders of Senior Indebtedness of such Guarantor or Senior Indebtedness of the Company (except that holders of Notes may receive securities that are subordinated at least to the same extent as such Note Guarantee to Senior Indebtedness of such Guarantor and to any securities issued in exchange for Senior Indebtedness of such Guarantor).

  Such Guarantor also may not make any payment upon or in respect of its Note Guarantee (except in such subordinated securities of such Guarantor) if (i) a default in the payment of the principal of, the premium, if any, or interest on, or of any regularly accruing fees constituting, Obligations in respect of Designated Senior Indebtedness of the relevant Guarantor or of the Company occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of such Guarantor or of the Company which permits holders of the Designated Senior Indebtedness of such Guarantor or of the Company as to which such default relates to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the holders or the representative of the holders of any Designated Senior Indebtedness of such Guarantor or of the Company. Payments under any Note Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and
(b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness of the relevant Guarantor or of the Company has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 days.
  As a result of the subordination provisions described above, in the event that any Guarantor is required to make a payment under a Note Guarantee, there may not be sufficient assets remaining to satisfy the claims of the holders with respect to such Note Guarantee after satisfying the claims of creditors of such Guarantor who are holders of Senior Indebtedness of such Guarantor. The terms of the Indenture permit Subsidiaries of the Company to incur Indebtedness, subject to certain limitations, including additional Senior Indebtedness and Indebtedness that may be secured by Liens on property of the Subsidiaries. See the discussion below under the captions "Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Certain Covenants--Liens."


  The Indenture provides that any Guarantor that is released from its guarantee of the Company's obligations under the Credit Agreement and any other Senior Indebtedness shall also be released from its Note Guarantee. One of the circumstances in which this could occur is in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor or a sale or other disposition of all of the Capital Stock of any Guarantor; provided, in each case, that such transaction is carried out in accordance with the covenants described below under the captions "Repurchase at the Option of Holders--Asset Sales" and "Certain Covenants--Merger, Consolidation or Sale of Assets."

OPTIONAL REDEMPTION

  The Notes will not be redeemable at the Company's option prior to December 1, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2001..............................................................  105.750%
   2002..............................................................  103.833%
   2003..............................................................  101.917%
   2004 and thereafter...............................................  100.000%

  Notwithstanding the foregoing, at any time prior to December 1, 1999, the Company, at its option, may redeem the Notes, in part, with the net proceeds of a Public Equity Offering made by the Company or of a capital contribution made by GHC to the common equity capital of the Company with the net proceeds of a Public Equity Offering made by GHC, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 65% of the aggregate principal amount of the Notes originally issued in this Offering.

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   1996..............................................................   111.50%
   1997..............................................................   110.75%
   1998..............................................................   110.00%

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the Nasdaq National Market or the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon (the "Change of Control Purchase Price") to the date of purchase (the "Change of Control Payment Date"). Within 30 days after the date of any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed.

  On the Change of Control Payment Date, the Company will (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so tendered together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. Although the existence of a holder's right to require the Company to repurchase the Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control, the provisions of the Indenture relating to a Change of Control in and of themselves may not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction involving the Company that may adversely affect holders, if such transaction is not the type of transaction included within the definition of a Change of Control.

  The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

  The meaning of the phrase "all or substantially all," as used in the definition of "Change of Control" with respect to a sale of assets, varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

  Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in an Asset Sale except an Exempt Asset Sale, as defined below, unless (i) the Company (or such Subsidiary) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or such Subsidiary) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of the Company set forth in an officers' certificate delivered to the Trustee), and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash, Cash Equivalents or Eligible Assets. An "Exempt Asset Sale" means an Asset Sale on or after the date of the Indenture, the Net Proceeds of which, plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $1.0 million. "Eligible Assets" means another business or any substantial part of another business or other long-term assets, in each case, in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof (including the Capital Stock of another Person engaged in such business, provided such other Person is, or immediately after giving effect to any such acquisition shall become, a Wholly Owned Subsidiary of the Company).

  The Company may apply, and may permit its Subsidiaries to apply, Net Proceeds of an Asset Sale (other than an Exempt Asset Sale), at its option, within 365 days after the consummation of such an Asset Sale (a) to permanently reduce Senior Indebtedness other than Senior Revolving Debt, (b) to permanently reduce Senior Revolving Debt (and to correspondingly reduce the commitments, if any, with respect thereto), (c) to acquire Eligible Assets or to reimburse the Company or its Subsidiaries for expenditures previously made to acquire Eligible Assets, provided that any such expenditures were made not more than 180 days prior to the consummation of such Asset Sale and were made in contemplation of such Asset Sale and for the purpose of replacing the assets to be disposed of in such Asset Sale, or (d) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds temporarily in Cash Equivalents. Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied within 365 days after the consummation of an Asset Sale as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase, on a pro rata basis, the principal amount of Notes equal in amount to the Excess Proceeds (and not just the amount thereof that exceeds $5.0 million), at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero, subject to any subsequent Asset Sale.

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Proceeds for purposes of this covenant.

  If at any time any non-cash consideration received by the Company or any Subsidiary in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant.

  The Company will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or an Asset Sale.

  The Company may use Net Proceeds from Exempt Asset Sales for general corporate purposes (subject to the other provisions of the Indenture).

CERTAIN COVENANTS

 Ownership of and Liens on Capital Stock

  The Indenture provides that the Company (i) will not permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of the Company, and (ii) will not permit any Subsidiary of the Company to issue Capital Stock (except to the Company or to a Wholly Owned Subsidiary) or create, incur, assume or suffer to exist any Lien thereon, in each case except (a) directors' qualifying shares, (b) Capital Stock issued prior to the time such Person became a Subsidiary of the Company, provided that such Capital Stock was not issued in anticipation of such transaction, (c) if such Subsidiary merges with another Subsidiary of the Company, (d) if such Subsidiary ceases to be a Subsidiary of the Company (as a result of the sale of 100% of the shares of such Subsidiary, the Net Proceeds from which are applied in accordance with "Repurchase at the Option of Holders--Asset Sales"), (e) Liens on Capital Stock of any Subsidiary of the Company to secure Indebtedness incurred under the Credit Agreement or other Senior Indebtedness incurred in compliance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (f) Liens on Capital Stock of any Subsidiary of the Company granted in accordance with the provisions of the Indenture described below under the caption "Liens."

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company's or any of its Subsidiaries' Equity Interests or to holders thereof (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company or (b) dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Subsidiary of the Company, or any other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is pari passu with or subordinated to the Notes or the Note Guarantees prior to any scheduled repayment date, mandatory sinking fund payment date or final maturity date (other than the Notes), other than through the purchase, redemption or acquisition by the Company of Indebtedness of the Company or any of its Subsidiaries through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock) of the Company or
(iv) make any Investment (other than Permitted Investments) (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Subsidiaries on or after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the second sentence of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock).

  The foregoing clauses (b) and (c) will not prohibit (i) the payment of any dividend on any class of Capital Stock of the Company or any Subsidiary of the Company within 60 days after the date of declaration thereof, if on the date on which such dividend was declared such payment would have complied with the provisions of the Indenture; (ii) the making of any Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iv) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (v) any payment by the Company or any of its Subsidiaries directly or through any direct or indirect parent company (A) in connection with the repurchase of outstanding shares of Capital Stock of the Company or GHC following the death, disability or termination of employment of Management Stockholders and (B) of amounts required to be paid to participants or former participants in employee benefit plans upon any termination of employment by such participants as provided in the documents related thereto, in an aggregate amount (for both clauses (A) and (B)) not to exceed $1.0 million in any fiscal year (provided that any unused amount may be carried over to any subsequent fiscal year subject to a maximum amount of $1.5 million in any fiscal year); (vi) payments to GHC pursuant to a tax sharing agreement under which the Company is allocated its proportionate share of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated basis); (vii) loans, advances, dividends or distributions by the Company or any of its Subsidiaries to GHC to pay for corporate, administrative and operating expenses in the ordinary course of business, including payment of directors' and officers' liability insurance premiums, directors' fees, and fees, expenses and indemnities in connection with the Acquisition and Financing Transactions and related transactions, in an aggregate amount not to exceed $1.0 million in any fiscal year; and (viii) (A) loans, advances, dividends or distributions by the Company or any of its Subsidiaries to GHC not to exceed an amount necessary to permit GHC to pay (1) its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or in connection with reporting or other obligations under the Credit Agreement or any related collateral documents or guarantees, (2) its expenses incurred in connection with any public offering of equity securities which has been terminated by the board of directors of GHC, the net proceeds of which were specifically intended to be received by or contributed or loaned to the Company and (B) loans or advances by the Company or any of its Subsidiaries to GHC not to exceed an amount necessary to permit GHC to pay its interim expenses incurred in connection with any public offering of equity securities the net proceeds of which are specifically intended to be received by or contributed or loaned to the Company, which, unless such offering shall have been terminated by the board of directors of GHC, shall be repaid to the Company promptly out of the proceeds of such offering.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, which calculations may be based upon the Company's latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) and the Company may issue shares of Disqualified Stock if: (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0 with respect to any incurrence on or before December 31, 1997, or 2.25 to 1.0 with respect to any incurrence thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

  The foregoing limitations on the incurrence of Indebtedness will not apply to:

    (i) the incurrence by the Company of Indebtedness under the Credit Agreement (and the incurrence by Subsidiaries of the Company of guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $80.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales" and less any amount incurred pursuant to clause (vii) below;

    (ii) the incurrence by the Company and any Guarantors of Indebtedness represented by the Notes and the Note Guarantees;

    (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to Sale and Leaseback Transactions), mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary or any Permitted Refinancing Indebtedness thereof (provided that the requirements of clause (ii) of the definition of Permitted Refinancing Indebtedness need not be met for the purposes of this clause (iii)), in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

    (iv) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any Indebtedness permitted under the Fixed Charge Coverage Ratio test described in the first paragraph of this caption;

    (v) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary of the Company and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

    (vi) the incurrence by the Company of Hedging Obligations; and

    (vii) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph other than Indebtedness incurred pursuant to clause (i) above in excess of $70.0 million) in an aggregate principal amount at any time outstanding not to exceed $10.0 million.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, securing any Indebtedness other than Senior Indebtedness or Indebtedness specified in clauses (w) or (y) of the second sentence of the definition of "Senior Indebtedness," unless the Notes, in the case of the Company, or the Note Guarantees, in the case of any Guarantors, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms expressly subordinate to the Notes or the Note Guarantees, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes or the Note Guarantees with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes or the Note Guarantees.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to

    (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

    (ii) pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries;

    (iii) make loans or advances to the Company or any of its Subsidiaries;

    (iv) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries; or

    (v) guarantee the obligations of the Company evidenced by the Notes or any renewals, refinancings, exchanges, refundings or extensions thereof,

except for such encumbrances or restrictions existing under or by reason of (A) the Indenture and the Notes, (B) applicable law, (C) any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (D) any document or instrument governing Indebtedness incurred pursuant to clause (iii) of the second paragraph under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (E) Permitted Refinancing Indebtedness of Indebtedness described in clause (C) hereof, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (F) any provision of the Credit Agreement as such provision is in effect on the date of initial issuance of the Notes.

 Limitation on Layering Debt

  The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that the Company will not, and the Company will not permit any Subsidiary of the Company to, in a single transaction or series of related transactions, consolidate or merge with or into (other than the consolidation or merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or into the Company) (whether or not the Company or such Subsidiary is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another corporation, Person or entity unless

    (i) either (a) the Company, in the case of a transaction involving the Company, or such Subsidiary, in the case of a transaction involving a Subsidiary of the Company, is the surviving corporation or (b) in the case of a transaction involving the Company or a Guarantor, the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Notes and the Indenture or such Guarantor under the relevant Note Guarantee and the Indenture, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

    (ii) immediately after such transaction no Default or Event of Default exists;

    (iii) in the case of a transaction involving the Company, the Company or, if other than the Company, the corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; provided, however that in the case of a transaction involving a merger or consolidation between GHC and the Company in contemplation of an underwritten primary public offering of the common stock of the corporation formed by or surviving any such merger or consolidation, the Consolidated Net Worth of such corporation immediately after the transaction may be up to $1.0 million less than the Consolidated Net Worth of the Company immediately preceding the transaction, and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

    (iv) if, as a result of any such transaction, property or assets of the Company or a Guarantor would become subject to a Lien securing Indebtedness not excepted from the provisions of the Indenture described above under the caption "--Liens," the Company, any such Guarantor or the surviving entity, as the case may be, shall have secured the Notes and the relevant Note Guarantee, as required by such provisions; and

    (v) the Company shall have delivered to the Trustee an officers' certificate and, except in the case of a merger of a Subsidiary of the Company into the Company or into a Wholly Owned Subsidiary of the Company, an opinion of counsel, each stating that such consolidation, merger, conveyance, lease or disposition and any supplemental indenture with respect thereto, comply with all of the terms of this covenant and that all conditions precedent provided for in this provision relating to such transaction or series of transactions have been complied with.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

 Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not cause or permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction. Notwithstanding the foregoing, the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if: (i) after giving pro forma effect to any such Sale and Leaseback Transaction, the Company shall be in compliance with the covenants described under the captions "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" above; (ii) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of such property (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution); (iii) the aggregate rent payable by the Company in respect of such Sale and Leaseback Transaction is not in excess of the fair market rental value of the property leased pursuant to such Sale and Leaseback Transaction; and (iv) the Company shall apply the net cash proceeds of the sale as provided under "Repurchase at the Option of Holders--Asset Sales" above, to the extent required therein.

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, in any one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), other than Exempt Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arm's length transaction by the Company or such Subsidiary with a Person that is not an Affiliate and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction involving aggregate consideration equal to or in excess of $5.0 million, a written opinion issued by an investment banking firm of recognized national standing that such Affiliate Transaction is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, and file with the Trustee, within 15 days after it is or would have been required to file such with the Commission all information, documents and reports specified in Section 13 and
Section 15(d) of the Exchange Act; provided, however, that the Company will not be required to furnish to the holders of Notes or file with the Commission a report on Form 10-K for fiscal 1996. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files an Exchange Offer Registration Statement or a Shelf Registration Statement, the Company will file a copy of all such information, documents and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act.

 Events of Default and Remedies

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at Option of Holders--Change of Control," "Repurchase at Option of Holders--Asset Sales," "--Ownership of and Liens on Capital Stock," "--Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company to comply with any of its other agreements or covenants in the Indenture or the Notes for 60 days after written notice by the Trustee or holders of at least 25% of the aggregate principal amount of the Notes outstanding; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of such Indebtedness at final maturity thereof (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a Payment Default or the maturity of which has been so accelerated, exceeds in the aggregate $10.0 million; (vi) failure by the Company or any of its Subsidiaries to pay final judgments (not fully covered by insurance) which exceed in the aggregate $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Subsidiaries; and

(viii) the Note Guarantee of any Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor's obligations under its Note Guarantee (other than by reason of a release of such Guarantor from its Note Guarantee in accordance with the terms of the Indenture).

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of all of the then outstanding Notes may declare all the Notes to be due and payable immediately. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal, interest, premium or Liquidated Damages that have become due solely because of such acceleration, have been cured or waived as provided in the Indenture. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary of the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must give notice of such Default to the holders within 90 days after the occurrence of such Default. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or premium, if any, or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages on, or the principal of, any Note (except a payment default resulting from an acceleration that has been rescinded) or in respect of a provision that cannot be amended or waived without the consent of the holder affected. See "Amendment, Supplement and Waiver."

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder of any Guarantor, as such, shall have any liability for any obligations of such Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  At its option and at any time, the Company may elect to have all of the obligations of the Company and the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the Company's obligations under the Registration Rights Agreement, (iv) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (v) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds (or the granting of a Lien as security therefor) to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over other creditors of the Company or the Guarantors or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, the Guarantors or others; (vii) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; and (viii) the Company must deliver to the Trustee an officers' certificate and a opinion of counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Trustee will act as paying agent and registrar for the Notes. The Company, the registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents as well as certifications, legal opinions and other information and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing default or failure to comply with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

  Without the consent of each holder, an amendment or waiver may not (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest or Liquidated Damages on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) modify the ranking or priority of the Notes or the Note Guarantee of any Guarantor, (ix) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture other than in accordance with the terms of the Indenture or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the interests of the holders of the Notes in any material respect, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

  Without the consent of the holders of Senior Indebtedness (or any group or representative thereof authorized to give a consent), no amendment or supplement to the subordination or defeasance provisions of the Indenture shall be effective if such amendment or supplement adversely affects the rights of any holder of Senior Indebtedness.

PAYMENTS FOR CONSENT

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

CONCERNING THE TRUSTEE

  IBJ Schroder Bank & Trust Company is the Trustee under the Indenture. The Trustee's current address is One State Street, New York, New York 10004.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not have been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Gorges/Quik-to-Fix Foods, Inc., 9441 LBJ Freeway, Suite 214, Dallas, Texas 75243, Attn: President.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form and may, if agreed by the Company and the holder, be issued in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

  Global Note. The Company expects that upon the issuance of the Global Note, DTC or its custodian will credit, on its book entry registration and transfer system, the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Ownership of beneficial interests in the Global Notes will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of Persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of the principal, of premium (if any), and interest and Liquidated Damages (if any) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest or Liquidated Damages (if any) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to Persons in states which require physical delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.
  DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes or the Indenture, DTC will exchange the Global Note for Exchange Notes in definitive form, which it will distribute to its participants.


  To the Company's knowledge, DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").
  Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


  Certificated Securities. Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for the Exchange Notes in the form of Certificated Notes. Upon any such issuance, such Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes, other than the registered Exchange Notes, will continue to be subject to the restrictive legend requirements presently in effect. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Exchange Notes in definitive form will be issued in exchange for the Global Note. CERTAIN DEFINITIONS


  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means with respect to any specified Person, (i) any Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, and in either case for purposes of the Indenture shall be deemed to be incurred by such specified Person at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or at the time such asset is acquired by such specified Person, as the case may be.
  "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i).


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For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of any class, or any series of any class, of equity securities of a Person, whether or not voting, shall be deemed to be control; and provided, however, that NBIC or any affiliate (as determined without giving effect to this proviso) of NBIC shall not be deemed to be an Affiliate of any Person solely by reason of its ownership of non-voting equity securities of such Person.

  "Agent Bank" means NationsBank of Texas, N.A. and its successors under the Credit Agreement.

  "Asset Sale" means with respect to any Person, the sale, lease, conveyance or other disposition, that does not constitute a Restricted Payment or an Investment, by such Person of any of its assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or transfer of any Equity Interests in any Subsidiary of the Company) other than to the Company (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions; provided, that notwithstanding the foregoing the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, in accordance with the terms of the covenant described under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets,"
(b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice, (c) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, (d) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company, provided that the consideration paid by the Company or such Wholly Owned Subsidiary of the Company for such Equity Interests shall be deemed to be an Investment, or (e) the sale or other disposition of cash or Cash Equivalents.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, and (c) commercial paper issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition.

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

  "Change of Control" means such time as either:

    (i) prior to the initial Public Equity Offering by the Company or GHC of its common stock, the Initial Shareholders cease to be, directly or indirectly, the beneficial owners, in the aggregate, of more than 50% of the voting power of the Voting Stock of the Company and of GHC, in each case on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company or GHC, as the case may be, convertible into or exercisable for Voting Stock of the Company or GHC, as the case may be (whether or not such securities are then currently convertible or exercisable); or

    (ii) after the initial Public Equity Offering by the Company or GHC of its common stock, (a) any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than one or more of the Initial Shareholders) has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the voting power of the Voting Stock of the Company or GHC on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company or GHC, as the case may be, convertible into or exercisable for Voting Stock of the Company or GHC, as the case may be (whether or not such securities are then currently convertible or exercisable) and (b) such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or of GHC, as the case may be, calculated on such fully-diluted basis, than the percentage then beneficially owned by the Initial Shareholders; or

    (iii) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where
  (x) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (y) immediately after such transaction no "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Exchange Act) (other than one or more of the Initial Shareholders) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (1) 35% or more of the voting power of the Voting Stock of the surviving or transferee corporation on a fully diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of such surviving or transferee corporation, convertible into or exercisable for Voting Stock of such surviving or transferee corporation (whether or not such securities are then currently convertible or exercisable) and (2) a greater percentage of the voting power of the Voting Stock of such surviving or transferee corporation calculated on such fully diluted basis, than the percentage then beneficially owned by the Initial Shareholders; or

    (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted either the board of directors of the Company or of GHC, as the case may be, together with any new members of such board of directors (a) whose election by such board of directors or whose nomination for election by the stockholders of the Company or the stockholders of GHC, as the case may be, was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) elected by the Initial Shareholders, cease for any reason to constitute a majority of the directors of the Company or of GHC, as the case may be, then in office.

  "Consolidated EBITDA" means, with respect to any Person for any period, the sum of, without duplication, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) the Fixed Charges

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

for such period, plus (iii) amortization of deferred financing charges for such period, plus (iv) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income for such period), plus (v) consolidated depreciation, amortization and other noncash charges of such Person and its Subsidiaries required to be reflected as expenses on the books and records of such Person, minus (vi) cash payments with respect to any nonrecurring, noncash charges previously added back pursuant to clause (v), and excluding (vii) the impact of foreign currency translations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Subsidiary without any prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained), or, directly or indirectly, by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the Indenture, to the book value of the assets of such entity), (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

  "Credit Agreement" means that certain Credit Agreement, dated as of the date of the Indenture, by and among the Company and NationsBank of Texas, N.A., as agent, and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, increased, renewed, refunded, replaced, restated or refinanced in whole or in part from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

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

  "Designated Senior Indebtedness" means in respect of the Company, (i) so long as the Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness" and, in respect of any Guarantor, any guarantee by such Guarantor of Designated Senior Indebtedness of the Company.

  "Disqualified Stock" means (a) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is one year after the date on which the Notes mature and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock), whether outstanding prior to, on or after the date of the Indenture.

  "Exempt Affiliate Transactions" means (a) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (b) advances to officers of the Company or any Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation, (c) fees and compensation paid to and indemnity provided on behalf of directors, officers or employees of the Company or any Subsidiary of the Company in the ordinary course of business, (d) any employment agreement that is in effect on the date of the Indenture and any such agreement entered into by the Company or a Subsidiary of the Company after the date of the Indenture in the ordinary course of business of the Company or such Subsidiary, (e) any Restricted Payment that is not prohibited by the covenant set forth under the caption "Certain Covenants--Restricted Payments" above, (f) payments to the General Partner of (i) retainer fees pursuant to the Consulting Agreement not to exceed $30,000 per month and (ii) annual performance bonuses as provided for under the Consulting Agreement not to exceed $500,000 in any fiscal year, (g) the delegation by the General Partner of its rights and obligations under the Consulting Agreement to the Management Company and (h) payment to the Management Company of an investment banking fee in an amount not to exceed $2.65 million.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or

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

businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date and (iv) in the event that any one or more of the fiscal quarters included in the four-quarter reference period for which the Fixed Charge Coverage Ratio of the Company is being calculated is a fiscal quarter ending on or before September 28, 1996, Consolidated EBITDA for each such quarter shall be deemed to be $9.25 million, subject to adjustment with respect to events occurring after September 28, 1996 as required above. $9.25 million is one quarter of Adjusted Pro Forma EBITDA as shown in Note 3 to "Selected Financial Data."

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period (net of any interest income) including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing charges for such period and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and noncash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate for taxes based on the income or profits of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as specifically provided in the Indenture, all calculations made for purposes of determining compliance with the covenants set forth in Article IV and Section 5.01 of the Indenture (which include the covenants described above under "--Certain Covenants") shall use GAAP as in effect on the date of the Indenture for financial statements for fiscal years ending on or after September 28, 1996.

  "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means each Subsidiary of the Company formed or acquired (and each other Person that becomes a Subsidiary of the Company) after the date of the Indenture that guarantees the Company's obligations under the Credit Agreement or any other Senior Indebtedness; provided that any Guarantor that is released from its guarantee of the Company's obligations under the Credit Agreement and any other Senior Indebtedness shall also be released from its Note Guarantee.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital

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

Lease Obligations, or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

  "Initial Stockholders" means CGW, Management Stockholders, NBIC, FPGT and any Affiliates of NBIC or FPGT.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding advances to officers of the type specified in clause (b) of the definition of Exempt Affiliate Transactions), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Management Stockholder" means an officer, director or employee of the Company or any Subsidiary of the Company who is the beneficial owner of any Capital Stock of the Company or GHC.

  "Net Income" means, with respect to any Person for any period, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), taxes paid or payable as a result thereof, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Obligations" means any principal, interest, penalties, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Investments" means (a) any Investments in the Company; (b) any Investments in Cash Equivalents; (c) Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales"; (d) Investments outstanding as of the date of the Indenture; and (e) Investments in Wholly Owned Subsidiaries of the Company and any entity that (i) is engaged in the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof and (ii) as a result of such Investment, becomes a Wholly Owned Subsidiary of the Company.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Public Equity Offering" means an underwritten primary public offering of the common stock of the Company or of the common stock of GHC pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering).

  "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the construction and/or acquisition of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such construction or acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary as of the date of the Indenture or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

  "Senior Bank Debt" means the Obligations outstanding under the Credit
Agreement.

  "Senior Indebtedness" means, with respect to the Company, (i) the Senior Bank Debt and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any Indebtedness for money borrowed. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness to the extent that it is incurred in violation of the Indenture (other than Senior Bank Debt incurred in accordance with the terms of the Credit Agreement as in effect on the date of the initial issuance of the Notes). "Senior Indebtedness" means, with respect to any Guarantor, any guarantee by such Guarantor of Senior Indebtedness of the Company.

  "Senior Revolving Debt" means revolving credit borrowings and letters of credit under the Credit Agreement and/or any successor facility or facilities.

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

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "U.S. Government Obligations" means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                        DESCRIPTION OF CREDIT FACILITIES

GENERAL

  The Company has entered into a credit agreement (the "Credit Agreement") with NationsBank of Texas, N.A., as administrative agent (the "Agent") and a syndicate of banks and other financial institutions (the "Lenders") which provides the Company with a $30.0 million Revolving Credit Facility and a $40.0 million Term Loan Facility. The Revolving Credit Facility includes a subfacility for commercial and standby letters of credit of up to $7.0 million. The Credit Agreement is guaranteed by GHC and is required to be guaranteed by each subsidiary of the Company and GHC acquired or created after the Acquisition Closing (collectively, the "Guarantors"). This information relating to the Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into or to be entered into in connection therewith, copies of which will be available from the Company upon request.

  The borrowings under the Credit Agreement were used, to finance the Acquisition, to pay various costs associated with the Transactions and, in the case of the Revolving Credit Facility, were, and currently are being used, for general working capital purposes. The entire amount of the Term Loan Facility and approximately

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

$8.0 million of the Revolving Credit Facility were funded simultaneously at the Acquisition Closing. As of December 28, 1996, the outstanding principal amount of Loans (as defined in the Credit Agreement) was approximately $49.0.

MATURITY

  The maturity of the Term Loan Facility is five years from the Acquisition Closing and all amounts outstanding thereunder will be due on such date. The Term Loan is subject to quarterly amortization of principal commencing on March 31, 1997, in an aggregate amount of $3.75 million in fiscal 1997, $6.5 million in fiscal 1998, $8.5 million in fiscal 1999, $9.0 million in fiscal 2000, $9.75 million in fiscal 2001 and $2.5 million in fiscal 2002.

  The Revolving Credit Facility will terminate, and all amounts outstanding thereunder will become due and payable in full five years from the Acquisition Closing.

MANDATORY PREPAYMENT

  The Credit Agreement requires mandatory prepayment of Loans (as defined in the Credit Agreement) in an amount equal to 100% of the net cash proceeds received by the Company or any Guarantor in connection with any sales of assets the proceeds of which are not used to acquire replacement assets. The Credit Agreement also requires mandatory prepayment of loans in an amount equal to 50% of the net cash proceeds received by the Company or any Guarantor from the issuance of equity securities. Further, the Company is required to prepay loans in an amount equal to 50% of the Excess Cash Flow (as defined in the Credit Agreement) earned by the Company for each fiscal year. Until paid in full, all such mandatory prepayments will be applied to the Term Loan Facility pro rata to the reduction of the remaining scheduled amortization payments. After the prepayment in full of the Term Loan, all such mandatory prepayments will be applied as permanent reductions to the Revolving Credit Facility.

INTEREST

  Outstanding borrowings under the Credit Agreement bear interest at a floating rate per annum equal to, at the Company's option: (i) the Base Rate plus 1.50% (as defined in the Credit Agreement) or (ii) the Eurodollar Rate (as defined in the Credit Agreement) plus 2.50%; provided, however, the interest rate margins are subject to reductions in the event the Company meets certain performance targets based on a funded debt to EBITDA ratio. The Company is required at all times to cause the lesser of (i) 50% of the sum of (A) all Funded Debt (as defined in the Credit Agreement) and (B) the Unused Commitment (as defined in the Credit Agreement) and (ii) all Funded Debt (as defined in the Credit Agreement) to bear interest at a fixed rate of interest.

FEES

  The Company is required to pay to the Lenders a commitment fee equal to 0.5% per annum, payable in arrears on a quarterly basis, on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter; provided, however, that such fee is subject to reduction to 0.375% in the event the Company meets certain performance tests based on a funded debt to EBITDA ratio. The Company is also required to pay to the Lenders participating in the Revolving Credit Facility certain letter of credit fees, plus a fronting fee to be paid to the issuing bank for its own account. The Agent and the Lenders shall receive such other fees as have been separately agreed upon with the Agent. See "Certain Transactions."

SECURITY

  Indebtedness outstanding under the Credit Agreement is secured by a first-priority security interest in, and lien upon, substantially all of the Company's present and future tangible and intangible assets, including all accounts receivable, inventory, machinery, equipment, real property, capital stock of Subsidiaries, contract rights, trademarks, copyrights, patents, license agreements and general intangibles. GHC and each Guarantor are required to grant a security interest and lien in all of its present and future assets to secure its guarantee. Further, GHC and each Guarantor are required to pledge all of the capital stock of each of its Subsidiaries (including the capital stock of the Company) as collateral. The pledge by GHC of the capital stock of its Subsidiaries (including the capital stock of the Company) could have the effect of preventing the Company from effecting a public offering of its capital stock without the prior consent of the Lenders.

COVENANTS

  The Credit Agreement includes customary financial and other covenants including, among other things: (i) maximum leverage ratio; (ii) minimum fixed charge coverage ratio; (iii) interest coverage ratio; (iv) minimum net worth;
(v) limitations on indebtedness and guaranties; (vi) limitations on liens;
(viii) limitations on dividends and stock redemptions; (viii) limitations on prepayments and redemptions of indebtedness (including optional or mandatory redemptions of the Notes); (ix) limitations on mergers, consolidations and asset sales; (x) limitations on acquisitions and other investments; and (xi) limitations on transactions with affiliates. See "Risk Factors--Restrictions Imposed by Terms of Company's Indebtedness."

EVENTS OF DEFAULT

  The events of default under the Credit Agreement include, among others: (i) failure of the Company to make any payment of principal of, interest on, or any other amount owing in respect of any obligation under the Credit Agreement when due and payable; (ii) breach of representations or warranties; (iii) breach of other covenants or agreements contained in the Credit Agreement; (iv) cross-default with respect to other indebtedness of GHC, the Company or any Guarantor; (v) the filing by or against GHC, the Company or of any Guarantor of a petition for bankruptcy or the appointment of a receiver for the business or assets of GHC, the Company or any Guarantor or other similar bankruptcy events;
(vi) certain ERISA defaults; (vii) material judgments; (viii) invalidity of loan documents or security interests; (ix) failure under certain circumstances of GHC to own 100% of the issued and outstanding capital stock of the Company;
(x) a change in control of GHC; and (xi) engagement by GHC in any business other than holding 100% of the common stock of the Company and other subsidiaries.

  A Change of Control under the Indenture would constitute a "change of control" under the Credit Agreement, thereby triggering an "event of default" under the Credit Agreement. The Credit Agreement definition of "change in control" is, however, broader than the definition of Change of Control under the Indenture. Under the Credit Agreement, a "change of control" would also include the following: (i) prior to an initial public equity offering by the Company, (a) the failure of GHC to own directly all of the capital stock of the Company, (b) the failure of CGW to own directly a larger percentage of the capital stock of GHC than NBIC or FPGT, or (c) any Person other than CGW, NBIC and FPGT or two or more persons acting in concert other than CGW, NBIC and FPGT shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, 35% or more of the capital stock of GHC; and (ii) after an initial public equity offering by the Company (a) the failure of GHC to own all of the capital stock of the Company, (b) the failure of CGW to own directly a larger percentage of the capital stock of the Company or of GHC that was issued and outstanding immediately prior to giving effect to such initial public equity offering than NBIC or FPGT.

INDEMNIFICATION

  Under the Credit Agreement, the Company has agreed to indemnify the Lenders and related persons from and against any and all losses, liabilities, claims, damages or expenses (including, without limitation, fees and disbursements of counsel) that may be incurred by or asserted against any such indemnified party in connection with any investigation, litigation or other proceeding relating to the Credit Agreement or related documents, provided that the Company is not liable for any such losses, liabilities, claims, damages or expenses resulting from such indemnified party's own gross negligence or willful misconduct.

  The Credit Agreement also contains customary provisions protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material United States federal income tax considerations relating to the ownership of the Exchange Notes that has been provided to the Company by its counsel, Alston & Bird LLP, and is not intended to be tax advice to any person, nor is it binding upon the IRS. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary, and proposed Treasury Regulations, laws, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Exchange Notes as "capital assets" (within the meaning of Section 1221 of the Code) and that are (i) citizens or residents of the United States, (ii) domestic corporations, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of an Exchange Note. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary discusses the material tax considerations applicable to the initial owners of the Exchange Notes who acquire the Exchange Notes in exchange for Senior Notes that were issued at par and those applicable to subsequent owners of the Exchange Notes.

  The Company has not obtained any opinion from Alston & Bird LLP or any other tax professional and has not sought and will not seek any rulings from the IRS with respect to matters discussed below. While the Company believes that this discussion is accurate, there can be no assurance that the IRS will not successfully assert a different position concerning the tax consequences of the acquisition, ownership or disposition of the Exchange Notes for any investor and especially for investors subject to special tax rules.

  INVESTORS CONSIDERING THE OWNERSHIP OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

EXCHANGE OF SENIOR NOTES FOR EXCHANGE NOTES

  The exchange of Senior Notes for Exchange Notes pursuant to the Exchange Offer should not be considered a taxable exchange for federal income tax purposes because the Exchange Notes should not constitute a material modification of the terms of the Senior Notes. Accordingly, such exchange should have no federal income tax consequences to holders of Senior Notes who receive Exchange Notes in exchange therefor, and a holder's basis in an Exchange Note will be the same as such holder's adjusted tax basis in the Senior Note exchanged therefor. An Exchange Note acquired in exchange for a Senior Note will have the same amount of market discount or premium, if any, as the Senior Note exchanged therefor.

PAYMENT OF INTEREST

  Interest on an Exchange Note generally will be includable in the income of a holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

OPTIONAL REDEMPTION OR REPAYMENT

  The Senior Notes were issued with no original issue discount ("OID") because they were issued at par. Similarly, the Exchange Notes will have no OID. For purposes of determining OID, Treasury Regulations provide that (i) the holder's right to require redemption of the Exchange Notes upon the occurrence of a Change of Control will not be taken into account unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption will occur and (ii) the Company will be deemed to exercise its option to redeem the Exchange Notes in a manner that minimizes the yield on the Exchange Notes. In the event of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or a part of such holder's Exchange Notes as described in "Description of Notes--Repurchase at the Option of Holders--Change of Control." The Company may also redeem the Exchange Notes in certain circumstances, pursuant to the terms of the Exchange Notes. Under the Treasury Regulations discussed above, neither the repurchase nor the redemption provisions of the Exchange Notes will cause the Exchange Notes to be issued with OID. See "Description of Notes--Optional Redemption."

MARKET DISCOUNT ON RESALE OF EXCHANGE NOTES

  A holder of an Exchange Note should be aware that the acquisition or resale of an Exchange Note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of an Exchange Note acquires the Exchange Note at a market discount (i.e., a discount other than at original issue), any gain recognized upon the disposition of the Exchange Note by the holder will be taxable as ordinary interest income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such Exchange Note at the time of such disposition. "Market discount" generally means the excess, if any, of an Exchange Note's stated redemption price at maturity over the price paid by the holder therefor, subject to a de minimis exception. A holder who acquires an Exchange Note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such Exchange Note, if any.

  Any principal payment on an Exchange Note acquired by a holder at a market discount will be included in gross income as ordinary income (generally, as interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, an Exchange Note is to be reduced by the amounts so treated as ordinary income.

  A holder of an Exchange Note acquired at a market discount may elect to include market discount in gross income, for federal income tax purposes, as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of an Exchange Note makes such an election, the foregoing rules regarding the recognition of ordinary interest income on sales and other dispositions and the receipt of principal payments with respect to such Exchange Note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such Exchange Note, will not apply.

EXCHANGE NOTES PURCHASED AT A PREMIUM

  In general, if a holder acquires an Exchange Note for an amount in excess of its stated redemption price at maturity, the holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Exchange Note will be reduced by the amount of amortizable bond premium allocable (based on the Exchange Note's yield to maturity) to such year. Any such election would apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or which thereafter are acquired by the holder, and such election is irrevocable without the consent of the IRS.

SALE, EXCHANGE OR RETIREMENT OF THE EXCHANGE NOTES

  Upon the sale, exchange or redemption of an Exchange Note, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Exchange Note. A holder's adjusted tax basis in an Exchange Note generally will equal the cost of the Exchange Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Exchange Note is more than one year at the time of sale, exchange or redemption.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note and payments of the proceeds of the sale of a Note to certain noncorporate holders, and a 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required minimum information is furnished to the IRS.

                        SENIOR NOTES REGISTRATION RIGHTS

  The Company and the Initial Purchaser of the Senior Notes entered into the Registration Rights Agreement dated November 25, 1996 pursuant to which the Company agreed, for the benefit of the holders of the Senior Notes, at the Company's cost, (i) on or prior to January 31, 1997, to file the Exchange Offer Registration Statement of which this Prospectus is a part pursuant to which the Senior Notes will be exchanged for the Exchange Notes, which will have the same terms as the Senior Notes (except that the Exchange Notes will not contain terms with respect to certain Liquidated Damages provisions and transfer restrictions), (ii) to use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act prior to March 31, 1997, and (iii) use its best efforts to consummate the Exchange Offer on or prior to April 30, 1997. Upon this Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. The Company will keep the Exchange Offer open for not less than 30 days and not more than 45 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Senior Notes. For each Senior Note tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Senior Note will receive an Exchange Note having a principal amount equal to that of the surrendered Senior Note. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on Senior Notes accrued after the issuance of the Exchange Notes. See "The Exchange Offer."

  In the event that any changes in law or applicable interpretations of the Commission Staff do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated by April 30, 1997, or in certain other circumstances, the Company will, at its expense, (i) as promptly as practicable, and in any event on or prior to 60 days after such filing obligation arises or requested by eligible holders of Notes, file with the Commission a Shelf Registration Statement covering resales of Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (iii) keep effective the Shelf Registration Statement continuously until three years after its effective date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement.

  If (a) the Company fails to file the Exchange Offer Registration Statement by January 31, 1997 or the Shelf Registration Statement within 60 days after such filing obligation arises or requested by eligible holders of Notes, (b) either the Exchange Offer Registration Statement is not declared effective by the Commission on or prior March 31, 1997 or the Shelf Registration Statement is not declared effective on or prior to 45 days after the filing of the Shelf Registration Statement, (c) the Company fails to consummate the Exchange Offer on or before April 30, 1997 or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective during the 180-day period following the consummation of the Exchange Offer or the three-year period following the effective date of the Shelf Registration Statement, as appropriate (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder for each week or portion thereof during which such Registration Default continues. The amount of the Liquidated Damages for such Registration Default will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until such Registration Default has been cured, up to an aggregate maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Notes for all Registration Defaults. All accrued Liquidated Damages will be paid by the Company on each interest payment date with respect to the Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease and all accrued and unpaid Liquidated Damages shall be paid promptly thereafter, as described in the Registration Rights Agreement.

                              PLAN OF DISTRIBUTION

  Based on interpretations by the Commission Staff set forth in no-action letters issued to unrelated third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) a broker-dealer that holds Notes acquired for its own account as a result of market-making or other trading activities, (ii) any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or (iii) a broker-dealer that acquired Senior Notes directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that holds Senior Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes pursuant to the Exchange Offer may be a statutory underwriter, and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, such a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To date, the Commission Staff has taken the position that broker-dealers that hold Notes acquired for its own account as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Senior Notes to the Initial Purchaser) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit such broker-dealers referred to in the prior sentence and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. Any holder that cannot rely upon such interpretations will

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

be ineligible, under Commission policy, to participate in the Exchange Offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction involving the Notes.

  Each holder of the Senior Notes who wishes to exchange its Senior Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms of the Exchange."

  This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale; provided, however, that the Company shall not be required to maintain the effectiveness of the Exchange Offer Registration Statement for more than 180 days following the consummation of the Exchange Offer (i.e., the Expiration
Date), exclusive of any period during which any stop order shall be in effect suspending the effectiveness of the Exchange Offer Registration Statement; provided, however, that in the event that all resales of Exchange Notes (including, subject to the time periods set forth herein, any resales by a broker-dealer exchanging Senior Notes acquired for its own account as a result of market-making activities or other trading activities for Exchange Notes) covered by the Exchange Offer Registration Statement have been made, the Exchange Offer Registration Statement need not remain continuously effective
for the full 180-day period discussed above. In addition, until      , 1997,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  During the 180-day period following the Expiration Date discussed above, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the Exchange Notes have been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

  The financial statements of the Business at September 30, 1995 and at September 28, 1996, and for each of the three years in the period ended September 28, 1996 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE
                                                                           ----
GORGES/QUIK-TO-FIX FOODS, INC.
Unaudited Balance Sheet at December 28, 1996.............................  F-2
Unaudited Statements of Operations for the three month period ended
 December 30, 1995,
 the eight week period ended November 25, 1996, the five week period ended
 December 28, 1996, and the pro-forma three month period ended December
 28, 1996................................................................  F-3
Unaudited Statements of Cash Flows for the three month period ended
 December 30, 1995,
 the eight week period ended November 25, 1996, and the five week period ended
 December 28, 1996.......................................................  F-4
Notes to Unaudited Financial Statements..................................  F-5
GORGES/QUIK-TO-FIX FOODS
Report of Independent Auditors...........................................  F-11
Balance Sheets at September 30, 1995, and September 28, 1996.............  F-12
Statements of Income for the years ended September 30, 1995, and Septem-
 ber 28, 1996............................................................  F-13
Statements of Cash Flows for the years ended September 30, 1995, and Sep-
 tember 28, 1996.........................................................  F-14
Notes to Financial Statements............................................  F-15

                        GORGES/QUIK-TO-FIX FOODS, INC.

                              BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          COMPANY
                                                        ------------
                                                        DECEMBER 28,
                                                            1996
                                                        ------------
                                                        (Unaudited)
  ASSETS
Current assets:
 Cash and cash equivalents                              $        15
 Accounts receivable, net                                    11,882
 Inventory                                                   29,197
 Prepaid expenses and other                                     715
                                                        -----------
  Total current assets                                       41,809
Property, plant and equipment:
 Land                                                         1,499
 Buildings and leasehold improvements                        43,162
 Machinery and equipment                                     42,589
 Land improvements and other                                  3,145
                                                        -----------
                                                             90,395
 Accumulated depreciation                                      (682)
                                                        -----------
  Net property, plant and equipment                          89,713
Other assets:
 Intangible assets                                           63,774
 Organizational and deferred debt issuance costs              8,731
                                                        -----------
 Other                                                           50
                                                        -----------
  Total assets                                             $204,077
                                                        ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses                  $    10,888
 Current portion of long-term debt                            5,000
                                                        -----------
  Total current liabilities                                  15,888
  Long-term debt, less current portion                      144,000
  Deferred income taxes                                         --
  Investment and advances by Tyson                              --
  Stockholders' equity:
 Common stock, $.01 par value; 2,000 shares authorized,
 1,000 shares issued and outstanding                            --
 Additional paid-in capital                                  45,000
 Accumulated deficit                                           (811)
                                                        -----------
  Total stockholders' equity                                 44,189
                                                        -----------
  Total liabilities and stockholder's equity               $204,077
                                                        ===========

                See accompanying notes to financial statements

                         GORGES/QUIK-TO-FIX FOODS, INC.
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                    PREDECESSOR                   COMPANY
                        ------------------------------------ -----------------
                        THREE MONTHS ENDED EIGHT WEEKS ENDED FIVE WEEKS ENDED
                        DECEMBER 30, 1995  NOVEMBER 25, 1996 DECEMBER 28, 1996
                           (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
                        ------------------ ----------------- -----------------
Sales                        $59,068            $31,966           $17,118
Costs of goods sold           48,308             25,917            14,445
                             -------            -------           -------
  Gross profit                10,760              6,049             2,673
Operating expenses:
 Selling, general and
  administrative               6,790              4,153             1,659
 Amortization                    406                250               287
                             -------            -------           -------
  Total operating ex-
   penses                      7,196              4,403             1,946
                             -------            -------           -------
Operating income               3,564              1,646               727
Interest expense                 --                 --              1,538
Other (income) expense           (23)               --                --
                             -------            -------           -------
Earnings before taxes
 on income                     3,587              1,646              (811)
Income tax expense             1,578                731               --
                             -------            -------           -------
  Net income (loss)          $ 2,009            $   915           $  (811)
                             =======            =======           =======

                 See accompanying notes to financial statements

                         GORGES/QUIK-TO-FIX FOODS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                      PREDECESSOR                   COMPANY
                          ------------------------------------ -----------------
                          THREE MONTHS ENDED EIGHT WEEKS ENDED FIVE WEEKS ENDED
                          DECEMBER 30, 1995  NOVEMBER 25, 1996 DECEMBER 28, 1996
                          ------------------ ----------------- -----------------
                             (UNAUDITED)        (UNAUDITED)       (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net income (loss)             $ 2,009             $ 915           $    (811)
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by (used in) operating
  activities:
   Depreciation                  2,069               342                 682
   Amortization                    406               250                 356
   Deferred income taxes          (746)               26                 --
Changes in assets and
 liabilities:
   Increase in accounts
    receivable                     --                --              (11,882)
   (Increase) decrease
    in inventory                (1,648)             (571)              1,730
   Increase in prepaid
    expenses and other             --                --                 (765)
   Increase in accounts
    payable and
    accrued expenses               --                --               10,310
                               -------             -----           ---------
  Net cash provided by
   (used in) operating
   activities                    2,090               962                (380)
Cash flows from invest-
 ing activities:
 Purchases of plant and
  equipment                       (811)             (141)               (395)
 Acquisition, net of
  cash received                    --                --             (184,349)
 Other                           1,080               --                  --
                               -------             -----           ---------
  Net cash provided by
   (used in) investing
   activities                      269              (141)           (184,744)
Cash flows from financ-
 ing activities:
 Proceeds from note of-
  fering                           --                --              100,000
 Capital contributions             --                --               45,000
 Proceeds from revolving
  line of credit                   --                --                9,000
 Proceeds from term loan           --                --               40,000
 Debt issuance and orga-
  nizational costs                 --                --               (8,861)
 Decrease in Investment
  and advances by Tyson         (2,359)             (821)                --
                               -------             -----           ---------
  Net cash (used in)
   provided by financing
   activities                   (2,359)             (821)            185,139
                               -------             -----           ---------
Net increase in cash and
 cash equivalents                    0                 0                  15
Cash and cash equiva-
 lents at beginning of
 period                              9                 9                 --
                               -------             -----           ---------
Cash and cash
 equivalents at end of
 period                        $     9             $   9           $      15
                               =======             =====           =========

                 See accompanying notes to financial statements

                        GORGES/QUIK-TO-FIX FOODS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 28, 1996
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

(a) Description of Business

  Gorges/Quik-to-Fix Foods, Inc., (the "Company") is a leading producer, marketer and distributor of value added processed fresh and frozen beef, and to a lesser extent pork and poultry. The Company purchases fresh and frozen beef, pork and poultry, which it processes into a broad range of fully cooked and ready to cook products generally falling into one of two categories, value added products, and ground beef. Value added products include but are not limited to: (i) breaded beef items such as country fried steak and beef fingers; (ii) charbroiled beef items such as fully cooked hamburger patties, fajita strips, meatballs, and meatloaf; and (iii) other specialty products such as fully cooked and ready to cook pork sausage, breaded pork and turkey, cubed steaks, and Philly steak slices. Ground beef product offerings primarily consist of individually quick frozen hamburger patties. The Company's products are primarily sold to the foodservice industry, which encompasses all aspects of away-from-home food preparation, including restaurants, schools, healthcare providers, corporations, and other commercial feeding operations. The Company sells its products primarily through broadline and specialty foodservice distributors.

(b)Basis of Presentation

  The accompanying unaudited financial statements include financial information of the Company, and its "Predecessor," which is the Company prior to its acquisition from Tyson Foods, Inc. ("Tyson"). The Predecessor represents the beef processing assets and operations of Tyson, and had been operated and accounted for as a consolidated operating division of Tyson. Prior to the Acquisition, Tyson's accounting system produced separate income statements for the Predecessor while certain balance sheet accounts, including the majority of cash, receivables, prepaids, payables and accruals were maintained only on a consolidated basis at the corporate level, and are in effect reflected in Investment and Advances by Tyson. The Predecessor also participated in Tyson's overall corporate cash management program whereby operating funds were provided by Tyson with the corresponding charge or credit reflected in the Investment and Advances by Tyson account. As a result, the Predecessor maintained only nominal cash accounts. A portion of Tyson's accounting and administrative costs related to these functions were allocated to the Predecessor as discussed in Note 2. Additionally, the allocable portion of the expenses associated with certain other assets and other liabilities recorded at Tyson's corporate level for which the Predecessor received benefit was reported in the Predecessor's operations.

  On November 25, 1996, the assets of the Predecessor were sold to the Company, an entity formed by CGW Southeast Partners III, L.P. ("CGW"), to acquire the assets of the Predecessor. As a result of the acquisition, financial information for periods through September 28, 1996 and periods subsequent to September 29, 1996 is presented on a different cost basis and, therefore, such information is not comparable.

  In the opinion of management, the accompanying unaudited financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of December 28, 1996, and the results of operations and cash flows for the three months ended December 28, 1996 and December 30, 1995. These results are not necessarily indicative of the results to be expected for the full fiscal year.

                        GORGES/QUIK-TO-FIX FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

  The Business utilizes a 52 or 53 week accounting period, ending on the Saturday closest to September 30.

INVENTORIES

  Inventories, valued at the lower of cost (first-in, first-out) or market (replacement or net realizable value), consist of the following (in thousands):

                          DECEMBER 28,
                              1996
                          ------------
       Finished products    $26,623
       Work in process          141
       Supplies               2,433
                            -------
       Total                $29,197
                            =======

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at cost. Depreciation is calculated primarily by the straight-line method over the estimated useful lives of the assets, which range from 3 to 30 years.

  Capital expenditures for equipment and capital improvements are generally capitalized while maintenance is expensed.

INTANGIBLE ASSETS AND ORGANIZATIONAL AND DEFERRED DEBT ISSUANCE COSTS

  Intangible assets, consisting of goodwill and trademarks, are stated at cost and are amortized on a straight line basis over 10 to 30 years (40 years by the Predecessor). Recoverability of the carrying value of intangible assets is evaluated on a recurring basis with consideration toward recovery through future operating results on an undiscounted basis.

  Organizational costs are amortized on a straight line basis over five years, and deferred debt issuance costs are amortized on a straight line basis over the life of the debt instrument to which it relates.

  At December 28, 1996, the accumulated amortization was $0.4 million.

LONG-LIVED ASSETS

  At each balance sheet date, the Company reviews the carrying value of long-lived assets to determine if facts and circumstances suggest that it may be impaired. If this review indicates that the carrying value of an asset may not be fully recoverable, an estimate of the discounted cash flows is prepared and the carrying value of the asset will be reduced by the estimated shortfall of discounted cash flows, if any.

INCOME TAXES

  The Company follows the liability method of accounting for deferred income taxes. The liability method provides that deferred tax liabilities are recorded at currently enacted tax rates based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

SELLING EXPENSES

  Selling expenses consist of direct selling expenses incurred by the Company, and include direct product line expenses such as shipping and storage, external handling, consignment freight, external freezer charges, product and package design, brokerage expense, and other direct selling expenses such as certain salaries, travel and research and development. Selling expenses for the Predecessor also include an allocable share of other common Tyson selling expenses as discussed below.

                        GORGES/QUIK-TO-FIX FOODS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

ALLOCATION OF CORPORATE EXPENSES

  Prior to the Acquisition certain indirect administrative and selling expenses incurred at the corporate level which were not actually incurred for programs specific to the Predecessor have been allocated to the Predecessor based on net sales. Allocated administrative expenses include costs incurred for all corporate support functions. Allocated selling expenses consisted of costs incurred by Tyson's corporate sales and marketing department. Because these charges were incurred by Tyson, actual charges, if the Predecessor had been a separate entity at the time, might have differed. Certain expenses incurred at Tyson corporate directly related to the Predecessor such as production scheduling, research and development and the corporate aviation department were allocated based on usage.

  Selling, administrative and corporate expenses allocated to the Predecessor and charged to operations for the three months ended December 30, 1995 were $1.8 million.

ADVERTISING AND PROMOTION EXPENSES

  Advertising and promotion expenses are charged to operations in the period incurred. Advertising and promotion expenses for the three month periods ended December 30, 1995 and December 28, 1996 were $1.9 million and $1.5 million, respectively.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVESTMENT AND ADVANCES BY TYSON

  Investment and Advances by Tyson represent its' ownership interest in the recorded net assets of the Predecessor. As discussed in Note 1, all cash and inter-company transactions flow through this account. The Predecessor was not charged interest on advances from Tyson.

3. LONG TERM DEBT

(a) Senior Debt

  The Company has entered into a credit agreement (the "Credit Agreement") with NationsBank of Texas, N.A., (the "Bank") as agent for a syndicate of banks and financial institutions which provides the Company with a $30 million Revolving Credit Facility (the "Revolver"), and a $40 million Term Credit Facility (the "Term Loan"). The Revolver includes a subfacility of $7 million for commercial and standby letters of credit. The Revolver has a term of five years, and all amounts outstanding will become due and payable on November 25, 2001. As of December 28, 1996, the Company's available credit under the Revolver was $21.0 million. The Term Loan also has a five year term and is subject to quarterly principal payments in an aggregate amount of $3.75 million remaining in fiscal 1997, $6.5 million in fiscal 1998, $8.5 million in fiscal 1999, $9.0 million in fiscal 2000, $9.75 million in fiscal 2001, and $2.5 million in fiscal 2002.

                        GORGES/QUIK-TO-FIX FOODS, INC.
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. LONG TERM DEBT--(CONTINUED)

  Outstanding borrowings under the Credit Agreement bear interest at floating rates per annum equal to, at the Company's option: (i) the Base Rate plus 1.50%, or (ii) the Eurodollar rate, LIBOR plus 2.50%, provided, however, the interest rate margins are subject to reductions in the event the Company meets certain performance targets as set forth in the Credit Agreement. At December 28, 1996 the interest rate for the Company based on this formula was 8.15%. The Company may be required to make mandatory prepayments against both facilities, comprised of principal payments totaling: (i) 100% of cash received in asset sales wherein the proceeds are not used to purchase replacement assets, and (ii) 50% of the Company's Excess Cash Flow as defined in the Credit Agreement. These payments are to be applied first to the Term Loan and, upon the Term Loan's retirement, to the Revolver as a permanent reduction.

  Under the Credit Agreement, the Company is subject to customary financial and other covenants including certain financial limit and ratio covenants as well as limitations on further indebtedness, guaranties, liens, dividends and other restricted payments (including transactions with affiliates), prepayments and redemption of debt, mergers, acquisitions, asset sales, consolidations, and other investments. Additionally, the Credit Agreement provides that indebtedness outstanding is secured by a first-priority security interest in, and lien upon, substantially all of the Company's present and future tangible and intangible assets and capital stock. The Company was in compliance with these covenants at December 28, 1996.

(b)Subordinated Debt

  On November 25, 1996, the Company consummated a private placement of $100 million aggregate principal amount of 11.5% Senior Subordinated Notes Due 2006 (the "Notes"). The Notes will mature on December 1, 2006, unless previously redeemed. Interest on the notes is payable semiannually in arrears, commencing June 1, 1997, and will be payable on June 1 and December 1 of each year at a rate of 11 1/2% per annum. The issuance of the Notes resulted in net proceeds to the Company of approximately $95 million and after underwriting discounts and other debt issuance costs aggregating approximately $5 million.

  The Notes were issued pursuant to an Indenture which contains certain restrictive covenants and limitations. Among other things, the Indenture limits the incurrence of additional indebtedness, limits the making of restricted payments (as defined) including the declaration and/or payment of dividends, places limitations on dividends and other payments by the Company, and places limitations on liens, certain asset dispositions and merger/sale of assets activity. The Company was in compliance with these covenants at December 28, 1996.

  The Notes are unsecured subordinated general obligations of the Company. The Notes become redeemable at the Company's option on December 1, 2001, at which time the Notes are redeemable in whole or part, subject to a redemption premium which begins at 105.75 % of the face value in 2001 and reduces at a scheduled rate annually until 2004 at which time the redemption is 100% of face value. Notwithstanding the foregoing, at any time prior to December 1, 1999, the Company, at its option, may redeem the Notes, in part, with the net proceeds of a public equity offering or of a capital contribution made to the common equity of the Company. Any such redemption is also subject to a redemption premium, which begins at 110.75% in 1997 and 110.00% in 1998 and 1999. No mandatory redemption or sinking fund payments are required with respect to the Notes; however, at each Note holder's option, the Company may be required to repurchase the Notes at a redemption premium of 101% in the event the Company incurs a change of control as defined by the Indenture

                        GORGES/QUIK-TO-FIX FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
                                  (UNAUDITED)

4. COMMITMENTS

  Tyson (for the Predecessor), and the Company leased certain properties and equipment for which the total rentals thereon approximated $11,000 and $11,000 for the three month period ended December 30, 1995 and December 28, 1996, respectively.

  Future minimum lease payments for all noncancelable operating leases for the Business at December 28, 1996 total $1,041,000, composed of $152,000, $205,000, $207,000, $210,000, 199,000, and $68,000 annually for the remainder of fiscal 1997 through 2002.

5. BENEFIT PLANS

  Tyson had and the Company has defined contribution retirement and incentive benefit programs for various groups of personnel. All employees of the Predecessor and the Company are eligible after meeting requirements concerning time employed. Incentive benefit programs are of a profit sharing nature, and are discretionary as to amount and timing. No incentive contributions were made by Tyson or the Company. Discretionary contributions totaled $218,000 and $145,000 for the three month period ended December 30, 1995 and December 28, 1996, respectively.

6. INCOME TAXES

  The Predecessor was included in the consolidated federal income tax return of Tyson and computed its federal tax provision as if it filed a separate return. The state tax provision was computed using an effective state tax rate as if the Predecessor filed separate state tax returns. The Company has not recorded any income tax benefit and deferred tax asset associated with the net loss for the period ended December 28, 1996 because in the opinion of management it is uncertain when the Company will be able to realize such deferred tax asset.

7. SIGNIFICANT CUSTOMERS

  Certain of the Predecessor's and the Company's products are sold to major foodservice distributors for distribution to foodservice outlets. As a result, the Business's top three customers accounted for approximately 44% of sales for the three month period ended December 30, 1995 and 36% for the three month period ended December 28, 1996. Sales to one of these customers are likely to be significantly lower in fiscal 1997 than in fiscal 1996 due to the customer's decision to increase its purchases with one of the Company's competitors.

8. TRANSACTIONS WITH AFFILIATES

  The Company has entered into a consulting agreement with an affiliate of majority shareholder CGW, under which CGW will receive a monthly fee of $30,000 for financial and management consulting services. In addition to the monthly fee to CGW, the Board of Directors may approve an additional fee not to exceed $500,000 annually, based upon overall Company operations. At the closing of the acquisition (see Note 10), CGW received a fee of $2.65 million, included as part of the Company's organizational costs, for its services in assisting the Company with the structuring and negotiating of this transaction.

  NationsBank of Texas, N.A., an affiliate of NationsBanc Investment Corp. ("NBIC") a minority shareholder and a limited partner of CGW, is a lender to the Company and in that capacity has received usual and customary fees for underwriting, structuring, syndicating and administering the Facilities under the Credit Agreement. NationsBanc Capital Markets, Inc., another affiliate of NBIC, was the initial purchaser of the Company's Senior Subordinated Notes, and in that capacity received usual and customary fees and commissions in connection with that transaction.

                        GORGES/QUIK-TO-FIX FOODS, INC.
                   NOTES TO FINANCIAL STATEMENTS-(CONTINUED)
                                  (UNAUDITED)

9. ACQUISITION

  On November 25, 1996 the Company acquired certain assets and liabilities of the beef processing division of Tyson, in exchange for a cash payment of $184.3 million (the "Acquisition"). The cash used to consummate the Acquisition was obtained through the issuance of $45 million in common stock, and the proceeds from the borrowings described in the notes above. The details of the assets and liabilities purchased are as follows (in thousands):

       Fixed and intangible assets  $154,000
       Inventory                      30,927
       Liabilities assumed              (578)
                                    --------
                                    $184,349
                                    ========

  The Company assumed no liabilities or obligations of Tyson or the Predecessor with the exception of those defined in the purchase agreement: future obligations of normal course of business executory contracts, agreements to purchase inventory or supply products, accrued vacation pay, and certain property tax obligations. Tyson has agreed to indemnify the Company from any and all liabilities and obligations relating to the Predecessor, other than the aforementioned liabilities assumed by the Company. The Company and Tyson have also entered into a non-competition agreement which expires two years from the date of closing, in which the parties have agreed, subject to certain exceptions and limitations, to not compete with each other in the production or sale of beef and pork items, in the case of Tyson, and poultry items, in the case of the Company. Pursuant to a Transition Service agreement between the parties, Tyson will also continue to provide the Company with administrative and computer support for a period of up to twelve months after the date of closing.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors Tyson Foods, Inc.

  We have audited the accompanying balance sheets of the Gorges/Quik-to-Fix Foods operations (the "Business") of Tyson Foods, Inc. as of September 28, 1996 and September 30, 1995, and the related statements of income and cash flows for each of the three years in the period ended September 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Business as of September 28, 1996 and September 30, 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 28, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Little Rock, Arkansas
November 1, 1996

                            GORGES/QUIK-TO-FIX FOODS

                                 BALANCE SHEETS

                                                    SEPTEMBER 30, SEPTEMBER 28,
                                                        1995          1996
                                                    ------------- -------------
                                                      (DOLLARS IN THOUSANDS)
ASSETS:
Current assets:
  Cash.............................................   $      9      $      9
  Inventories......................................     30,634        31,325
                                                      --------      --------
    Total current assets...........................     30,643        31,334
Property, plant and equipment:
  Land.............................................      1,088         1,088
  Buildings and leasehold improvements.............     34,905        35,768
  Machinery and equipment..........................     57,149        52,853
  Land improvements and other......................      1,160         1,155
  Buildings and equipment under construction.......      3,139            31
                                                      --------      --------
                                                        97,441        90,895
  Accumulated depreciation.........................     43,510        44,439
                                                      --------      --------
    Net property, plant and equipment..............     53,931        46,456
    Excess of investment over net assets acquired..     61,132        59,508
                                                      --------      --------
  Total assets.....................................   $145,706      $137,298
                                                      ========      ========
LIABILITIES AND INVESTMENT AND ADVANCES BY PARENT:
Noncurrent deferred income taxes...................   $  7,660      $  6,375
Investment and advances by Parent..................    138,046       130,923
                                                      --------      --------
  Total liabilities and investment and advances by
   Parent..........................................   $145,706      $137,298
                                                      ========      ========


                See accompanying notes to financial statements.

                            GORGES/QUIK-TO-FIX FOODS

                              STATEMENTS OF INCOME

                                                        YEAR ENDED
                                          --------------------------------------
                                          OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                             1994        1995          1996
                                          ---------- ------------- -------------
                                                  (DOLLARS IN THOUSANDS)
Sales....................................  $331,969    $304,474      $232,761
Cost of goods sold.......................   278,600     250,787       189,559
                                           --------    --------      --------
    Gross profit.........................    53,369      53,687        43,202
Operating expenses:
  Selling................................    27,513      25,128        22,452
  General and administrative.............     6,367       6,386         3,962
  Amortization...........................     1,528       1,624         1,624
  Plant relocation.......................       --        1,036           --
                                           --------    --------      --------
    Total operating expenses.............    35,408      34,174        28,038
                                           --------    --------      --------
Operating income.........................    17,961      19,513        15,164
Other expenses...........................         4         678           796
                                           --------    --------      --------
Earnings before taxes on income..........    17,957      18,835        14,368
Provision for income taxes...............     7,508       7,931         6,205
                                           --------    --------      --------
    Net income...........................  $ 10,449    $ 10,904      $  8,163
                                           ========    ========      ========


                See accompanying notes to financial statements.

                            GORGES/QUIK-TO-FIX FOODS

                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED
                                         --------------------------------------
                                         OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                            1994        1995          1996
                                         ---------- ------------- -------------
                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................   $ 10,449    $ 10,904      $  8,163
Adjustments to reconcile net income to
 cash provided by operating activities
  Depreciation.........................      9,090       8,740         7,292
  Amortization.........................      1,528       1,624         1,624
  Deferred income taxes................        778      (3,720)       (1,285)
  Loss on dispositions of property,
   plant and equipment.................          4         678           792
  (Increase) decrease in inventories...     (5,125)      2,881          (691)
                                          --------    --------      --------
    Cash provided by operating activi-
     ties..............................     16,724      21,107        15,895
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for acquisitions.........    (33,476)        --            --
Additions to property, plant and equip-
 ment..................................     (6,580)     (2,792)         (735)
Proceeds from sale of property, plant
 and equipment.........................        283       5,302           126
                                          --------    --------      --------
    Cash provided by (used for) invest-
     ing activities....................    (39,773)      2,510          (609)
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in investment and
 advances by Parent....................     23,075     (23,637)      (15,286)
                                          --------    --------      --------
    Cash provided by (used for) financ-
     ing activities....................     23,075     (23,637)      (15,286)
                                          --------    --------      --------
Increase (decrease) in cash............         26         (20)          --
Cash at beginning of period............          3          29             9
                                          --------    --------      --------
Cash at end of period..................   $     29    $      9      $      9
                                          ========    ========      ========


                See accompanying notes to financial statements.

                           GORGES/QUIK-TO-FIX FOODS

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  Gorges/Quik-to-Fix Foods (the "Business") represents the beef processing assets and operations of Tyson Foods, Inc. ("Parent"). The Business is a U.S. processor of beef and produces a wide variety of individually quick-frozen, fully-cooked, and ready-to-cook foodservice beef products and specialty items. Products are sold throughout the U.S. to foodservice operators and distributors and wholesale clubs.

  The Business has been operated and accounted for as a consolidated operating division of Parent. Parent's accounting system produces separate income statements for the Business while certain balance sheet accounts, including cash, receivables, prepaids, payables and accruals are maintained only on a consolidated basis at the corporate level, which are in effect reflected in Investment and Advances by Parent.

  The Business participates in Parent's overall corporate cash management program whereby operating funds for the Business are provided by Parent with the corresponding charge or credit reflected in the Investment and Advances by Parent account. As a result, the Business maintains only nominal cash accounts.

  The Business's products are sold through Parent's common marketing and distribution operations with the related receivables being recorded at the corporate level. A customer invoice frequently includes sales of products of more than one Parent division. Accounts receivable are not maintained at the Business level; accounting and collection efforts of receivables are performed by Parent personnel. The Business's receivables are credited to the Business through the Investment and Advances by Parent account. Additionally, the purchase of raw materials and services is performed at the Parent corporate level and related payables are maintained only on a consolidated group basis. The Business's share of such payables and other liabilities is included in the Investment and Advances by Parent account. A portion of Parent's accounting and administrative costs related to these functions is allocated to the Business as discussed in Note 2.

  Personnel involved in the operations of the Business are employed by Parent and obligations related to these employees are recorded at the corporate level with the Business's allocable portion of the related expense reflected in the Business's operating results. Vacation earned by the Business's salaried and hourly employees is determined on a calendar year basis. The amount of earned and unused vacation is accrued and reflected in the Investment and Advances by Parent account.

  Additionally, the allocable portion of the expenses associated with certain other assets and other liabilities recorded at the corporate level for which the Business receives benefit is reported in the Business's operations.

  The average outstanding balance in the Investment and Advances by Parent account was $134.6, $143.7, and $134.5, for fiscal 1994, fiscal 1995, and fiscal 1996, respectively.

  On October 17, 1996, Parent signed an agreement with an entity formed by CGW Southeast Partners III, L.P. to sell the assets of the Business. The sale is expected to close in November 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Business utilizes a 52 or 53 week accounting period which ends on the Saturday closest to September 30.

                           GORGES/QUIK-TO-FIX FOODS

 Inventories

  Inventories, valued at the lower of cost (first-in, first-out) or market (replacement or net realizable value), consist of the following:

                                                             YEAR ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 28,
                                                         1995          1996
                                                     ------------- -------------
                                                       (DOLLARS IN THOUSANDS)
   Finished products................................    $24,948       $27,569
   Work in process..................................      1,622           688
   Supplies.........................................      4,064         3,068
                                                        -------       -------
     Total..........................................    $30,634       $31,325
                                                        =======       =======

 Property, Plant and Equipment and Depreciation

  Property, plant and equipment is stated at cost. Depreciation is calculated primarily by the straight-line method over the estimated useful lives of the assets, which range from 3 to 33 years.

  Capital expenditures for equipment and capital improvements are generally capitalized while maintenance is expensed. Approximately $488,000 will be required to complete construction in progress at September 28, 1996.

 Excess of Investments Over New Assets Acquired

  Costs in excess of the fair value of net assets of businesses purchased are amortized on a straight line basis over 40 years. The carrying value of excess of investments over net assets acquired is reviewed at each balance sheet date to determine if facts and circumstances suggest that it may be impaired. If this review indicates that the excess of investments over net assets acquired may not be recoverable, an estimate of the discounted cash flows of the entity acquired is prepared and the Business's carrying value of excess of investments over net assets acquired will be reduced by the estimated shortfall of cash flows. At September 30, 1995 and September 28, 1996, the accumulated amortization of excess of investments over net assets acquired was $9.0 million and $10.6 million, respectively.

 Income Taxes

  The Business follows the liability method in accounting for deferred income taxes. The liability method provides that deferred tax liabilities are recorded at currently enacted tax rates based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

 Selling Expenses

  Selling expenses consist of direct selling expenses incurred by the Business, and include direct product line expenses such as shipping and storage, external handling, consignment freight, external freezer charges, product and package design, brokerage expense, and other direct selling expenses such as certain salaries, travel and research and development. Selling expenses also include an allocable share of other common Parent selling expenses as discussed below.

                           GORGES/QUIK-TO-FIX FOODS

 Allocation of Corporate Expenses

  Certain indirect administrative and selling expenses incurred at the corporate level which are not actually incurred for programs specific to the Business have been allocated to the Business based on net sales. Allocated administrative expenses include costs incurred for all corporate support functions. Allocated selling expenses consisted of costs incurred by Parent's corporate sales and marketing department. Because these charges were incurred by Parent, actual charges, if the Business were a separate entity, might have differed. Certain expenses incurred at the corporate level directly related to the Business such as production scheduling, research and development and the corporate aviation department are allocated based on usage. Management believes that the various methods used to allocate corporate expenses are reasonable.

  Selling, administrative and corporate expenses allocated to the Business and charged to operations for fiscal 1994, fiscal 1995 and fiscal 1996 were $17.1 million, $13.9 million and $7.7 million, respectively.

 Advertising and Promotion Expenses

  Advertising and promotion expenses are charged to operations in the period incurred. Advertising and promotion expenses for fiscal 1994, fiscal 1995 and fiscal 1996 were $11.2 million, $7.3 million and $5.7 million, respectively.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

3. PLANT RELOCATION AND DISPOSITION OF ASSETS

  In May 1995, Parent sold the LeMars, Iowa beef processing facility for total proceeds of $5.3 million, resulting in a loss of $582,000, which is included in the Business's other expenses for the year ended September 30, 1995. Additionally, the Business incurred $1.0 million in costs to close this plant and relocate the production lines to its other facilities. Plant relocation costs represent charges that can be specifically attributed to this production line move. Plant closing costs consist primarily of employee compensation and expenses related to shutting the plant down and disassembling the machinery and equipment.

  As a result of the LeMars plant closing discussed above and the movement of production lines between other facilities, the Business incurred certain expenses during the year ended September 28, 1996, associated with Reconfiguration of production between its facilities in an effort to gain production efficiencies. It is estimated that approximately $4.3 million in expenses related to this Reconfiguration were incurred during the year ended September 28, 1996, which may not reoccur. These expenses included costs to train employees, production inefficiencies incurred during start-up of the transferred production lines, and transportation costs. Additionally, as part of the Reconfiguration of product lines between facilities, certain equipment was written off or sold at a loss which has been included in other expenses for the year ended September 28, 1996.

4. INVESTMENT AND ADVANCES BY PARENT

  Investment and advances by Parent represents Parent's ownership interest in the recorded net assets of the Business. As discussed in Note 1, all cash and intercompany transactions flow through this account. The Business is not charged interest on advances from Parent.

                           GORGES/QUIK-TO-FIX FOODS

5. BENEFIT PLANS

  Parent has a defined contribution retirement and incentive benefit program for various groups of personnel which in effect cover all employees of the Business. Incentive benefit programs are of a profit sharing nature. No incentive contributions were made by the Parent. Discretionary Parent contributions for the Business totaled $649,000, $785,000 and $873,000 for fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

6. COMMITMENTS

  Parent leases certain properties and equipment for the Business for which the total rentals thereon approximated $10,000, $17,000 and $44,000 for fiscal 1994, fiscal 1995 and fiscal 1996, respectively.

  Future minimum lease payments for all noncancelable operating leases for the Business at September 28, 1996 total $61,000, composed of $31,000 for fiscal 1997 and $10,000 annually for fiscal 1998 through 2000.

7. INCOME TAXES

  The Business is included in the consolidated federal income tax return of Parent and computes its federal tax provision as if it filed a separate return. The state tax provision is computed using an effective state tax rate as if the Business filed separate state tax returns.

  Detail of the provision for income taxes consists of:

                                                        YEAR ENDED
                                          --------------------------------------
                                          OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                             1994        1995          1996
                                          ---------- ------------- -------------
                                                  (DOLLARS IN THOUSANDS)
   Federal...............................   $6,449      $ 6,746       $ 5,270
   State.................................    1,059        1,185           935
                                            ------      -------       -------
                                            $7,508      $ 7,931       $ 6,205
                                            ======      =======       =======
   Current...............................   $6,730      $11,651       $ 7,490
   Deferred..............................      778       (3,720)       (1,285)
                                            ------      -------       -------
                                            $7,508      $ 7,931       $ 6,205
                                            ======      =======       =======

  The reasons for the difference between the effective income tax rate and the statutory U.S. federal income tax rate are as follows:

                                                      YEAR ENDED
                                        --------------------------------------
                                        OCTOBER 1, SEPTEMBER 30, SEPTEMBER 28,
                                           1994        1995          1996
                                        ---------- ------------- -------------
   U.S. federal income tax rate........    35.0%       35.0%         35.0%
   State income taxes..................     3.8         4.1           4.2
   Amortization of excess of
    investments over net assets
    acquired...........................     3.1         3.0           4.0
                                           ----        ----          ----
                                           41.9%       42.1%         43.2%
                                           ====        ====          ====

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant component of the Business's deferred tax liabilities as of September 30, 1995 and September 28, 1996, $7.7 million and $6.4 million, respectively, consisted primarily of the basis difference in property, plant and equipment.

                           GORGES/QUIK-TO-FIX FOODS

8. SIGNIFICANT CUSTOMERS

  Certain of the Business's products are sold to major foodservice distributors for distribution to foodservice chains. As a result, the Business's top three customers accounted for approximately 15%, 14%, and 13% of sales for fiscal 1994 and 1995 and 18%, 13%, and 13% of sales for fiscal 1996. Sales to one of these customers are likely to be significantly lower in fiscal 1997 than in fiscal 1996 due to the customer's decision to increase its purchases with one of the Business's competitors.

                        GORGES/QUIK-TO-FIX FOODS, INC.

  All tendered Senior Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                              The Exchange Agent
                           for the Exchange Offer is

                       IBJ SCHRODER BANK & TRUST COMPANY

                                 By Facsimile:
                                (212) 858-2611

                             Confirm By Telephone
                                (212) 858-2103
                Attention: Reorganization Operations Department

                          By Hand Overnight Delivery:
                       IBJ Schroder Bank & Trust Company
                               One State Street
                           New York, New York 10004
         Attention: Securities Processing Window Subcellar One, (SC-1)

                       By Registered or Certified Mail:
                       IBJ Schroder Bank & Trust Company
                                 P. O. Box 84
                             Bowling Green Station
                         New York, New York 10274-0084
                Attention: Reorganization Operations Department

  UNTIL      , 1997 (90 DAYS
AFTER THE DATE OF THIS
PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN
THE REGISTERED SECURITIES,
WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A
PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION
OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS
UNDERWRITERS OR AS REQUIRED
BY THE TERMS OF THE EXCHANGE
OFFER.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  All amounts are estimates except the SEC registration fee.*

   SEC Registration Fee..............................................  $ 30,303
   Accounting fees and expenses......................................     **
   Legal fees and expenses...........................................   300,000
   Printing and engraving expenses...................................   200,000
   Blue Sky fees and expenses........................................   110,000
   Trustee, Exchange Agent, Transfer Agent and Registrar fees and ex-
    penses...........................................................     **
   Miscellaneous.....................................................     **
                                                                       --------
       Total.........................................................   $ **
                                                                       ========

--------
 * Includes amounts incurred in connection with the original issuance of the Notes.
**To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article VII of the Company's Restated Certificate of Incorporation provide that no person shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, except liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment, repeal or modification of Article VII of the Company's Restated Certificate of Incorporation shall adversely affect any right or protection of a director of the Company existing thereunder with respect to any act or omission occurring prior to such amendment, repeal or modification. For purposes of Article VII of the Company's Restated Certificate of Incorporation, "fiduciary duty as a director" also includes any fiduciary duty arising out of serving at the Company's request as a director of another corporation, partnership, limited liability company, joint venture or other enterprise, and "personal liability to the Company or its stockholders" also shall include any liability to such other corporation, partnership, limited liability company, joint venture, trust or other enterprise, and any liability to the Company in its capacity as a security holder, joint venturer, partner, member, beneficiary, creditor or investor of or in any such other corporation, partnership, limited liability company, joint venture, trust or other enterprise.

  Section 6.1 of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

    (a) that he or she, or a person of whom he or she is the legal representative, is or was a director or Board-elected officer of the Company, or

    (b) that he or she, being at the time a director or Board-elected officer of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Company, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Company or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (or any successor provision or provisions) as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including without limitation attorneys' fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith. The persons indemnified by Article VI of the Company's Restated Certificate of Incorporation are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Company, or director, trustee, officer, employee or agent of such other enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Company's Bylaws or by the Company's Board of Directors, the Company shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee (but this prohibition shall not apply to a counterclaim, cross-claim or third-party claim brought by the indemnitee in any proceeding) unless such proceeding (or portion thereof) was authorized by the Company's Board of Directors. The right to indemnification conferred in Article VI of the Company's Restated Certificate of Incorporation: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of the Company's Restated Certificate of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Company's Bylaws, include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

  Section 6.2 of the Company's Restated Certificate of Incorporation provides that the rights to indemnification and to the advancement of expenses conferred in Article VI of the Company's Restated Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under the Company's Restated Certificate of Incorporation, any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 6.2 of the Company's Bylaws further provides that if and to the extent the Delaware General Corporation Law requires, an advancement by the Company of expenses incurred by an indemnitee pursuant to clause (iii) of the last sentence of Section 6.1 of the Company's Restated Certificate of Incorporation (hereinafter an "advancement of expenses") shall be made only upon delivery to the Company of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under Article VI of the Company's Restated Certificate of Incorporation or otherwise.

  Section 6.3 of the Company's Bylaws provides that if a claim for indemnification under Section 6.1 of the Company's Restated Certificate of Incorporation is not paid in full by the Company within 60 days after it has been received in writing by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses only upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law (or any successor provision or provisions). Neither the failure of the Company (including the Company's Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in Section 145 of the Delaware General Corporation Law (or any successor provision or provisions), nor an actual determination by the Company (including the Company's Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to have or retain such advancement of expenses, under Article VI of the Company's Restated Certificate of Incorporation or Section VI of the Company's Bylaws or otherwise, shall be on the Company.

  Section 6.5 of the Company's Bylaws the Company may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Company or another enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  Section 6.6 of the Company's Bylaws further states that in the event that any of the provisions of Section VI of the Company's Bylaws (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On October 17, 1996, the Company issued and sold to CGW Southeast Partners III, L.P. one hundred (100) shares of its Common Stock, $.01 par value per share, for aggregate cash consideration of $100.00. On November 18, 1996, the Company issued and sold to CGW Southeast Partners III, L.P. nine hundred (900) shares of its Common Stock, $.01 par value per share, for aggregate cash consideration of $900.00. These sales were exempt from registration under
Section 4(2) of the Securities Act.

  On November 20, 1996, the Company issued and sold to the Initial Purchaser $100.0 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2006. These sales were exempt from registration under Section 4(2) of the Securities Act. The Initial Purchaser offered those securities for resale in transactions not requiring registration under the Securities Act to persons they reasonably believed to be "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act or institutional "Accredited Investors" as defined in subparagraph (a)(1), (2), (3) or (7) of Commission Rule 501 under the Securities Act. The aggregate price to investors for those securities was $100.0 million and the Initial Purchaser received $3.0 million in discounts and commissions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as a part of this Registration
Statement:

   *1    -- Purchase Agreement of $100,000,000 11 1/2% Senior Subordinated
            Notes due 2006, dated November 20, 1996, between Gorges/Quik-To-Fix
            Foods, Inc. and NationsBanc Capital Markets, Inc.
   *2    -- Asset Purchase Agreement, dated October 17, 1996, by and among
            Gorges/Quik-To-Fix Foods, Inc. and Tyson Foods, Inc., Tyson Holding
            Company and Gorges Foodservice, Inc.
   *3.1  -- Restated Certificate of Incorporation of Gorges/Quik-To-Fix Foods,
            Inc.
   *3.2  -- Bylaws of Gorges/Quik-To-Fix Foods, Inc.

    *4     -- Indenture, dated November 25, 1996, between Gorges/Quik-To-Fix
              Foods, Inc. and IBJ Schroder Bank & Trust Company, as Trustee,
              relating to the 11 1/2% Senior Subordinated Notes due 2006.
   **5     -- Opinion of Alston & Bird LLP re legality
   *10.1   -- Agreement For Investment Banking Services, dated November 25,
              1996, between Gorges/Quik-To-Fix Foods, Inc. and CGW Southeast
              Management III, L.L.C.
   *10.2   -- Transition Services Agreement, dated November 25, 1996, between
              Tyson Foods, Inc. and Gorges/Quik-To-Fix Foods, Inc.
   *10.3   -- Collection Agreement, dated November 25, 1996, between Tyson
              Foods, Inc. and Gorges/Quik-To-Fix Foods, Inc.
   *10.4   -- Trademark License Agreement, dated November 25, 1996, between
              Tyson Holding Company and Gorges/Quik-To-Fix Foods, Inc.
   *10.5   -- Assumption Agreement, dated November 25, 1996, among Gorges/Quik-
              To-Fix Foods, Inc., Tyson Foods, Inc., Gorges Foodservice, Inc.
              and Tyson Holding Corporation.
   *10.6   -- Credit Agreement, dated November 25, 1996, among Gorges/Quik-To-
              Fix Foods, Inc., as Borrower, and Gorges Holding Corporation, as
              Guarantor, the lenders identified therein and NationsBank of
              Texas, N.A., as Agent.
   *10.7   -- Registration Rights Agreement, dated November 25, 1996, between
              Gorges/Quik-To-Fix Foods, Inc. and NationsBanc Capital Markets,
              Inc.
 ***10.8   -- Co-Pack Pricing Agreement, dated November 25, 1996, between Tyson
              Foods, Inc. and Gorges/Quik-To-Fix Foods, Inc.
   *10.9   -- Agreement of Lease dated December 15, 1995 by and between Stover
              Steel Structures, Inc. and Tyson Foods, Inc. as assigned to
              Gorges/Quik-To-Fix Foods, Inc. pursuant to that certain Bill of
              Sale dated as of November 25, 1996 by and among Tyson Foods,
              Inc., Gorges Foodservice, Inc., Tyson Holding Company and
              Gorges/Quik-To-Fix Foods, Inc.
   *10.10  -- Lease Agreement dated May 1992 by and between Cope Properties and
              Tyson Foods, Inc., as amended by letter agreement dated August
              25, 1992, from Terry W. Cozby and as amended by letter agreement dated May 23, 1995 from Terry W. Cozby as assigned to
              Gorges/Quik-To-Fix Foods, Inc. pursuant to that certain Bill of
              Sale dated as of November 25, 1996 by and among Tyson Foods,
              Inc., Gorges Foodservice, Inc., Tyson Holding Company and
              Gorges/Quik-To-Fix Foods, Inc.
 ***10.11  -- Supply Agreement dated November 9, 1990 by and between Harker's
              Distribution, Inc. and Tyson Foods, Inc., as amended by
              Modification to Supply Agreement dated September 14, 1993 and
              Second Modification to Supply Agreement dated May 1, 1995 as assigned to Gorges/Quik-To-Fix Foods, Inc. pursuant to that certain Assignment Assumption and Consent Agreement dated as of
              November 25, 1996 by and among Tyson Foods, Inc., Harker's
              Distribution, Inc. and Gorges/Quik-To-Fix Foods, Inc.
 ***10.12  -- Letter Agreement dated September 12, 1996 by and between Sonic
              Corporation and Tyson Foods, Inc. as assigned to Gorges/Quik-To-
              Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of
              November 25, 1996 by and among Tyson Foods, Inc., Gorges
              Foodservice, Inc., Tyson Holding Company and Gorges/Quik-To-Fix
              Foods, Inc.
 ***10.13  -- Beef Pattie Contract dated November 1, 1995, by and between Sam's
              Clubs and Tyson Foods, Inc. as assigned to Gorges/Quik-To-Fix
              Foods, Inc. pursuant to that certain Bill of Sale dated as of
              November 25, 1996 by and among Tyson Foods, Inc., Gorges
              Foodservice, Inc., Tyson Holding Company and Gorges/Quik-To-Fix
              Foods, Inc.
   *10.14  -- Gas Sales Agreement dated December 1, 1995 by and between Tyson
              Foods, Inc. and US Gas Services LLC as assigned to Gorges/Quik-
              To-Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
              Foodservice, Inc., Tyson Holding Company and Gorges/Quik-To-Fix
              Foods, Inc.

 *10.15  -- Contract for Industrial Gas Service dated February 14, 1996 by and between Lone Star Gas Company and Tyson Foods, Inc., as amended by
            (i) Amendment of Contract for Industrial Gas Service dated February
            14, 1996, (ii) Addendum to Amendment of Contract for Industrial Gas
            Service (a/k/a Interruptible Gas Service Agreement) dated February
            14, 1996, and (iii) letter of March 21, 1996 as assigned to
            Gorges/Quik-To-Fix Foods, Inc. pursuant to that certain Bill of
            Sale dated as of November 25, 1996 by and among Tyson Foods, Inc.,
            Gorges Foodservice, Inc., Tyson Holding Company and Gorges/Quik-To-
            Fix Foods, Inc.
 *10.16  -- Gas Sales Agreement dated June 1, 1995 by and between Tyson Foods,
            Inc. and Mercado Gas Services, Inc. as assigned to Gorges/Quik-To-
            Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of
            November 25, 1996 by and among Tyson Foods, Inc., Gorges
            Foodservice, Inc., Tyson Holding Company and Gorges/Quik-To-Fix
            Foods, Inc.
 *10.17  -- Waste Water Treatment Agreement dated October 25, 1995 by and between the City of Orange City, Iowa and Tyson Foods, Inc. as
            assigned to Gorges/Quik-To-Fix Foods, Inc. pursuant to that certain
            Bill of Sale dated as of November 25, 1996 by and among Tyson
            Foods, Inc., Gorges Foodservice, Inc., Tyson Holding Company and
            Gorges/Quik-To-Fix Foods, Inc.
 *10.18  -- Securities Purchase and Stockholders Agreement dated November 25,
            1996 by and among CGW Southeast Partners III, L.P., NationsBanc
            Investment Corporation, Mellon Bank, N.A., as Trustee for First
            Plaza Group Trust, J. David Culwell, Richard E. Mitchell, Randall
            H. Collins, Robert M. Powers, Hernando Aviles, Stuart Alan Ensor,
            and Gorges Holding Corporation.
 *10.19  -- Consulting Agreement, dated November 25, 1996, between Gorges/Quik-
            To-Fix Foods, Inc. and CGW Southeast Partners III, L.L.C.
 *10.20  -- Bill of Sale dated as of November 25, 1996 between Tyson Foods,
            Inc. and Gorges/Quik-To-Fix Foods, Inc.
 *10.21  -- Bill of Sale dated as of November 25, 1996 between Gorges
            Foodservice, Inc. and Gorges/Quik-To-Fix Foods, Inc.
 *10.22  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and J. David Culwell.
 *10.23  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Hernando Aviles.
 *10.24  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Stuart A. Ensor.
 *10.25  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Robert M. Powers.
 *10.26  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Randall H. Collins.
 *10.27  -- Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Richard E. Mitchell
 10.28   -- Trademark License Agreement, dated November 25, 1996, between
            Gorges/Quik-To-Fix Foods, Inc. and Tyson Foods, Inc.
  23.1   -- Consent of Ernst & Young LLP
 *23.2   -- Consent of Alston & Bird (included in opinion filed as Exhibit 5)
 *24     -- Power of Attorney
 *25     -- Statement of eligibility of trustee
 *27     -- Financial Data Schedule
 *99.1   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and J. David Culwell.
 *99.2   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Richard E. Mitchell.

 *99.3   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Randall H. Collins.
 *99.4   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Robert M. Powers.
 *99.5   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Hernando Aviles.
 *99.6   -- Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Stuart Alan Ensor.
 *99.7   -- Gorges Holding Corporation 1996 Stock Incentive Plan
 *99.8   -- Form of Letter of Transmittal
 *99.9   -- Form of Notice of Guaranteed Delivery
 *99.10  -- Form of Letter to Clients
 *99.11  -- Form of Letter to Nominees

--------

  * Previously filed.

 ** To be filed by amendment.

*** Certain portions of this Exhibit have been deleted and confidentially filed with the Commission pursuant to a confidential treatment request under Rule 406 under the Securities Act.

  (b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or not required or the information required is included in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by

  Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and further information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes:

      1. that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      2. that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GARLAND, STATE OF TEXAS, ON MARCH 11, 1997.

                                          Gorges/Quick-To-Fix Foods, Inc.

                                          By:     /s/ J. David Culwell
                                             ----------------------------------
                                                     J. DAVID CULWELL
                                                CHIEF EXECUTIVE OFFICER AND
                                                         DIRECTOR


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 11, 1997.

              SIGNATURE                                   TITLE

                                          Chief Executive Officer and Director
      /s/ J. David Culwell                 (Principal Executive Officer)
-------------------------------------
          J. DAVID CULWELL

                                          President and Director
               *
-------------------------------------
         RICHARD E. MITCHELL

                                          Chief Financial Officer (Principal
               *                           Financial and Accounting Officer)
-------------------------------------
           A. SCOTT LETIER

                                          Director
               *
-------------------------------------
          RICHARD L. CRAVEY

                                          Director
               *
-------------------------------------
          WILLIAM A. DAVIES

                                          Director
               *
-------------------------------------

         JAMES A. O'DONNELL

*By:     /s/ J. David Culwell
  ----------------------------------

        J. DAVID CULWELL

        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

1      --    Purchase Agreement of $100,000,000 11-1/2% Senior Subordinated
             Notes due 2006, dated November 20, 1996, between Gorges/Quik-To-Fix
             Foods, Inc. and NationsBanc Capital Markets, Inc.

2      --    Asset Purchase Agreement, dated October 17, 1996, by and among
             Gorges/Quik-To-Fix Foods, Inc. and Tyson Foods, Inc., Tyson Holding
             Company and Gorges Foodservice, Inc.

3.1    --    Restated Certificate of Incorporation of Gorges/Quik-To-Fix Foods,
             Inc.

3.2    --    Gorges/Quik-To-Fix Foods, Inc. Bylaws.

4      --    Indenture, dated November 25, 1996, between Gorges/Quik-To-Fix
             Foods, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, relating to the 11-1/2% Senior Subordinated Notes due 2006.

5      --    Opinion of Alston & Bird Re Legality*

10.1   --    Agreement For Investment Banking Services, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and CGW Southeast Management
             III, L.L.C.

10.2   --    Transition Services Agreement, dated November 25, 1996, between
             Tyson Foods, Inc. and Gorges/Quik-To-Fix Foods, Inc.

10.3   --    Collection Agreement, dated November 25, 1996, between Tyson Foods,
             Inc. and Gorges/Quik-To-Fix Foods, Inc.

10.4   --    Trademark License Agreement, dated November 25, 1996, between Tyson
             Holding Company and Gorges/Quik-To-Fix Foods, Inc.

10.5   --    Assumption Agreement, dated November 25, 1996, among
             Gorges/Quik-To-Fix Foods, Inc., Tyson Foods, Inc., Gorges
             Foodservice, Inc. and Tyson Holding Corporation.

10.6   --    Credit Agreement, dated November 25, 1996, among Gorges/Quik-To-Fix
             Foods, Inc., as Borrower, and Gorges Holding Corporation, as
             Guarantor, the lenders identified therein and NationsBank of Texas, N.A., as Agent.

10.7   --    Registration Rights Agreement, dated November 25, 1996, between
             Gorges/Quik-To-Fix Foods, Inc. and NationsBanc Capital Markets,
             Inc.

10.8   --    Co-Pack Pricing Agreement, dated November 25, 1996, between Tyson
             Foods, Inc. and Gorges/Quik-To-Fix Foods, Inc.**

10.9   --    Agreement of Lease dated December 15, 1995 by and between Stover
             Steel Structures, Inc. and Tyson Foods, Inc. as assigned to
             Gorges/Quik-to-Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc.,
             Gorges Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-
             Fix Foods, Inc.

10.10  --    Lease Agreement dated May 1992 by and between Cope Properties and
             Tyson Foods, Inc., as amended by letter agreement dated August 25, 1992, from Terry W. Cozby and as amended by letter agreement dated
             May 23, 1995 from Terry W. Cozby as assigned to Gorges/Quik-to-Fix
             Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
             Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-Fix
             Foods, Inc.

10.11  --    Supply Agreement dated November 9, 1990 by and between Harker's
             Distribution, Inc. and Tyson Foods, Inc., as amended by
             Modification to Supply Agreement dated September 14, 1993 and
             Second Modification to Supply Agreement dated May 1, 1995 as assigned to Gorges/Quik-to-Fix Foods, Inc. pursuant to that certain
             Assignment Assumption and Consent Agreement dated as of November
             25, 1996 by and among Tyson Foods, Inc., Harker's Distribution,
             Inc. and Gorges/Quik-to-Fix Foods, Inc.**

10.12  --    Letter Agreement dated September 12, 1996 by and between Sonic
             Corporation and Tyson Foods, Inc. as assigned to Gorges/Quik-to-Fix
             Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
             Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-Fix
             Foods, Inc.**

10.13  --    Beef Pattie Contract dated November 1, 1995, by and between Sam's
             Clubs and Tyson Foods, Inc. as assigned to Gorges/Quik-to-Fix
             Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
             Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-Fix
             Foods, Inc.**

10.14  --    Gas Sales Agreement dated December 1, 1995 by and between Tyson
             Foods, Inc. and US Gas Services LLC as assigned to Gorges/Quik-to-
             Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
             Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-Fix
             Foods, Inc.

10.15  --    Contract for Industrial Gas Service dated February 14, 1996 by and between Lone Star Gas Company and Tyson Foods, Inc., as amended by
             (i) Amendment of Contract for Industrial Gas Service dated February
             14, 1996, (ii) Addendum to Amendment of Contract for Industrial Gas
             Service (a/k/a Interruptible Gas Service Agreement) dated February
             14, 1996, and (iii) letter of March 21, 1996 as assigned to Gorges/Quik-to-Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc.,
             Gorges Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-
             Fix Foods, Inc.

10.16  --    Gas Sales Agreement dated June 1, 1995 by and between Tyson Foods,
             Inc. and Mercado Gas Services, Inc. as assigned to Gorges/Quik-to-
             Fix Foods, Inc. pursuant to that certain Bill of Sale dated as of November 25, 1996 by and among Tyson Foods, Inc., Gorges
             Foodservice, Inc., Tyson Holding Company and Gorges/Quik-to-Fix
             Foods, Inc.

10.17  --    Waste Water Treatment Agreement dated October 25, 1995 by and between the City of Orange City, Iowa and Tyson Foods, Inc. as assigned to Gorges/Quik-to-Fix Foods, Inc. pursuant to that certain
             Bill of Sale dated as of November 25, 1996 by and among Tyson
             Foods, Inc., Gorges Foodservice, Inc., Tyson Holding Company and
             Gorges/Quik-to-Fix Foods, Inc.

10.18  --    Securities Purchase and Stockholders Agreement dated November 25,
             1996 by and among CGW Southeast Partners III, L.P., NationsBanc
             Investment Corporation, Mellon Bank, N.A., as Trustee for First
             Plaza Group Trust, J. David Culwell, Richard E. Mitchell, Randall
             H. Collins, Robert M. Powers, Hernando Aviles, Stuart Alan Ensor, and Gorges Holding Corporation.

10.19  --    Consulting Agreement, dated November 25, 1996, between Gorges/Quik-
             to-Fix Foods, Inc. and CGW Southeast Partners III, L.L.C.

10.20  --    Bill of Sale dated as of November 25, 1996 between Tyson Foods,
             Inc. and Gorges/Quik-to-Fix Foods, Inc.

10.21  --    Bill of Sale dated as of November 25, 1996 between Gorges
             Foodservice, Inc. and Gorges/Quik-to-Fix Foods, Inc.

10.22  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and J. David Culwell.

10.23  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Hernando Aviles.

10.24  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Stuart A. Ensor.

10.25  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Robert M. Powers.

10.26  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Randall H. Collins.

10.27  --    Employment and Confidentiality Agreement, dated November 25, 1996, between Gorges/Quik-To-Fix Foods, Inc. and Richard E. Mitchell

10.28  --    Trademark License Agreement, dated November 25, 1996, between
             Gorges/Quik-To-Fix Foods, Inc. and Tyson Foods, Inc.

23.1   --    Consents of Ernst & Young LLP

23.2   --    Consent of Alston & Bird (included in opinion filed as Exhibit 5)

24     --    Power of Attorney (included in Part II of the Registration
             Statement)

25     --    Statement of Eligibility of Trustee

27     --    Financial Data Schedule

99.1   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and J. David Culwell.

99.2   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Richard E. Mitchell.

99.3   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Randall H. Collins.

99.4   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Robert M. Powers.

99.5   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Hernando Aviles.

99.6   --    Non-Qualified Stock Option Agreement, dated November 25, 1996, between Gorges Holding Corporation and Stuart Alan Ensor.

99.7   --    Gorges Holding Corporation 1996 Stock Incentive Plan


99.8   --    Form of Letter of Transmittal

99.9   --    Form of Notice of Guaranteed Delivery

99.10  --    Form of Letter to Clients

99.11  --    Form of Letter to Nominees

---------------
 * To be filed by amendment.
** Certain portions of this Exhibit have been deleted and confidentially filed with the Commission pursuant to a confidential treatment request under Rule 406 under the Securities Act.

                                       -3-